
                                                                     EXHIBIT 2.1

                           PRODUCT PURCHASE AGREEMENT

                                      AMONG

                                   UCB, INC.,

                            UCB MANUFACTURING, INC.,

                     ADAMS RESPIRATORY OPERATIONS SUB, INC.

                                       AND

                      ADAMS RESPIRATORY THERAPEUTICS, INC.

                                   ----------

                            Dated as of May 24, 2006

                                   ----------

EXECUTION COPY

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                                TABLE OF CONTENTS

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SECTION 1.  DEFINITIONS .................................................     1
SECTION 2.  THE SALE ....................................................     6
   2.1      SALE AND PURCHASE ...........................................     6
   2.2      CLOSING .....................................................     9
   2.3      INVENTORY PAYMENT ...........................................    10
   2.4      POST-CLOSING ................................................    10
SECTION 3.  REPRESENTATIONS AND WARRANTIES OF THE SELLERS ...............    11
   3.1      ORGANIZATION ................................................    11
   3.2      POWER AND AUTHORIZATION .....................................    11
   3.3      AUTHORIZATION OF GOVERNMENTAL AUTHORITIES ...................    11
   3.4      NONCONTRAVENTION ............................................    11
   3.5      ENCUMBRANCES ................................................    12
   3.6      FINANCIAL DATA ..............................................    12
   3.7      ABSENCE OF CERTAIN DEVELOPMENTS .............................    12
   3.8      ASSETS ......................................................    12
   3.9      INTELLECTUAL PROPERTY .......................................    13
   3.10     GOVERNMENT AUTHORIZATIONS AND REGISTRATIONS .................    14
   3.11     LEGAL COMPLIANCE ............................................    14
   3.12     CONTRACTS ...................................................    15
   3.13     LITIGATION ..................................................    15
   3.14     INSURANCE ...................................................    15
   3.15     NO BROKERS ..................................................    15
   3.16     MANUFACTURE OF DELSYM PRODUCT ...............................    15
   3.17     LIMITATIONS .................................................    16
SECTION 4.  REPRESENTATIONS AND WARRANTIES OF THE BUYER .................    16
   4.1      ORGANIZATION ................................................    16
   4.2      POWER AND AUTHORIZATION .....................................    16
   4.3      AUTHORIZATION OF GOVERNMENTAL AUTHORITIES ...................    16
   4.4      NO BROKERS ..................................................    16
   4.5      NONCONTRAVENTION ............................................    17
   4.6      LICENSES AND PERMITS ........................................    17
   4.7      FINANCING ...................................................    17
SECTION 5.  COVENANTS AND AGREEMENTS ....................................    17
   5.1      CONDUCT OF BUSINESS .........................................    17
   5.2      CORPORATE EXAMINATIONS AND INVESTIGATIONS ...................    18
   5.3      EXPENSES ....................................................    19
   5.4      PAYMENT OF LIABILITIES ......................................    19
   5.5      FURTHER ASSURANCES ..........................................    19
   5.6      PUBLIC ANNOUNCEMENTS ........................................    19
   5.7      CUSTOMER NOTIFICATIONS ......................................    19
   5.8      NDC NUMBERS .................................................    20
   5.9      ALTERNATIVE TRANSACTIONS ....................................    20
   5.10     NOTIFICATION OF CERTAIN MATTERS .............................    20
   5.11     NON-SOLICITATION AND NO-HIRE ................................    20
   5.12     ACCESS AFTER CLOSING ........................................    21
   5.13     SUPPLEMENTS TO SCHEDULES ....................................    21
   5.14     USE OF THE MARK DELSYM ......................................    21
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   5.15     PARALLEL IMPORTATION ........................................    21
SECTION 6.  CONDITIONS PRECEDENT TO THE  OBLIGATIONS OF EACH PARTY TO
            CONSUMMATE THE SALE .........................................    22
   6.1      ABSENCE OF ORDER ............................................    22
   6.2      GOVERNMENTAL AUTHORIZATIONS .................................    22
   6.3      CONSENTS ....................................................    22
SECTION 7.  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE BUYER TO
            CONSUMMATE THE SALE .........................................    22
   7.1      REPRESENTATIONS, WARRANTIES AND COVENANTS ...................    22
   7.2      SECRETARY'S CERTIFICATE .....................................    22
   7.3      ANCILLARY DOCUMENTS .........................................    22
SECTION 8.  CONDITIONS PRECEDENT TO THE OBLIGATION OF SELLERS TO
            CONSUMMATE THE SALE .........................................    23
   8.1      REPRESENTATIONS, WARRANTIES AND COVENANTS ...................    23
   8.2      SECRETARY'S CERTIFICATE .....................................    23
   8.3      ANCILLARY DOCUMENTS .........................................    23
SECTION 9.  INDEMNIFICATION .............................................    23
   9.1      INDEMNIFICATION BY THE SELLERS ..............................    23
   9.2      INDEMNIFICATION BY THE BUYER ................................    24
   9.3      LIMITS ......................................................    24
   9.4      TIME FOR CLAIMS .............................................    24
   9.5      THIRD PARTY CLAIMS ..........................................    24
   9.6      DIRECT CLAIMS ...............................................    26
   9.7      KNOWLEDGE AND INVESTIGATION .................................    26
   9.8      EXCLUSIVE REMEDY ............................................    26
   9.9      LIMITS ON INDEMNIFICATION ...................................    27
   9.10     CONSEQUENTIAL DAMAGES .......................................    28
SECTION 10. TERMINATION .................................................    28
   10.1     TERMINATION .................................................    28
   10.2     EFFECT OF TERMINATION .......................................    28
SECTION 11. CONFIDENTIALITY .............................................    28
   11.1     GENERAL .....................................................    28
   11.2     EXCEPTIONS ..................................................    29
   11.3     PERMITTED DISCLOSURES .......................................    29
   11.4     CONFIDENTIAL TERMS ..........................................    29
   11.5     EQUITABLE REMEDIES ..........................................    29
SECTION 12. TRANSITION SERVICES .........................................    30
SECTION 13. MISCELLANEOUS ...............................................    30
   13.1     NOTICES .....................................................    30
   13.2     AMENDMENT; WAIVER ...........................................    31
   13.3     ENTIRE AGREEMENT ............................................    31
   13.4     GOVERNING LAW ...............................................    31
   13.5     BINDING EFFECT; NO ASSIGNMENT; NO THIRD-PARTY
            BENEFICIARIES ...............................................    31
   13.6     SECTION HEADINGS, CONSTRUCTION ..............................    31
   13.7     COUNTERPARTS ................................................    31
   13.8     SEVERABILITY ................................................    32
   13.9     SUBMISSION TO JURISDICTION; WAIVER ..........................    32
   13.10    RULES OF CONSTRUCTION .......................................    32
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   13.11    WAIVER OF JURY TRIAL ........................................    32
   13.12    EXPENSES ....................................................    32
   13.13    INDEPENDENT CONTRACTOR ......................................    32
   13.14    NO IMPLIED WAIVERS; RIGHTS CUMULATIVE .......................    33
   13.15    GUARANTY ....................................................    33

                                    EXHIBITS

Exhibit A               Form of License Agreement

Exhibit B               Form of Finished Product Supply Agreement

Exhibit C               Form of Resin Supply Agreement

Exhibit D               Form of Technology Transfer Agreement

Exhibit E               Form of Development Agreement

                                    SCHEDULES

Schedule 1.9            Books and Records

Schedule 2.1(a)(v)      Purchased Intellectual Property Rights

Schedule 2.1(a)(viii)   Finished Goods Inventory

Schedule 2.3            Finished Goods Inventory Valuation

Schedule 3.3            Authorization of Governmental Authorities

Schedule 3.4            Noncontravention

Schedule 3.5            Encumbrances

Schedule 3.7            Absence of Certain Developments

Schedule 3.8            Assets

Schedule 3.9(b)         Intellectual Property Registrations

Schedule 3.9(c)         Intellectual Property Indemnification

Schedule 3.11(a)        Material Violations of Applicable Law

Schedule 3.11(b)        Regulatory Compliance

Schedule 3.12           Contracts

Schedule 3.13           Litigation


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Schedule 3.14           Insurance

Schedule 4.4            Brokers

Schedule 9.9(e)         Buyer Knowledge


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                           PRODUCT PURCHASE AGREEMENT

     This PRODUCT PURCHASE AGREEMENT (this "Agreement") is entered into as of May 24, 2006 by and among UCB, Inc., a Delaware corporation ("UCB"), UCB Manufacturing, Inc., a Delaware corporation ("Manufacturing" and, collectively with UCB, the "Sellers"), Adams Respiratory Operations Sub, Inc., a Delaware corporation ("Buyer") and, for purposes of Section 13.15 (Guaranty), Adams Respiratory Therapeutics, Inc., a Delaware corporation ("Parent"). The Sellers and the Buyer are referred to hereinafter individually as a "Party" and collectively as the "Parties."

                                    RECITALS

     A. The Sellers are engaged in the formulation, manufacture, packaging, promotion, distribution, marketing, use and sale of the Delsym Product in the Territory, and the Buyer is interested in purchasing, and the Sellers are interested in selling, certain assets used by the Sellers in the formulation, manufacture, packaging, promotion, distribution, marketing, use and sale of the Delsym Product in the Territory.

     B. The Boards of Directors of the Sellers have approved the consummation of the transactions contemplated by this Agreement (the "Sale"), upon the terms and subject to the conditions set forth herein.

     In consideration of the mutual representations, warranties and covenants contained herein, the Parties hereto agree as follows:

                             SECTION 1. DEFINITIONS

     1.1 "Agreement" has the meaning set forth in the preamble above.

     1.2 "Alternative Transaction" has the meaning set forth in Section 5.9 below.

     1.3 "Ancillary Agreements" has the meaning set forth in Section 2.2(a) below.

     1.4 "Assets" means, collectively, the Purchased Assets and the Licensed Assets.

     1.5 "Assigned Contracts" has the meaning set forth in Section 2.1(a)(vi) below.

     1.6 "Assignment and Assumption Agreement" has the meaning set forth in
Section 2.2(a)(vi) below.

     1.7 "Assumed Liabilities" has the meaning set forth in Section 2.1(d)(i) below.

     1.8 "Bill of Sale" has the meaning set forth in Section 2.2(a)(v) below.

     1.9 "Books and Records" means the books and records of the Sellers identified on Schedule 1.9.

     1.10 "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

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     1.11 "Buyer" has the meaning set forth in the preamble above.

     1.12 "Buyer Indemnified Party" has the meaning set forth in Section 9.1 below.

     1.13 "Closing" has the meaning set forth in Section 2.2 below.

     1.14 "Closing Date" has the meaning set forth in Section 2.2 below.

     1.15 "Closing Payment" has the meaning set forth in Section 2.1(c) below.

     1.16 "Confidential Information" has the meaning set forth in Section 11.1 below.

     1.17 "Consideration" has the meaning set forth in Section 2.1(c) below.

     1.18 "Contract" means, with respect to any Person, all contracts, agreements, leases, license, commitments, sales and purchase orders, and other undertakings of any kind, whether written or oral, to which such Person is a party, under which such Person is otherwise entitled to benefits or by which such Person otherwise is bound.

     1.19 "Delsym Product" means the product covered by NDA No. 18658, with all supplements and amendments thereto as of the Closing Date, including all products which are or were sold, discontinued, developed and/or under development by or on behalf of Sellers described in NDA No. 18658 on or before the Closing Date.

     1.20 "Development Agreement" has the meaning set forth in Section 2.2(a)(ix) below.

     1.21 "Disclosing Party" has the meaning set forth in Section 11.1 below.

     1.22 "EPA" means the Environmental Protection Agency or any successor agency.

     1.23 "Excluded Assets" has the meaning set forth in Section 2.1(b) below.

     1.24 "FDA" means the Food and Drug Administration or any successor agency.

     1.25 "Financial Data" has the meaning set forth in Section 3.6 below.

     1.26 "Finished Goods Inventory" has the meaning set forth in Section 2.1(a)(viii) below.

     1.27 "Finished Product Supply Agreement" has the meaning set forth in
Section 2.2(a)(ii) below.

     1.28 "GAAP" means generally accepted accounting principles in the United States as in effect on the date of the Agreement.

     1.29 "HSR Act" has the meaning set forth in Section 4.3 below.


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     1.30 "Indemnified Parties" means (i) with respect to claims arising under
Section 9.1, Buyer Indemnified Parties, and (ii) with respect to claims arising under Section 9.2, Seller Indemnified Parties.

     1.31 "Indemnifying Party" means (i) with respect to claims arising under
Section 9.1, the Sellers, and (ii) with respect to claims arising under Section 9.2, the Buyer.

     1.32 "Intellectual Property Rights" means all rights, foreign or domestic, in (i) patents, patent applications (filed and unfiled), invention disclosures and invention assignments; (ii) trademarks, trade names, trade dress, logos, slogans, rights of publicity, service marks and service names; (iii) copyrights and other works; (iv) web addresses and domain names; (v) Know-How; (vi) Trade Secrets; (vii) all applications, registrations, or common law or unregistered rights relating to any of the foregoing; (viii) all goodwill associated with any of the foregoing; (ix) all actions and rights to sue at law or in equity for any past, present or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom; and (x) all rights to obtain renewals, continuations, divisions or other extensions of legal protections pertaining to any of the foregoing.

     1.33 "IRS" has the meaning set forth in Section 2.1(e) below.

     1.34 "Inventory Payment" has the meaning set forth in Section 2.3 below.

     1.35 "Know-How" means all know-how, whether or not patentable, including, but not limited to, inventions, discoveries, data, information, processes, methods, techniques, materials, results, algorithms, formulae, databases, lists and other proprietary information.

     1.36 "Knowledge" means, with respect to Sellers and with respect to any particular matter, the actual knowledge of the executive officers or other management personnel of Sellers having primary responsibility for such matter.

     1.37 "License Agreement" has the meaning set forth in Section 2.2(a)(i) below.

     1.38 "Licensed Assets" means the Intellectual Property Rights of the Sellers to be licensed to Buyer as of the Closing Date pursuant to, and in accordance with the terms and conditions of, the License Agreement.

     1.39 "Losses" has the meaning set forth in Section 9.1 below.

     1.40 "Manufacturing" has the meaning set forth in the preamble above.

     1.41 "Manufacturing Facility" has the meaning set forth in Section 3.16(a) below.

     1.42 "Material Adverse Effect" means (i) with respect to any Person, a material adverse effect on the assets, financial condition or results of operations of such Person and its subsidiaries, taken as a whole, (ii) with respect to the Assets, a material adverse effect on the use of the Assets with respect to the formulation, manufacture, packaging, promotion, distribution, marketing, use and sale of the Delsym Product in the Territory, taken as a whole, in substantially the same manner as the Sellers conduct such activities as of the date of this Agreement, taken as


                                      -3-

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a whole; provided that in no event will any of the following, individually or in the aggregate, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, or will be, a material adverse effect with respect to such Person, or with respect to the Assets: (A) a change in general economic or financial market conditions, (B) a change in the general state of the industry in which such Person operates, (C) any acts of terrorism or war, (D) any strikes, work stoppages or other concerted cessation, slowdown or withdrawal of employee services, (E) the announcement of the execution of this Agreement or the transactions contemplated hereby or by the Ancillary Agreements, or (F) the compliance by the Sellers with any of the terms of this Agreement or the Ancillary Agreements.

     1.43 "NDC" has the meaning set forth in Section 5.8.

     1.44 "Obligations" has the meaning set forth in Section 13.15.

     1.45 "Parent" has the meaning set forth in the preamble.

     1.46 "Permitted Encumbrances" means (i) encumbrances for Taxes not yet due and payable or being contested in good faith; (ii) statutory and contractual encumbrances of landlords, carriers, warehousemen, mechanics, materialmen, suppliers and repairmen, and other like encumbrances, incurred in the ordinary course of business and not yet delinquent or being contested in good faith;
(iii) all licenses, leases or subleases granted to others that do not materially interfere with the use of the Assets with respect to the formulation, manufacture, packaging, promotion, distribution, marketing, use and sale of the Delsym Product in the Territory; (iv) rights and licenses granted to others in any intellectual property that do not include or adversely affect the Purchased Intellectual Property Rights; and (v) other restrictions, variances, covenants, rights-of-way, encumbrances, easements and other similar matters of record affecting title and other minor irregularities in title, none of which, individually or in the aggregate, materially affect the use of the Assets with respect to the formulation, manufacture, packaging, promotion, distribution, marketing, use and sale of the Delsym Product in the Territory.

     1.47 "Person" means an individual, a corporation, a general partnership, a limited partnership, a limited liability company, a limited liability partnership, an association, a trust or any other entity or organization, including a governmental authority.

     1.48 "Product Registration" means NDA No. 18658 and all supplements and amendments thereto as of the Closing Date.

     1.49 "Purchase Price" has the meaning set forth in Section 2.1(e) below.

     1.50 "Purchased Assets" has the meaning set forth in Section 2.1(a) below.

     1.51 "Purchased Intellectual Property Rights" has the meaning set forth in
Section 2.1(a)(v) below.

     1.52 "Receiving Party" has the meaning set forth in Section 11.1 below.


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     1.53 "Regulatory Authority" means any governmental or regulatory body, court or arbitrator, including the FDA.

     1.54 "Required Consents" has the meaning set forth in Section 3.4(a) below.

     1.55 "Resin" has the meaning set forth in the Resin Supply Agreement.

     1.56 "Resin Supply Agreement" has the meaning set forth in Section 2.2(a)(iii) below.

     1.57 "Resin Transfer" has the meaning set forth in the Technology Transfer Agreement.

     1.58 "Resin Transfer Date" means the date upon which the Resin Transfer shall have been completed in accordance with the terms and conditions of the Technology Transfer Agreement.

     1.59 "Retained Liabilities" has the meaning set forth in Section 2.1(d) below.

     1.60 "Sale" has the meaning set forth in the recitals above.

     1.61 "Sellers" has the meaning set forth in the preamble above.

     1.62 "Seller Indemnified Party" has the meaning set forth in Section 9.2 below.

     1.63 "Taxes" (and with correlative meanings, "Tax" and "Taxable") means all taxes of any kind imposed by a federal, state, local or foreign governmental authority, including but not limited to those on, or measured by or referred to as, income, gross receipts, financial operation, sales, use, ad valorem, value added, franchise, profits, license, withholding, payroll (including all contributions or premiums pursuant to industry or governmental social security laws or pursuant to other laws and regulations), employment, excise, severance, stamp, occupation, premium, property, transfer or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest, surcharges and penalties, additions to tax or additional amounts imposed by such governmental authority with respect to such amounts.

     1.64 "Technology Transfer Agreement" has the meaning set forth in Section 2.2(a)(iv) below.

     1.65 "Termination Date" has the meaning set forth in Section 10.1 below.

     1.66 "Territory" means the United States and its territories and possessions, including but not limited to Puerto Rico.

     1.67 "Third Party Claim" has the meaning set forth in Section 9.5 below.

     1.68 "Threshold Amount" has the meaning set forth in Section 9.3(a).

     1.69 "Trade Secrets" means information, including technical and nontechnical data, a formula, pattern, compilation, program device, method, technique, process or other information similar to any of the foregoing, that
(i) derives economic value, actual or potential, from not


                                      -5-

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being generally known to, and not being readily ascertainable by proper means by, other Persons who can derive economic value from its disclosure or use and
(ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

     1.70 "Transition Services" has the meaning set forth in Section 12 below.

     1.71 "UCB" has the meaning set forth in the preamble above.

                               SECTION 2. THE SALE

     2.1 Sale and Purchase.

          (a) At the Closing, subject to the conditions of this Agreement, each Seller will, and will cause its affiliates and subsidiaries to, sell, convey, assign, transfer, and deliver to the Buyer or another entity designated by the Buyer, and the Buyer, or such designated entity, will purchase from the Sellers and their affiliates and subsidiaries, all of the Sellers' and their affiliates' and subsidiaries' right, title and interest in and to the following assets (collectively, the "Purchased Assets"):

               (i) the Product Registration;

               (ii) a list of current customers for the Delsym Product in the Territory;

               (iii) marketing materials relating exclusively to the sale of the Delsym Product in the Territory, including all related copyrights, works of authorship, files and databases with respect to such marketing materials; provided that with respect to tangible marketing materials, the Purchased Assets shall only include such tangible marketing materials as the Sellers shall have on hand as of the Closing Date;

               (iv) the Books and Records;

               (v) the trademarks, web addresses and domain names identified on
Schedule 2.1(a)(v) including all goodwill associated with any of the foregoing (the "Purchased Intellectual Property Rights");

               (vi) all purchase orders for the Delsym Product received by the Sellers or any of their affiliates prior the Closing Date but not shipped prior to 11:59 p.m. (EDT) on the Closing Date (the "Assigned Contracts");

               (vii) except to the extent related to a Retained Liability, all claims and other rights against third parties relating to the formulation, manufacture, packaging, promotion, distribution, marketing, use and sale of the Delsym Product in the Territory which may be asserted after the Closing Date regardless of whether such cause or right relates to periods prior to the Closing Date; and

               (viii) the finished goods inventory having a remaining shelf life of at least fifteen (15) months identified on Schedule 2.1(a)(viii), which
Schedule 2.1(a)(viii) shall be


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updated by Sellers at least five Business Days prior to the Closing Date (the
"Finished Goods Inventory").

     Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to sell, transfer or assign any Contract, license or permit constituting a Purchased Asset, or any claim, right or benefit arising thereunder or resulting therefrom, or to enter into any other agreement or arrangement with respect thereto, if an attempted sale, transfer or assignment thereof, or entering into any such agreement or arrangement, without the consent of a third party, would constitute a breach of, or other contravention under, any agreement to which any Seller or Buyer is a party, be ineffective with respect to any party thereto or in any way adversely affect the rights of any Seller or Buyer thereunder.

          (b) Notwithstanding any other provision of this Agreement, the Purchased Assets shall not include, and the Sellers shall retain all rights, title and interest in and to, all assets, properties and rights of the Sellers and their affiliates and subsidiaries other than those specifically enumerated as Purchased Assets in Section 2.1(a) (collectively, the "Excluded Assets"). Without limiting the foregoing, the following assets are not part of the Sale, are excluded from the Purchased Assets and are not being transferred to the Buyer pursuant to this Agreement:

               (i) all real property assets, including leasehold rights;

               (ii) all equipment and other fixed assets used in the formulation, manufacture, packaging, promotion, distribution, marketing, use and sale of the Delsym Product;

               (iii) all raw materials, work-in-process, and inventory other than the Finished Goods Inventory;

               (iv) all Intellectual Property Rights not constituting Purchased Intellectual Property Rights;

               (v) all Contracts other than the Assigned Contracts;

               (vi) all cash and cash equivalents on hand and in banks and deposits;

               (vii) all trade accounts receivable;

               (viii) all computer equipment and computer software;

               (ix) the Sellers' corporate names and derivations thereof;

               (x) all assets used by the Sellers in connection with their business activities generally, except for assets specifically identified in
Section 2.1(a)(i)-(viii);

               (xi) all licenses or permits relating to the manufacture of the Delsym Product, including all applicable regulatory approvals issued to the Sellers by the FDA or any other Regulatory Authority;

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               (xii) the labor of any employees of the Sellers;

               (xiii) all employee benefit plans or benefits of any kind related to the Sellers' employees, former employees or both;

               (xiv) all refunds of Taxes or any prepaid Taxes arising from or with respect to the Purchased Assets prior to the Closing Date or arising from or with respect to the formulation, manufacture, packaging, promotion, distribution, marketing, use and sale of the Delsym Product in the Territory prior to the Closing Date;

               (xv) all claims and other rights related to the Retained Liabilities;

               (xvi) all insurance policies of the Sellers and rights thereunder; and

               (xvii) all rights of the Sellers under this Agreement or any of the Ancillary Agreements.

          (c) The consideration for the Purchased Assets (the "Consideration") shall be (i) one hundred twenty-two million dollars ($122,000,000), payable in cash at the Closing (the "Closing Payment"), (ii) the Inventory Payment, which shall be payable in cash in accordance with Section 2.3, and (iii) the assumption of the Assumed Liabilities.

          (d) (i) On the Closing Date, the Buyer shall assume and agree to pay, perform and discharge (A) all liabilities under the Assigned Contracts, and (B) all liabilities and obligations arising out of or relating to the formulation, manufacture, packaging, promotion, distribution, marketing, use and/or sale after the Closing Date of the Delsym Product in the Territory (the "Assumed Liabilities").

               (ii) All other liabilities of the Sellers, including all liabilities and obligations arising out of or relating to the formulation, manufacture, packaging, promotion, distribution, marketing, use and/or sale before the Closing Date of the Delsym Product in the Territory, which, except to the extent otherwise contemplated in Section 5.7, shall include any liability for any product returns, rebates, discounts, allowances, market development funds and cooperative advertising after the Closing which relates to sales of the Delsym Product in the Territory prior to the Closing (the "Retained Liabilities") shall remain the sole responsibility of and shall be retained, paid, performed, refunded or discharged solely by the Sellers; provided that with respect to any liability for product returns, rebates, discounts, allowances, market development funds and cooperative advertising after the Closing that relate to sales of the Delsym Product in the Territory prior to the Closing, the Buyer shall discharge such liabilities as appropriate and the Sellers shall promptly, upon written notice, reimburse any loss, cost, charge or other expense incurred by Buyer in connection with any such discharge.

          (e) The value of the Consideration (the "Purchase Price") shall be allocated in accordance with a schedule to be mutually agreed between the Sellers and Buyer as soon as practicable following the Closing. After the Closing, the Parties shall make consistent use of the allocation, fair market value and useful lives specified in such schedule for all Tax purposes and in all filings, declarations and reports with the Internal Revenue Service ("IRS") in respect thereof. In any proceeding related to the determination of any Tax, neither the Buyer nor the

Sellers shall contend or represent that such allocation is not a correct allocation. The Parties intend the Sale to be treated as a taxable transfer of assets for federal and state income Tax purposes.

     2.2 Closing. The closing (the "Closing") of the Sale will take place on June 12, 2006 at the offices of King & Spalding, 1180 Peachtree Street, Atlanta, Georgia, commencing at 10:00 a.m. (Atlanta, Georgia time) or at such place and time as the Parties may mutually determine; provided that if all of the conditions set forth in this Agreement capable of satisfaction prior to Closing have not been satisfied (or waived) as of such date, that the Closing shall take place as promptly as possible after the satisfaction (or waiver) of all such conditions. The date on which the Closing shall take place is referred herein to as the "Closing Date." In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

          (a) The Sellers shall deliver to the Buyer the following documents (collectively referred to herein as the "Ancillary Agreements"):

               (i) a license agreement in the form attached as Exhibit A (the "License Agreement"), executed by each Seller;

               (ii) a supply agreement in the form attached as Exhibit B (the "Finished Product Supply Agreement"), executed by the Sellers;

               (iii) a supply agreement in the form attached as Exhibit C (the "Resin Supply Agreement"), executed by the Sellers;

               (iv) a technology transfer agreement in the form attached hereto as Exhibit D (the "Technology Transfer Agreement"), executed by the Sellers;

               (v) a bill of sale for all of the Purchased Assets that are tangible personal property (the "Bill of Sale"), executed by each applicable Seller;

               (vi) an assignment of all of the Purchased Assets that are intangible personal property which assignment shall also contain the Buyer's undertaking and assumption of the Assumed Liabilities (the "Assignment and Assumption Agreement"), executed by each applicable Seller;

               (vii) assignments of all Purchased Intellectual Property Rights, each in form and substance reasonably satisfactory to the Buyer and its legal counsel and executed by each applicable Seller;

               (viii) such other deeds, bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as may reasonably be requested by the Buyer, each in form and substance reasonably satisfactory to the Buyer and its legal counsel and executed by each applicable Seller; and

               (ix) a development agreement in the form attached as Exhibit E (the "Development Agreement"), executed by each Seller.

          (b) The Buyer shall deliver to Sellers: (i) the Closing Payment by wire transfer of immediately available funds; (ii) each of the Ancillary Agreements, executed by the Buyer; and (iii) such other deeds, bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as may reasonably be requested by the Sellers, each in form and substance reasonably satisfactory to the Sellers and their legal counsel and executed by the Buyer.

     2.3 Inventory Payment. As soon as practicable after, and in any event within five (5) Business Days of, the Closing Date, Sellers shall deliver to Buyer a statement setting forth, in reasonable detail, the aggregate value of the Finished Goods Inventory as of immediately prior to the Closing Date. Such statement shall be prepared based upon the value of each unit of Finished Goods Inventory as reflected on Schedule 2.3. In the event the Buyer disputes the correctness of the valuation of the Finished Goods Inventory as of immediately prior to the Closing Date as prepared by the Sellers, the Buyer shall provide notice in writing to the Sellers of such objection within ten (10) days after receipt of such proposed valuation. If the Buyer does not deliver any such notice of objections within such ten (10)-day period, the valuation as prepared by the Sellers shall be deemed to be accepted by the Parties and shall become final upon the expiration of such ten (10)-day period. If the Buyer delivers an objection notice within the ten (10)-day period, then the Parties shall attempt in good faith, for a period of not less than ten (10) days following receipt by the Sellers of such notice, to resolve any dispute concerning the items subject to such notice. If the Parties are unable to resolve any dispute arising in connection with the calculation of the value of the Finished Goods Inventory during such ten (10)-day period, then at the request of either Party, the Parties shall select a nationally known independent accounting firm (which firm shall not be the then regular auditors of, or have any other pre-existing relationship with, Sellers, Buyer or Parent) to resolve the matters in dispute (in a manner consistent with this Section 2.3 and with any matters not in dispute), and the determination of such firm in respect of the correctness of each matter remaining in dispute shall be conclusive and binding on the Parties. The Sellers and the Buyer shall each bear fifty percent (50%) of the fees and expenses of any such accounting firm. Following the process set forth in this
Section 2.3, the Buyer shall deliver to the Sellers, by wire transfer of immediately available funds, a payment in the amount of the value of the Finished Goods Inventory as of immediately prior to the Closing Date, as finally determined by the Parties in accordance with this Section 2.3, with simple interest thereon from the Closing Date to the date of payment at a rate per annum equal to the per annum interest rate announced from time to time by Citibank, N.A., New York City (or its successor) as its prime rate in effect (the "Inventory Payment").

     2.4 Post-Closing.

          (a) Promptly after the Closing Date, the Sellers shall (i) transfer all tangible assets included in the Purchased Assets to the Buyer or its designated representatives, with the Buyer paying the cost of such transfer, and
(ii) notify all of its agents that hold files or other tangible material included in the Purchased Assets that, effective as of the Closing, the Buyer owns such Purchased Assets, and the Buyer shall be responsible for any fees or expenses associated with such notification or related actions in connection with reflecting the transfer of ownership.

          (b) After Closing, Buyer shall, with Sellers' cooperation and at Buyer's expense, file with the FDA all information required in order to transfer the Product Registration from the Sellers to the Buyer, including any authorization letters or notices. The Sellers shall file the information required of a former owner, and the Buyer shall file the information required of a new owner, each at the Buyer's expense. The Buyer agrees to use commercially reasonable efforts to take any actions required by the FDA or other government/health agencies to effect the transfer of the Product Registration from the Sellers to the Buyer, and the Sellers and the Buyer further agree to cooperate with each other in order to effectuate the foregoing transfer of Product Registration.

            SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE SELLERS

     The Sellers hereby jointly and severally represent and warrant to the Buyer as follows:

     3.1 Organization. Each Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

     3.2 Power and Authorization. The execution, delivery and performance by each Seller of this Agreement and each Ancillary Agreement and the consummation of the Sale are within the power and authority of each Seller and have been duly authorized by all necessary action on the part of such Seller. This Agreement and each Ancillary Agreement (i) has been (or, in the case of Ancillary Agreements to be entered into at or prior to the Closing, will be) duly executed and delivered by each Seller and (ii) is (or, in the case of Ancillary Agreements to be entered into at or prior to the Closing, will be) a legal, valid and binding obligation of each Seller, enforceable against such Seller in accordance with its respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally.

     3.3 Authorization of Governmental Authorities. In express reliance upon Buyer's representations and warranties set forth in Section 4.3, except for actions and filings disclosed on Schedule 3.3, no action by (including any authorization, clearance, consent or approval), or in respect of, or filing with, any governmental authority is required by the Sellers for, or in connection with, the valid and lawful (i) authorization, execution, delivery and performance by the Sellers of this Agreement and each Ancillary Agreement or
(ii) the consummation of the Sale.

     3.4 Noncontravention. Except as disclosed on Schedule 3.4, neither the execution, delivery and performance by the Sellers of this Agreement or any Ancillary Agreement nor the consummation of the Sale will:

          (a) assuming the taking of any action by (including any authorization, consent or approval), or in respect of, or any filing with, any governmental authority, in each case, as disclosed on Schedule 3.3, and assuming the receipt of approval or consent of any third party that may be required in connection with the transactions contemplated in this Agreement or any of the Ancillary Agreements (collectively, the "Required Consents"), violate any legal requirement applicable to a Seller (except for any such violations which would not reasonably be expected to materially interfere with the Sale or the sale of the Delsym Product after the Closing);

          (b) assuming the receipt of the Required Consents, result in a breach or violation of, or default under, any obligation under any contract, agreement or understanding involving a Seller (except for any such breaches, violations or defaults which would not reasonably be expected to materially interfere with the Sale or the sale of the Delsym Product after the Closing);

          (c) assuming the receipt of the Required Consents, require any action by (including any authorization, consent or approval) or in respect of (including notice to), any party under the Assigned Contracts (except for any such authorization, consent, approval or notice which would not reasonably be expected to materially interfere with the Sale or the sale of the Delsym Product after the Closing);

          (d) result in the creation or imposition of an encumbrance upon, or the forfeiture of, any Assets (other than Permitted Encumbrances); or

          (e) result in a breach or violation of, or default under, a Seller's articles of incorporation, by-laws or other organizational documents.

     3.5 Encumbrances. Except as disclosed on Schedule 3.5, there are no encumbrances on any of the Assets (other than Permitted Encumbrances).

     3.6 Financial Data. The Sellers have delivered to the Buyer certain pro forma selected data for the Delsym Product business for each of the two (2) years ended December 31, 2004 and December 31, 2005 and for the three months ended March 31, 2006 (the "Financial Data"). The Financial Data was derived from the audited financial statements of UCB, S.A. at such dates and for such periods (as restated prior to the date hereof) prepared in accordance with International Financial Reporting Standards. The Financial Data is accurate in all material respects as of the dates and for the periods given.

     3.7 Absence of Certain Developments. Since December 31, 2005, except for the matters disclosed in Schedule 3.7:

          (a) there has been no material loss, destruction, damage, diminution of value, or eminent domain taking (in each case, whether or not insured) affecting the Purchased Assets;

          (b) to the Knowledge of the Sellers, no event or circumstance has occurred which has had, or is reasonably likely to have, a Material Adverse Effect on the Purchased Assets; and

          (c) Sellers have manufactured, packaged, promoted, distributed, marketed and sold the Delsym Product in the Territory in all material respects in the ordinary course, consistent with past practice.

     3.8 Assets.

          (a) Except for Permitted Encumbrances, the Sellers have (i) good and marketable title to and/or an enforceable right to use, all of the Purchased Assets (which right is assignable to the Buyer, subject to the receipt of Required Consents) and (ii) the right to license all of the Licensed Assets in accordance with the License Agreement (subject to the receipt of Required Consents).

          (b) Except for (x) the Excluded Assets and (y) as provided in Schedule 3.8, the Purchased Assets and the Licensed Assets, together with the Buyer's rights under the Ancillary Agreements, comprise all of the assets used by the Sellers in the formulation, manufacture, packaging, promotion, distribution, marketing, use and sale of the Delsym Product in the Territory.

          (c) To the knowledge of the Sellers, none of the Sellers' top twenty
(20) customers as of December 31, 2005 is currently carrying more than six (6) months' worth of inventory of Delsym Product.

     3.9 Intellectual Property.

          (a) The use by the Sellers of the Purchased Intellectual Property Rights and the Licensed Assets in the formulation, manufacture, packaging, promotion, distribution, marketing, use and sale of the Delsym Product in the Territory does not interfere with, infringe upon, misappropriate, or otherwise conflict with any Intellectual Property Rights of third parties. The Sellers have not received any past or current written charge, complaint, claim, demand, or notice either within the past two (2) years or, to the knowledge of the Sellers, prior to the past two (2) years, alleging any interference, infringement, misappropriation, or violation (including any claim that a Seller or Seller affiliate must license or refrain from using any Purchased Intellectual Property Rights or the Licensed Assets). To the Knowledge of the Sellers, no third party currently interferes or has interfered with, currently infringes or has infringed upon, has misappropriated, or has otherwise come into conflict with, any of the Purchased Intellectual Property Rights or the Licensed Assets.

          (b) Schedule 3.9(b) identifies all registrations for intellectual property that have been issued to the Sellers that relate to the Purchased Intellectual Property Rights and the Licensed Assets. Each item identified in
Schedule 3.9(b) is, to the knowledge of Sellers, valid, subsisting and in full force and effect, and the Sellers have taken all steps necessary to maintain such registrations, including the payment when due of all maintenance fees and annuities and the filing of all necessary renewals, statements and certifications.

          (c) With respect to each item of Purchased Intellectual Property Rights and the Licensed Assets:

               (i) the Sellers possesses all right, title, and interest in and to such item, free and clear of any encumbrance (other than Permitted Encumbrances);

               (ii) such item is not subject to any outstanding government order, and no action is pending or threatened, which challenges the legality, validity, enforceability, use or ownership of such item; and

               (iii) except as disclosed on Schedule 3.9(c), the Sellers have not agreed and do not have an obligation to indemnify any third party for or against any interference, infringement, misappropriation or other conflict with respect to such item.

          (d) No third party owns any item of Purchased Intellectual Property Rights or the Licensed Assets. No Purchased Intellectual Property Rights or the Licensed Assets are jointly owned with any third party.

     3.10 Government Authorizations and Registrations. The Sellers have been duly granted all governmental authorizations and duly filed all governmental registrations under all legal requirements for the manufacture, packaging, promotion, distribution, marketing, use and sale of the Delsym Product in the Territory, except for such authorizations and filings the absence of which would not materially and adversely affect the ability of the Sellers to manufacture, package, promote, distribute, market, use and sell the Delsym Product in the Territory in substantially the manner as the Sellers conduct such activities as of the date of this Agreement. Such authorizations and registrations are valid and in full force and effect, and there are no proceedings pending or, to the Knowledge of the Sellers, threatened, that seek the revocation, cancellation, suspension or adverse modification to such authorizations or registrations. The Sellers are not in default or non-compliance under any such authorization or registration except for such defaults or non-compliance as would not materially and adversely affect the ability of the Sellers to manufacture, package, promote, distribute, market, use and sell the Delsym Product in the Territory in substantially the manner as the Sellers conduct such activities as of the date of this Agreement. Without limiting the generality of the foregoing, NDA No. 18658 is currently in effect, and the Sellers have made all filings required to maintain it.

     3.11 Legal Compliance.

          (a) The Sellers have conducted their operations in all material respects in connection with the manufacture and sale of the Delsym Product in the Territory in compliance with all applicable laws. Except as disclosed on
Schedule 3.11(a), the Sellers have not received any written notice of a material violation of any applicable law from any Regulatory Authority relating to the Delsym Product or the manufacture, packaging, promotion, distribution, marketing, use and sale of the Delsym Product in the Territory either within the past two (2) years or, to the knowledge of the Sellers, prior to the past two
(2) years.

          (b) Except as disclosed on Schedule 3.11(b), with respect to the manufacture, packaging, promotion, distribution, marketing, use and sale of the Delsym Product in the Territory, the Sellers have not has received or been subject to, during the past two (2) years or, to the knowledge of the Sellers, prior to the past two (2) years: (i) any FDA Form 483s; (ii) any FDA Notices of Adverse Findings; or (iii) any warning letters or other correspondence from the FDA or any other Regulatory Authority in which the FDA or such other Regulatory Authority asserted that the manufacture, packaging, promotion, distribution, marketing, use or sale of the Delsym Product in the Territory were not in compliance with applicable law. Except as disclosed on Schedule 3.11(b), during the past two (2) years or, to the knowledge of the Sellers, prior to the past two (2) years, with respect to the manufacture, packaging, promotion, distribution, marketing, use and sale of the Delsym Product in the Territory, there has not been any occurrence of any product recall, market withdrawal or replacement, or post-sale warning conducted by or on behalf of the Sellers concerning the Delsym Product or to the Knowledge of the Sellers, any product recall, market withdrawal or replacement conducted by or on behalf of any other entity as a result of any alleged defect in the Delsym Product.

     3.12 Contracts. Except as disclosed on Schedule 3.12:

          (a) Each Assigned Contract is in full force and effect and, to the Knowledge of the Sellers, is enforceable against each party to such contract, subject to obtaining any Required Consents, and will continue to be so enforceable, to the Knowledge of the Sellers, and in full force and effect on identical terms following the consummation of the Sale.

          (b) No Seller nor, to the Knowledge of the Sellers, any other party to any Assigned Contract, is in breach or violation of, or default under, or has repudiated any provision of, any Assigned Contract except for such breaches, defaults, violations or repudiations as have not materially and adversely affected the ability of the Sellers to manufacture, package, promote, distribute, market, use and sell the Delsym Product in the Territory.

          (c) No officer or director or, to the Knowledge of the Sellers, employee or consultant of a Seller is a party to any Assigned Contract.

     3.13 Litigation. Except as disclosed on Schedule 3.13 there is no lawsuit relating to the Assets pending, or to the Knowledge of the Sellers, threatened. There is no lawsuit pending, or to the Knowledge of the Sellers, threatened, which in any manner challenges or seeks the rescission of, or seeks to prevent, enjoin, alter or materially delay the consummation of, or otherwise relates to, this Agreement or the Sale. There is no lawsuit which a Seller presently intends to initiate which involves the Assets.

     3.14 Insurance. Schedule 3.14 sets forth (i) a summary of insurance policies of the Sellers which provide insurance coverage with respect to the manufacture, packaging, promotion, distribution, marketing, use and sale of the Delsym Product in the Territory by the Sellers, and (ii) a summary of all claims made by Sellers under such policies with respect to the Delsym Product in the last two (2) years. Notwithstanding the foregoing, the Buyer acknowledges and agrees that the Sellers shall not have any obligation to maintain the effectiveness of any such policy after the Closing Date, and that none of the Assets shall be insured under policies maintained by the Sellers after the Closing Date.

     3.15 No Brokers. The Sellers have no liability of any kind to, and are not subject to any claim of, any broker, finder or agent in connection with the Sale other than those which will be borne by the Sellers.

     3.16 Manufacture of Delsym Product.

          (a) The Delsym Product is manufactured at Manufacturing's manufacturing facility (the "Manufacturing Facility") in conformity with all applicable FDA regulations regarding current Good Manufacturing Practices (cGMPs), except for such non-conformities as have not materially and adversely affected the ability of the Sellers to manufacture, package, promote, distribute, market, use or sell the Delsym Product in the Territory.

          (b) Manufacturing has obtained all material permits required to operate the Manufacturing Facility and is operating the Manufacturing Facility in all material respects in compliance therewith.

     3.17 Limitations.

          (a) EXCEPT AS SPECIFICALLY SET FORTH IN THIS SECTION 3, THE SELLERS MAKE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER MATTER, RELATING TO THE DELSYM PRODUCT, THE PURCHASED ASSETS, THE LICENSED ASSETS OR OTHERWISE.

          (b) Notwithstanding any provision of this Agreement, all representations and warranties made by Sellers hereunder as of the date of this Agreement with respect to the Licensed Assets shall be effective only with respect to those assets that would be "Licensed Assets" under the form of license agreement attached hereto as Exhibit A if such agreement were executed and delivered as of the date of this Agreement.

             SECTION 4. REPRESENTATIONS AND WARRANTIES OF THE BUYER

     The Buyer hereby represents and warrants to the Sellers that:

     4.1 Organization. The Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

     4.2 Power and Authorization. The execution, delivery and performance by the Buyer of this Agreement and each Ancillary Agreement and the consummation of the Sale are within the power and authority of the Buyer and have been duly authorized by all necessary action on the part of the Buyer. This Agreement and each Ancillary Agreement (a) has been (or, in the case of Ancillary Agreements to be entered into at or prior to the Closing, will be) duly executed and delivered by the Buyer and (b) is (or, in the case of Ancillary Agreements to be entered into at or prior to the Closing, will be) a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally.

     4.3 Authorization of Governmental Authorities. Buyer's aggregate fair market valuation of the assets being acquired, as defined by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (including the rules and regulations promulgated thereunder, the "HSR Act"), and the liabilities being assumed by Buyer in connection with the Sale, is less than $56,700,000, and therefore no filing of a premerger notification and report form by the parties under the HSR Act is required. Except for actions and filings required to be identified pursuant to Section 3.3 in which the Buyer is required to make similar filings, no action by (including any authorization, clearance, consent or approval), or in respect of, or filing with, any governmental authority is required for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by the Buyer of this Agreement and each Ancillary Agreement or (b) the consummation of the Sale by the Buyer.

     4.4 No Brokers. Except as set forth on Schedule 4.4, the Buyer has no liability of any kind to any broker, finder or agent with respect to the Sale. Neither Seller nor any of their respective affiliates or representatives shall be liable with respect to any such liability.

     4.5 Noncontravention. Neither the execution, delivery and performance by the Buyer of this Agreement or any Ancillary Agreement nor the consummation of the Sale will:

          (a) assuming the taking of any action by (including any authorization, consent or approval), or in respect of, or any filing with, any governmental authority, in each case, as disclosed on Schedule 3.3, violate any legal requirement applicable to the Buyer;

          (b) result in a breach or violation of, or default under, any obligation under any contract, agreement or understanding involving the Buyer; or

          (c) result in a breach or violation of, or default under, the Buyer's articles of incorporation, by-laws or other organizational documents.

     4.6 Licenses and Permits. Subject to transfer of the Purchased Assets and the license of the Licensed Assets, the Buyer has all licenses, franchises, permits and other similar authorizations affecting, or relating in any way to, the Delsym Product required by applicable law to be obtained by Buyer with respect to the formulation, manufacture, packaging, promotion, distribution, marketing, use and sale by the Buyer of the Delsym Product in the Territory after the Closing.

     4.7 Financing. The Buyer has available to it cash, marketable securities or other investments or available sources of credit to enable it to effectuate the Sale on the terms and conditions set forth in this Agreement and the Ancillary Agreements.

                       SECTION 5. COVENANTS AND AGREEMENTS

     5.1 Conduct of Business. Except (i) with the prior written consent of the Buyer, which consent shall not be unreasonably withheld or delayed, (ii) as required by applicable law and (iii) as otherwise explicitly contemplated herein, during the period from the date hereof to the Closing Date, the Sellers shall continue to manufacture, package, promote, distribute, market, use and sell the Delsym Product in the Territory in the ordinary course, consistent with past practice, and shall observe the following covenants:

          (a) The Sellers shall use commercially reasonable efforts to:

               (i) perform and comply in all material respects with the terms of the Assigned Contracts;

               (ii) prosecute, maintain and preserve, protect and enforce the Sellers' rights with respect to the Purchased Intellectual Property Rights and the Licensed Assets;

               (iii) notify the Buyer as promptly as practicable after receipt of any material written communication, or any material oral communication of which Sellers have Knowledge, with respect to the Assets from the FDA or any other government entity or agency;

               (iv) keep in effect general liability, casualty, product liability, and other insurance policies with respect to the manufacture, packaging, promotion, distribution, marketing, use and sale of the Delsym Product in the Territory in coverage amounts substantially similar to those in effect on the date of this Agreement; and

               (v) advertise, promote, and market the Delsym Product in the Territory consistent with past practices, maintain the Manufacturing Facility, and otherwise preserve the goodwill of the Sellers with respect to the manufacture, packaging, promotion, distribution, marketing, use and sale of the Delsym Product in the Territory in the ordinary course consistent with past practice.

          (b) Except (i) with the prior written consent of the Buyer, which consent shall not be unreasonably withheld or delayed, (ii) in the ordinary course of business, (iii) as required by applicable law, or (iv) as otherwise explicitly contemplated herein, during the period from the date hereof to the Closing Date, the Seller shall not:

               (i) sell or transfer, or mortgage, pledge, lease or otherwise encumber any of the Assets (other than for Permitted Encumbrances);

               (ii) settle or compromise any pending or threatened suit, action or claim which relates to the Assets;

               (iii) enter into or modify any Assigned Contract;

               (iv) modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality agreement to which a Seller is a party that relates to the manufacture, packaging, promotion, distribution, marketing, use and sale of the Delsym Product in the Territory;

               (v) materially change selling, advertising or promotional practices with respect to the promotion, marketing or sale of the Delsym Product in the Territory;

               (vi) modify the manufacturing process in any material respect with respect to the Delsym Product; or

               (vii) obligate itself to do any of the foregoing.

     5.2 Corporate Examinations and Investigations. Except as may be required to comply with any applicable laws or third party Contracts, and subject to any applicable privileges (including the attorney-client privilege), prior to the Closing, the Buyer shall be entitled, through its employees and representatives, to have such access to the Assets as is reasonably necessary or appropriate in connection with the Buyer's investigation of the Assets. Any such investigation and examination shall be conducted with reasonable prior notice during normal business hours at reasonable times and under reasonable circumstances so as to minimize any disruption to or impairment of the Sellers' business, and the Sellers shall provide reasonable cooperation with respect thereto. Except for information and documents previously provided to the Buyer, the Sellers shall use reasonable commercial efforts to furnish the representatives of the Buyer with all such information and copies of such documents concerning the Assets and the manufacture, packaging, promotion, distribution, marketing, use and sale of the Delsym Product in the Territory as such representatives may reasonably request and cause their officers, employees, consultants, agents, accountants and attorneys to cooperate fully with such representatives in connection with such investigation. Notwithstanding the foregoing, neither Buyer nor its representatives shall have access to (i) any records or data of the Sellers related to Sellers' costs of manufacturing any product including the Delsym Product or Sellers' pricing policies or price lists, (ii) personnel records of the Sellers relating to individual performance or evaluation records, medical histories or records or (iii) any other information that in the Sellers' good faith opinion the disclosure of which could subject Sellers to risk of liability.

     5.3 Expenses. Except to the extent otherwise expressly set forth in this Agreement, the Sellers and the Buyer shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the Sale, including without limitation, all fees and expenses of agents, representatives, counsel and accountants.

     5.4 Payment of Liabilities. The Sellers shall, both before and after the Closing as applicable, pay or otherwise satisfy in the ordinary course of business and as and when due all of the Retained Liabilities.

     5.5 Further Assurances. Each of the Sellers and the Buyer shall, both before and after the Closing as applicable, exercise commercially reasonable efforts to execute such documents, further instruments of transfer and assignment and other papers and take such further actions as may be reasonably required to carry out the provisions hereof and the transactions contemplated hereby. The Sellers shall use their commercially reasonable efforts, both before and, to the extent applicable, after the Closing, to obtain the Required Consents, and the Buyer shall cooperate with the Sellers with respect thereto.

     5.6 Public Announcements. Prior to the Closing, the Sellers and the Buyer shall, and shall cause each of their respective directors, officers, employees, and agents to, consult with the other to get the other's approval, before issuing any press release or otherwise making any public statement with respect to the Sale or this Agreement and shall not issue any such press release or make any such public statement prior to such consultation and approval, except as may be required by applicable law, the rules of any stock exchange, or generally accepted accounting principles applicable to such Party. Following the Closing, the Sellers shall not, and shall cause each of their directors, officers, employees and agents, not to, issue any press release or otherwise making any public statement with respect to the Sale or this Agreement, except as may be required by applicable law, the rules of any stock exchange, or generally accepted accounting principles applicable to the Sellers.

     5.7 Customer Notifications. Promptly after the Closing Date, the Buyer shall notify all wholesale distributors, pharmacies and other customers of the Sellers of the transfer of the Purchased Assets to the Buyer; provided, however, prior to providing such notice to such Persons, the Buyer shall provide the Sellers a copy of the draft notice and at least three (3) Business Days to review, and provide comments to, the draft notice, and shall incorporate any reasonable comments of the Sellers into such notice. To the extent reasonably practicable, all Assigned Contracts will be transferred to the Buyer as of the Closing Date and Buyer shall assume and perform such Assigned Contracts in accordance with the terms and conditions of this Agreement; provided, that if the price or other terms of sale used by the Buyer in filling such purchase orders has an adverse impact on any rebate, chargebacks or best pricing programs granted or required to be given by the Sellers solely for the Delsym Product based on transactions entered into by Sellers prior to Closing, the Buyer will promptly reimburse the Sellers for the adverse financial impact caused by the Buyer's price or other terms of sale; and that all purchase orders for Delsym Product constituting Assigned Contracts received by the Sellers after the Closing Date should be sent to the Buyer.

     5.8 NDC Numbers. The Buyer shall take any and all action necessary to change the National Drug Code ("NDC") number for the Delsym Product before the earlier of: (a) the expiration date of the Finished Goods Inventory transferred hereunder; or (b) the date on which the Buyer's supply of Finished Goods Inventory transferred hereunder has been depleted. The Buyer shall apply such new NDC number to any Delsym Product manufactured on or after the date the NDC number has been changed by the Buyer.

     5.9 Alternative Transactions. The Sellers shall not, and shall cause each director, officer, employee, agent or other representative (including each financial advisor and attorney) of the Sellers not to, solicit, initiate, or knowingly facilitate, assist or encourage action by, or discussions with, any Person, other than the Buyer, relating to the possible acquisition of all or a material portion of the Assets (an "Alternative Transaction"). Neither this
Section 5.9, nor any other provision of this Agreement, shall restrict the Sellers or their affiliates from (a) soliciting, facilitating, assisting, or encouraging action by, or discussions with, any Person relating to the possible acquisition of all or substantially all of the assets or outstanding capital stock of the Sellers or any of their affiliates, or the possible acquisition of all or substantially all of the assets of any division or other business unit of the Sellers or any of their affiliates (including any division or business unit responsible for the Delsym Product), or (b) participating in negotiations regarding or furnishing information (other than confidential information of the Buyer) to a third party in connection therewith.

     5.10 Notification of Certain Matters. Between the date hereof and the Closing Date, the Sellers shall give prompt notice to the Buyer, and the Buyer shall give prompt notice to the Sellers, of (a) the occurrence or non-occurrence of any event or circumstance the occurrence or non-occurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect if made at such time and (b) any failure of a Seller or the Buyer, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder.

     5.11 Non-Solicitation and No-Hire. From the date of this Agreement until the Resin Transfer Date, neither Party nor any of its affiliates or subsidiaries, shall, without the prior written consent of the other Party, directly or indirectly solicit any individual who is an employee of the other Party or any of its affiliates or subsidiaries to terminate his or her employment relationship with such other Party, affiliate or subsidiary; provided, however, that the foregoing shall not apply to any employee hired as a result of advertisements and other general solicitation (such as an advertisement in newspapers, on Buyer websites or internet job sites, or on radio or television) not specifically directed to employees of the Sellers or their affiliates or subsidiaries. Notwithstanding the provisions the preceding sentence, from the date of this Agreement until the Resin Transfer Date, neither Buyer nor any of its affiliates or subsidiaries shall, without the prior written consent of Sellers, employ any individual who is or was an employee of the Sellers or any of their affiliates or subsidiaries at any time from the date of this Agreement until the Resin

Transfer Date if such employee's duties included the performance of any services under the Technology Transfer Agreement.

     5.12 Access After Closing. Following the Closing, for so long as such information is retained by the Buyer (which shall be for a period of at least six (6) years), the Buyer shall permit the Sellers and their authorized representatives to have reasonable access and duplicating rights during normal business hours, upon reasonable prior notice to the Buyer, to the books, records and personnel relating to the Purchased Assets with respect to the period prior to Closing, to the extent that such access may be reasonably required (i) in connection with the preparation of any accounting records or with any audits relating to the Purchased Assets, (ii) in connection with any suit, claim, action, proceeding or investigation relating to the Purchased Assets, (iii) in connection with any regulatory filing or matter, or (iv) in connection with any other valid legal or business purpose of the Sellers.

     5.13 Supplements to Schedules. From time to time up to the Closing Date, the Sellers will promptly supplement or amend the Schedules which it has delivered pursuant to this Agreement with respect to any matter first existing or occurring after the date hereof which, if existing or occurring at or prior to the date hereof, would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which has been rendered inaccurate in any material respect thereby. No supplement or amendment to any Schedule will have any effect for the purpose of determining satisfaction of the conditions set forth in Section 7.1; provided, however, that if the Buyer shall consummate the Sale notwithstanding the condition to closing set forth in Section 7.1, the amended or supplemented Schedules shall replace, in whole or in part as the case may be, the Schedules previously delivered hereunder for all purposes. No supplement or amendment to any Schedule shall be deemed to cure any breach for purposes of Section 9.1, unless the Buyer does not object to such supplemental or amended Schedule within five (5) Business Days after receipt thereof.

     5.14 Use of the Mark Delsym. After the Closing Date, the Sellers will not use the mark DELSYM in the Territory; provided that nothing in this Agreement shall restrict the Sellers' use of the mark DELSYM in the Territory (i) to the extent necessary to perform or discharge any Retained Liability, (ii) to the extent necessary to perform its obligations under this Agreement and/or the Ancillary Agreements, (iii) as a historical reference, or (iv) in connection with any filings with governmental authorities or otherwise as necessary to comply with applicable law.

     5.15 Parallel Importation. In the event the Sellers shall license to any Person outside of the Territory any rights with respect to the Delsym Product, the Sellers shall use commercially reasonable efforts to include in the terms and conditions of such license a prohibition on parallel importation of the Delsym Product by such licensee into the Territory. In the event that the Sellers shall have knowledge that any such licensee shall be engaging in the parallel importation of the Delsym Product into the Territory then, at the request and the expense of Buyer, the Sellers shall enforce the applicable provisions of such license against any licensee engaging such parallel importation.

                     SECTION 6. CONDITIONS PRECEDENT TO THE
                OBLIGATIONS OF EACH PARTY TO CONSUMMATE THE SALE

     The respective obligations of each Party to consummate the Sale shall be subject to the satisfaction or waiver by mutual consent of the other Party, at or before the Closing, of each of the following conditions:

     6.1 Absence of Order. No temporary restraining order, preliminary or permanent injunction or other order shall be in effect (or threatened by a court or governmental entity) and have the effect (or seek to have the effect) of making the Sale illegal or otherwise prohibiting consummation of the Sale, or making illegal or otherwise prohibiting the continued sale in the marketplace of the Delsym Product after the Closing.

     6.2 Governmental Authorizations. All authorizations, consents, registrations, notices or approvals required under any applicable law shall have occurred or been obtained and no governmental authority shall have issued any notice to either of the Parties that any filing or approval shall be required under the HSR Act.

     6.3 Consents. The Sellers shall have obtained the Required Consents, which shall remain in full force and effect.

             SECTION 7. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF
                        THE BUYER TO CONSUMMATE THE SALE

     The obligations of the Buyer to consummate the Sale are subject to the fulfillment of the following conditions, any one or more of which may be waived by the Buyer:

     7.1 Representations, Warranties and Covenants. The representations and warranties made by the Sellers in this Agreement shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (except for representations or warranties (i) that are given as of a specific date, which representations and warranties shall be true and correct in all material respects as of such date, and (ii) that are modified by "material" or "materiality" or similar qualification, which shall be true and correct). The Sellers shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by them on or prior to the Closing. The Sellers shall have delivered to the Buyer a certificate signed by executive officers of the Sellers, dated the Closing Date, to the foregoing effect.

     7.2 Secretary's Certificate. The Sellers shall have delivered certificates of the secretaries of each Seller, dated as of the Closing Date, certifying as to (a) the incumbency of officers of such Seller executing documents executed and delivered in connection herewith, (b) a copy of the by-laws of such Seller, as in effect from the date this Agreement until the Closing Date, and (c) a copy of the resolutions of the Board of Directors of such Seller authorizing and approving the applicable matters contemplated hereunder.

     7.3 Ancillary Documents. The Sellers shall have delivered to the Buyer duly executed copies of each Ancillary Agreement.

              SECTION 8. CONDITIONS PRECEDENT TO THE OBLIGATION OF
                         SELLERS TO CONSUMMATE THE SALE

     The obligations of the Sellers to consummate the Sale are subject to the fulfillment of the following conditions, any one or more of which may be waived by the Sellers:

     8.1 Representations, Warranties and Covenants. The representations and warranties made by the Buyer in this Agreement shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (except for representations or warranties that (i) are given as of a specific date, which representations and warranties shall be true and correct in all material respects as of such date, and (ii) are modified by "material" or "materiality" or similar qualification, which shall be true and correct). The Buyer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing. The Buyer shall have delivered to the Sellers a certificate signed by executive officers of the Buyer, dated the Closing Date, to the foregoing effect.

     8.2 Secretary's Certificate. The Buyer shall have delivered a certificate of the secretary of the Buyer, dated as of the Closing Date, certifying as to
(a) the incumbency of officers of the Buyer executing documents executed and delivered in connection herewith, (b) a copy of the by-laws of the Buyer, as in effect from the date this Agreement until the Closing Date, and (c) a copy of the resolutions of the Board of Directors of the Buyer authorizing and approving the applicable matters contemplated hereunder.

     8.3 Ancillary Documents. The Buyer shall have delivered to the Sellers duly executed copies of each Ancillary Agreement.

                           SECTION 9. INDEMNIFICATION

     9.1 Indemnification by the Sellers. Subject to the limitations set forth in this Section 9, the Sellers will indemnify and hold harmless the Buyer, and the representatives and affiliates of the Buyer (each, a "Buyer Indemnified Party"), from, against and in respect of any and all actions, liabilities, governmental orders, encumbrances, losses, damages, bonds, dues, assessments, fines, penalties, taxes, fees, costs (including costs of investigation, defense and enforcement of this Agreement), expenses or amounts paid in settlement (in each case, including attorneys' and experts' fees and expenses), whether or not involving a Third Party Claim (collectively, "Losses"), incurred or suffered by the Buyer Indemnified Parties or any of them as a result of, arising out of, or directly or indirectly relating to:

          (a) any fraud of the Sellers or any breach of, or inaccuracy in, any representation or warranty made by the Sellers in this Agreement;

          (b) any Retained Liability asserted against the Buyer; or

          (c) any breach or violation of any covenant or agreement of the Sellers (including under this Section 9) in or pursuant to this Agreement.

     9.2 Indemnification by the Buyer. The Buyer will indemnify and hold harmless the Sellers, and the representatives and affiliates of the Sellers (each, a "Seller Indemnified Party"), from, against and in respect of any and all Losses incurred or suffered by the Seller Indemnified Parties or any of them as a result of, arising out of, or directly or indirectly relating to:

          (a) any fraud of the Buyer or any breach of, or inaccuracy in, any representation or warranty made by the Buyer in this Agreement;

          (b) any Assumed Liability asserted against a Seller; or

          (c) any breach or violation of any covenant or agreement of the Buyer (including under this Section 9) in or pursuant to this Agreement.

     9.3 Limits.

          (a) The Sellers will have no obligation to indemnify the Buyer Indemnified Parties pursuant to this Section 9 in respect of Losses due to a breach of, or inaccuracy in, any representation or warranty unless the aggregate amount of all such Losses incurred or suffered by such Indemnified Parties exceeds $* (the "Threshold Amount") (at which point the Indemnifying Party will indemnify such Indemnified Parties for Losses, subject to the limitations of
Section 9.3(b) below); provided, however, that notwithstanding anything contained herein to the contrary, under no circumstances shall Buyer be responsible for any Retained Liabilities and such Retained Liabilities shall not be included in the Threshold Amount.

          (b) The Sellers will have no obligation to indemnify the Buyer Indemnified Parties pursuant to this Section 9 due to a breach of, or inaccuracy in, any representation or warranty to the extent that the aggregate amount of all such Losses incurred or suffered by such Indemnified Parties exceeds $*.

     9.4 Time for Claims. No claim may be made or suit instituted seeking indemnification pursuant to this Section 9 unless a written notice describing the basis for such claim or suit in reasonable detail in light of the circumstances then known to the Indemnified Party is provided to the Indemnifying Party:

          (a) at any time (subject to applicable statute of limitations), in the case of any claim or suit based upon a breach or inaccuracy of the representations and warranties set forth in Sections 3.2, 3.8(a), 3.15, 4.2 or 4.4; or

          (b) at any time prior to September 30, 2007, in the case of any other claim or suit.

     9.5 Third Party Claims.

          (a) If any third party notifies an Indemnified Party with respect to any matter (a "Third Party Claim") which may give rise to a claim against the Indemnifying Party under this Section 9, then the Indemnified Party will promptly give written notice to the Indemnifying Party; provided, however, that no delay on the part of the Indemnified Party in notifying the

Indemnifying Party will relieve the Indemnifying Party from any obligation under this Section 9, except to the extent such delay actually prejudices the Indemnifying Party.

          (b) The Indemnifying Party will be entitled to participate, at its sole expense, in the defense of any Third Party Claim that is the subject of a notice given by an Indemnified Party pursuant to Section 9.5(a). In addition, the Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party gives written notice to the Indemnified Party of its assumption of control and defense of the Third Party Claim within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim to the Indemnifying Party, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that such Indemnifying Party has and will have adequate financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief against the Indemnified Party, (iv) the Third Party Claim does not relate to or otherwise arise in connection with any criminal or regulatory enforcement action, and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently. The Indemnified Party may retain separate co-counsel at its own cost and expense and participate in the defense of the Third Party Claim. Notwithstanding anything to the contrary contained herein, whether or not an Indemnifying Party assumes the defense of any Third Party Claim hereunder shall not constitute a presumption or omission with respect to whether the Losses related to such Third Party Claim are, in fact, subject to indemnification hereunder.

          (c) The Indemnifying Party will not consent to the entry of any judgment or enter into any compromise or settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party unless such judgment, compromise or settlement (i) provides for the payment by the Indemnifying Party of money as sole relief for the claimant, (ii) results in the full and general release of the Indemnified Parties from all liabilities arising or relating to, or in connection with, the Third Party Claim and (iii) involves no finding or admission of any violation of legal requirements or the rights of any Person and no effect on any other claims that may be made against any Indemnified Party.

          (d) The Indemnified Party may not consent to the entry of any judgment or enter into any compromise or settlement with respect to a Third Party Claim with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party. If the Indemnifying Party does not assume the control and defense of a Third Party Claim under Section 9.5(a), the Indemnified Party may defend such Third Party Claim and seek indemnification hereunder from the Indemnifying Party for any Losses associated therewith.

          (e) The Indemnifying Party or the Indemnified Party, as the case may be, shall at all times use reasonable efforts to keep the other reasonably apprised of the status of the defense of any Third Party Claim and to cooperate in good faith with each other with respect to the defense of any such matter.

          (f) Each of the Sellers and the Buyer hereby consents to the non-exclusive jurisdiction of any court in which any Third Party Claim may be brought against any Indemnified Party for purposes of any claim which such Indemnified Party may have against such Party pursuant to this Agreement in connection with such Third Party Claim.

     9.6 Direct Claims. In the event an Indemnified Party claims a right to payment from any Indemnifying Party pursuant to this Agreement, such Indemnified Party will send written notice of such claim to the appropriate Indemnifying Party. Such notice will specify the basis for such claim. As promptly as possible after the Indemnified Party has given such notice, such Indemnified Party and the appropriate Indemnifying Party will establish the merits and amount of such claim (by mutual agreement, litigation, arbitration or otherwise) and, within five (5) Business Days of the final determination of the merits and amount of such claim, the Indemnifying Party will pay to the Indemnified Party immediately available funds in an amount equal to such claim as determined hereunder.

     9.7 Knowledge and Investigation. The Buyer has conducted its own independent review and analysis of the business, operations, technology, assets, liabilities, results of operations, financial condition and prospects of the Sellers related to the conduct of the formulation, manufacture, packaging, promotion, distribution, marketing, use and sale of the Delsym Product in the Territory and acknowledges that the Sellers have provided the Buyer with access to the personnel, properties, premises and books and records of the Sellers related to the conduct of the formulation, manufacture, packaging, promotion, distribution, marketing, use and sale of the Delsym Product in the Territory for this purpose. In entering into this Agreement, the Buyer has relied solely upon its own investigation and analysis and the representations and warranties contained in this Agreement and the Ancillary Agreements, and the Buyer (i) acknowledges that, except for the specific representations and warranties of the Sellers contained herein and in the other Ancillary Agreements, no Seller or any of its directors, officers, employees, affiliates, controlling Persons, agents or representatives, makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information (including any projections, estimates or other forward-looking information) provided (including in any management presentations, information memorandum, supplemental information or other materials or information with respect to any of the above) or otherwise made available to the Buyer or any of its directors, officers, employees, affiliates, controlling persons, agents or representatives and (ii) agrees, to the fullest extent permitted by applicable law, that the Sellers and their respective directors, officers, employees, affiliates, controlling persons, agents and representatives shall not have any liability or responsibility whatsoever to the Buyer or any of its directors, officers, employees, affiliates, controlling persons, agents or representatives on any basis (including in contract or tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made (or any omissions therefrom), to the Buyer or any of its directors, officers, employees, affiliates, controlling persons, agents or representatives, including in respect of the specific representations and warranties of the Sellers set forth herein and in the other Ancillary Agreements, except as and only to the extent expressly set forth herein with respect to such representations and warranties and subject to the limitations and restrictions contained in this Agreement.

     9.8 Exclusive Remedy. The Parties (and, by their acceptance of the benefits under this Agreement, each Buyer Indemnified Party and Seller Indemnified Party) hereby agree that except as otherwise contemplated in Sections 11.5 and 12.4, their sole and exclusive remedy after the Closing with respect to any and all claims relating to this Agreement and the Sale (other than claims of or arising from fraud) shall be pursuant to the indemnification provisions set forth in this Section 9. Without limiting the foregoing, the Parties (and, by their acceptance of the benefits under this Agreement, each Buyer Indemnified Party and Seller Indemnified Party), hereby waive and relinquish from and after the Closing, on behalf of themselves and the other Buyer Indemnified Parties and Seller Indemnified Parties, as applicable, and their respective affiliates, and each of their respective directors, officers, employees, equity holders, partners, successors, assigns, affiliates, agents, advisors or representatives and heirs, any and all claims (other than claims of, or arising from, fraud), whether arising under statute, common law or otherwise, such Party may have against the other Party arising under or based upon this Agreement or any document or certificate delivered in connection herewith (except pursuant to the indemnification provisions set forth in this Section 9 and the indemnification and other remedy provisions expressly set forth in any Ancillary Agreement). Notwithstanding the foregoing, this Section 9.8 shall not, and is in no way intended to, restrict any Party's (a) rights or obligations under any Ancillary Agreement or (b) right to obtain a temporary or permanent injunction and/or a decree for specific performance with respect to a breach or threatened breach of a covenant or agreement contained in this Agreement.

     9.9 Limits on Indemnification.

          (a) In calculating amounts payable to an Indemnified Party, the amount of the Losses (i) shall not be duplicative of any other Loss for which an indemnification claim has been made, (ii) shall be computed net of any amounts actually recovered by such Indemnified Party under any insurance policy with respect to such Loss, and (iii) shall be reduced to take account of any net Tax benefit realized by such Indemnified Party arising from the incurrence or payment of any indemnity payments hereunder. In computing the amount of any such Tax benefit, the Indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit after the incurrence or payment of any indemnified Loss.

          (b) Each Indemnified Party shall be obligated to use its commercially reasonable efforts to mitigate to the fullest extent practicable the amount of any Loss for which it is entitled to seek indemnification hereunder.

          (c) The Buyer shall not have any right to set-off any Losses against any payments to be made by the Buyer or any of its affiliates pursuant to any Ancillary Agreement to which the Buyer is a party or any other agreement with the Buyer or any of its affiliates.

          (d) In any case where an Indemnified Party recovers from third parties any amount in respect of a matter with respect to which an Indemnifying Party has indemnified it pursuant to this Section 9, such Indemnified Party shall promptly pay over to the Indemnifying Party the amount so recovered (after deducting therefrom the full amount of the expenses incurred by it in procuring such recovery), but not in excess of the sum of (i) any amount previously so paid by the Indemnifying Party to or on behalf of the Indemnified Party in respect of such matter and (ii) any amount expended by the Indemnifying Party in pursuing or defending any claim arising out of such matter.

          (e) Notwithstanding anything to the contrary contained in this Agreement, to the extent that any employee, advisor, agent or representative of the Buyer or any of its affiliates specified on Schedule 9.9(e) has, as of the date hereof, actual knowledge of any fact, event or circumstance which constitutes a breach by the Sellers of any of their representations or warranties contained in this Agreement, then such fact, event or circumstance cannot be asserted by any Buyer Indemnified Party as a basis for any indemnification under this Section 9.

     9.10 Consequential Damages. Notwithstanding anything to the contrary contained herein, no Party shall be liable to any other Party for special, consequential, indirect or incidental (including without limitation lost profits), punitive or multiple damages under this Agreement except to the extent such damages shall be payable to a third party.

                             SECTION 10. TERMINATION

     10.1 Termination. This Agreement may be terminated at any time prior to the
Closing:

          (a) by either the Sellers or the Buyer, by written notice to the other, if the Closing shall not have occurred on or before June 30, 2006 (the "Termination Date") for any reason (including failure to achieve the condition to closing set forth in Section 6.2); provided, however, that the right to terminate this Agreement under this Section 10.1(a) shall not be available to any Party whose breach of a representation or warranty or failure to fulfill any covenant or other agreement under this Agreement has been the cause of, or resulted in the failure of, the Sale to occur on or before the Termination Date;

          (b) by either the Buyer or the Sellers by written notice to the other, if a permanent injunction or any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Sale has been issued and such injunction shall have become final and non-appealable; and

          (c) at any time with the mutual written consent of the Buyer and the Sellers.

     10.2 Effect of Termination. If this Agreement is terminated as provided in
Section 10.1, this Agreement shall forthwith become void and have no effect, except that the provisions of this Section 10, Section 11, Section 13, Section
5.3 relating to expenses, and Section 5.6 relating to publicity shall survive.

                           SECTION 11. CONFIDENTIALITY

     11.1 General. Pursuant to the terms of this Agreement, each of the Sellers and the Buyer (in such capacity, the "Disclosing Party") has disclosed and will be disclosing to the other Party, and to the officers, directors, employees, agents and/or representatives of each (in such capacity, the "Receiving Party") certain secret, confidential or proprietary data, Trade Secrets, know-how, intellectual property and related information, including without limitation operating methods and procedures, marketing, manufacturing, distribution and sales methods and systems, sales figures, pricing policies and price lists and other business information ("Confidential Information"). The Receiving Party shall make no use of any Confidential Information of the Disclosing Party except in the exercise of its rights and the performance of its obligations set forth in this Agreement or the Ancillary Agreements. The Receiving Party (i) shall keep and hold as confidential, and shall cause its officers, directors, employees, agents and representatives to keep and hold as confidential, all Confidential Information of the Disclosing Party, and (ii) shall not disclose, and shall cause its officers, directors, employees, agents and representatives not to disclose, any Confidential Information of the Disclosing Party. Confidential Information disclosed by the Disclosing Party shall remain the sole and absolute property of the Disclosing Party, subject to the rights granted in this Agreement or the Ancillary Agreements.

     11.2 Exceptions. The above restrictions on the use and disclosure of Confidential Information shall not apply to any information which (i) is already known to the Receiving Party at the time of disclosure by the Disclosing Party, as demonstrated by competent proof (other than as a result of prior disclosure under any agreement between the Parties with respect to confidentiality), (ii) is or becomes generally available to the public other than through any act or omission of the Receiving Party in breach of this Agreement or the Ancillary Agreements, (iii) is acquired by the Receiving Party from a third party who is not, directly or indirectly, under an obligation of confidentiality to the Disclosing Party with respect to same, or (iv) is developed independently by the Receiving Party without use, direct or indirect, of information that is required to be held confidential under this Agreement or the Ancillary Agreements. In addition, nothing in this Section 11 shall be interpreted to limit the ability of either Party to disclose its own Confidential Information to or any other Person on such terms and subject to such conditions as it deems advisable or appropriate.

     11.3 Permitted Disclosures. It shall not be a breach of Section 11.1 if a Receiving Party discloses Confidential Information of a Disclosing Party (i) pursuant to applicable law to any Regulatory Authority or other governmental authority, or (ii) in a judicial, administrative or arbitration proceeding to enforce such Party's rights under this Agreement. In such event, the Receiving Party shall (A) provide the Disclosing Party with as much advance written notice as possible of the required disclosure, (B) reasonably cooperate with the Disclosing Party in any attempt to prevent or limit the disclosure, and (C) limit disclosure, if any, to the specific purpose at issue.

     11.4 Confidential Terms. Each Party acknowledges and agrees that the terms and conditions of this Agreement shall be considered Confidential Information of each Party and shall be treated accordingly. Notwithstanding the foregoing, each Party acknowledges and agrees that the other may be required to disclose some or all of the information included in this Agreement in order to comply with its obligations under securities laws, and hereby consents to such disclosure to the extent deemed advisable or appropriate by its respective counsel (but only after consulting with the other to the extent practicable).

     11.5 Equitable Remedies. Each Party specifically recognizes that any breach by it of this Section 11 may cause irreparable injury to the other Parties and that actual damages may be difficult to ascertain, and in any event, may be inadequate. Accordingly (and without limiting the availability of legal or equitable, including injunctive, remedies under any other provisions of this Agreement), each Party agrees that in the event of any such breach, notwithstanding the provisions of Section 9.8, the other Parties shall be entitled to seek, by way of private litigation in the first instance, injunctive relief and such other legal and equitable remedies as may be available.

                         SECTION 12. TRANSITION SERVICES

In the event the Buyer shall determine that it would be necessary or helpful for the Sellers to provide services to the Buyer in order to assist Buyer with respect to the transition of the Delsym Product business in the Territory from the Sellers to the Buyer (any such services, the "Transition Services"), Buyer shall request in writing that the Sellers provide such Transition Services and the Parties shall discuss the terms and conditions upon which the Sellers shall provide such Transition Services to Buyer.

                            SECTION 13. MISCELLANEOUS

     13.1 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when so delivered in person, by reputable overnight courier, by facsimile transmission (with receipt confirmed by automatic transmission report) or two (2) Business Days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

          (a)  if to the Buyer, to:

               Adams Respiratory Operations Sub, Inc.
               4 Mill Ridge Lane
               Chester, New Jersey 07930
               Attn: General Counsel
               Facsimile: (908) 879-1404

               with a copy to:

               Alston & Bird LLP
               One Atlantic Center
               1201 West Peachtree Street
               Atlanta, Georgia 30309
               Attn: J. Vaughan Curtis
               Facsimile: (404) 253-8247

          (b)  if to the Sellers, to:

               UCB, Inc.
               1950 Lake Park Dr.
               Smyrna, Georgia 30080
               Attn: President
               Facsimile: (770) 970-8344

               UCB, Inc.
               1950 Lake Park Dr.
               Smyrna, Georgia 30080
               Attn: General Counsel
               Facsimile: (770) 970-8483

Either Party may by notice given in accordance with this Section 13.1 to the other Parties designate another address or Person for receipt of notices hereunder.

     13.2 Amendment; Waiver. This Agreement may not be amended except by an instrument signed by each of the Parties hereto. Any Party hereto may (a) extend the time for the performance of any of the obligations or other acts of another Party hereto or (b) waive compliance with any of the agreements of another Party or any conditions to its own obligations, in each case only to the extent such obligations, agreements, or conditions are intended for its benefit; provided, however, that any such extension or waiver shall be binding upon a Party only if such extension or waiver is set forth in a writing executed by such Party.

     13.3 Entire Agreement. This Agreement and the Ancillary Agreements contain the entire agreement between the Parties with respect to the Sale and supersede all prior agreements, written or oral, between the Parties with respect thereto. Notwithstanding any investigation made by any Party to this Agreement, all covenants, agreements, representations and warranties made by the Sellers and the Buyer herein shall survive the execution of this Agreement and consummation of the Sale subject to the provisions of Section 9.4.

     13.4 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

     13.5 Binding Effect; No Assignment; No Third-Party Beneficiaries.

          (a) This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Sellers nor Buyer may assign any of its rights or delegate and of its liabilities or obligations hereunder without the prior written consent of the other; provided that either Party may assign its rights and obligations under this Agreement without the other Party's prior written consent upon written notice to the other Party in connection with the transfer or sale of all or substantially all of the assets or business of such Party or any of its affiliates or the merger or consolidation with another Person of such Party or any of its affiliates.

          (b) Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Buyer and the Sellers and their respective successors and permitted assigns any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except for affiliates or representatives entitled to indemnification pursuant to Section 9.

     13.6 Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

     13.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument.

     13.8 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. The Parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision.

     13.9 Submission to Jurisdiction; Waiver. Except as otherwise provided in
Section 9.5, in the event any action shall be brought to enforce or interpret the terms of this Agreement, the Parties agree that such action will be brought in the U.S. District Court for the Southern District of New York. Each of the Sellers and the Buyer hereby irrevocably submits with regard to any action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each of Sellers and the Buyer hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

     13.10 Rules of Construction. The Parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or ruling of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

     13.11 Waiver of Jury Trial. EACH OF THE BUYER AND EACH SELLER HEREBY IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER RELATED DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENT OR ACTION RELATED HERETO OR THERETO.

     13.12 Expenses. Except as expressly set forth herein, each Party hereto shall bear all fees and expenses incurred by such Party in connection with, relating to or arising out of the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including attorneys', accountants' and other professional fees and expenses.

     13.13 Independent Contractor. Neither Sellers nor Buyer, together in each case with their respective employees or representatives, are under any circumstances to be considered as employees or agents or representatives of the other by virtue of this Agreement, and neither shall have the authority or power to bind the other or contract in the other's name.

     13.14 No Implied Waivers; Rights Cumulative. No failure on the part of the Sellers or Buyer to exercise and no delay in exercising any right, power, remedy or privilege under this Agreement, or provided by statute or at law or in equity or otherwise, including the right or power to terminate this Agreement, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence therein, nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.

     13.15 Guaranty. Parent hereby absolutely, unconditionally and irrevocably guarantees, as principal obligor, and not merely as surety, to UCB and its affiliates, successors and permitted assigns, the due and punctual payment and performance in full of all liabilities and obligations of Buyer hereunder, including, without limitation, Buyer's indemnification obligations under Section 9 (collectively, the "Obligations"). The foregoing obligation of Parent constitutes a continuing guaranty of payment, and not of collection, and is and shall be absolute and unconditional under any and all circumstances, including without limitation, circumstances which might otherwise constitute a legal or equitable discharge of a surety or guarantor. Parent waives any right to require that resort for payment first be had by UCB against Buyer. The obligation of Parent hereunder shall not be discharged, impaired or otherwise affected by the failure of UCB to assert any claim or demand against Buyer or to enforce any remedy hereunder. Notwithstanding the foregoing, (i) nothing in this Section
13.15 shall create any liabilities or obligations for Parent to the extent Buyer would not have liability or otherwise be responsible to UCB hereunder and (ii) Parent shall have the right to assert as a defense (including rights of set off and counterclaim) to any of its obligations hereunder any defense that would be available to it had it duly authorized and entered into the Obligations directly.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the Parties have executed this Product Purchase Agreement as of the date first stated above.

                                        ADAMS RESPIRATORY OPERATIONS SUB, INC.


                                        By /s/ Robert D. Casale
                                           -------------------------------------
                                        Name: Robert D. Casale
                                        Title: Executive Vice President


                                        ADAMS RESPIRATORY THERAPEUTICS, INC.


                                        By /s/ Robert D. Casale
                                           -------------------------------------
                                        Name: Robert D. Casale
                                        Title: Executive Vice President


                                        UCB, INC.


                                        By /s/ Richard J. Paris, Jr.
                                           -------------------------------------
                                        Name: Richard J. Paris, Jr.
                                        Title: Secretary


                                        By /s/ Anthony Tebbutt
                                           -------------------------------------
                                        Name: Anthony Tebbutt
                                        Title: President


                                        UCB MANUFACTURING, INC.


                                        By /s/ Richard J. Paris, Jr.
                                           -------------------------------------
                                        Name: Richard J. Paris, Jr.
                                        Title: Secretary


                                        By /s/ Anthony Tebbutt
                                           -------------------------------------
                                        Name: Anthony Tebbutt
                                        Title: Authorized Representative

                 [SIGNATURE PAGE TO PRODUCT PURCHASE AGREEMENT]

                                    EXHIBIT A

                            FORM OF LICENSE AGREEMENT

                                   (ATTACHED)

                                LICENSE AGREEMENT

                                      AMONG

                                   UCB, INC.,

                            UCB MANUFACTURING, INC.,

                     ADAMS RESPIRATORY OPERATIONS SUB, INC.

                                       AND

                      ADAMS RESPIRATORY THERAPEUTICS, INC.

                                   ----------

                       Dated as of ________________, 2006

                                   ----------

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
1. DEFINITIONS...........................................................     1

2. LICENSE GRANTS........................................................     4
   2.1.  LICENSE TO BUYER................................................     4
   2.2.  RETAINED RIGHTS OF UCB..........................................     4
   2.3.  SUBLICENSE RIGHTS...............................................     4
   2.4.  DELIVERY OF UCB KNOW-HOW........................................     5

3. ROYALTIES.............................................................     5
   3.1.  ROYALTIES.......................................................     5
   3.2.  ROYALTY REPORTS AND PAYMENTS....................................     5
   3.3.  CURRENCY........................................................     5
   3.4.  TAXES AND WITHHOLDING...........................................     5
   3.5.  RECORD KEEPING; AUDITS..........................................     6
   3.6.  DISPUTES; UNDERPAYMENTS.........................................     6
   3.7.  CONFIDENTIALITY.................................................     6

4. CONFIDENTIAL INFORMATION..............................................     7
   4.1.  GENERAL.........................................................     7
   4.2.  EXCEPTIONS......................................................     7
   4.3.  PERMITTED DISCLOSURES...........................................     7
   4.4.  CONFIDENTIAL TERMS..............................................     8
   4.5.  EQUITABLE REMEDIES..............................................     8

5. INFRINGEMENT OF UCB IP RIGHTS.........................................     8
   5.1.  INFRINGEMENT BY THIRD PARTIES...................................     8
   5.2.  INFRINGEMENT ACTIONS AGAINST BUYER..............................     9

6. INDEMNIFICATION.......................................................     9
   6.1.  INDEMNIFICATION BY BUYER........................................     9
   6.2.  INDEMNIFICATION BY UCB..........................................     9
   6.3.  THIRD PARTY CLAIMS..............................................    10
   6.4.  DIRECT CLAIMS...................................................    11
   6.5.  EXCLUSIVE REMEDY................................................    11

7. TERM AND TERMINATION..................................................    11
   7.1.  TERM............................................................    11
   7.3.  EFFECTS OF TERMINATION..........................................    12

8. MISCELLANEOUS.........................................................    13
   8.2.  AMENDMENT; WAIVER...............................................    14
   8.3.  ENTIRE AGREEMENT................................................    14
   8.4.  GOVERNING LAW...................................................    14

   8.5.  BINDING EFFECT; NO ASSIGNMENT; NO THIRD PARTY BENEFICIARIES.....    14
   8.6.  SECTION HEADINGS; CONSTRUCTION..................................    14
   8.7.  COUNTERPARTS....................................................    14
   8.8.  SEVERABILITY....................................................    14
   8.9.  SUBMISSION TO JURISDICTION; WAIVER..............................    15
   8.10. RULE OF CONSTRUCTION............................................    15
   8.11. WAIVER OF JURY TRIAL............................................    15
   8.12. EXPENSES........................................................    15
   8.13. INDEPENDENT CONTRACTOR..........................................    15
   8.14. NO IMPLIED WAIVERS; RIGHTS CUMULATIVE...........................    16
   8.15. GUARANTY........................................................    16

                                    SCHEDULES

Schedule 1.37   UCB Trademark Rights

                                LICENSE AGREEMENT

     This LICENSE AGREEMENT (this "Agreement") is entered into as of ___________, 2006 (the "Effective Date") by and among UCB, Inc., a Delaware corporation, and UCB Manufacturing, Inc., a Delaware corporation (collectively, "UCB"), Adams Respiratory Operations Sub, Inc., a Delaware corporation ("Buyer") and, for purposes of Section 8.15 (Guaranty), Adams Respiratory Therapeutics, Inc., a Delaware corporation ("Parent"). UCB and Buyer are referred to hereinafter individually as a "Party" and collectively as the "Parties."

                                    RECITALS

     A. The Parties have entered into a Product Purchase Agreement dated as of May 24, 2006 (the "Purchase Agreement") pursuant to which Buyer has agreed to purchase from UCB certain assets relating to the Delsym Product.

     B. The Purchase Agreement contemplates that this Agreement be executed and delivered by the Parties.

     C. UCB owns or controls the UCB IP Rights and is willing to grant certain rights under and to the UCB IP Rights to Buyer on the terms set forth herein.

     In consideration of the mutual representations, warranties and covenants contained herein, the Parties agree as follows:

                                 1. DEFINITIONS

     Capitalized terms used in this Agreement, but not otherwise defined herein, shall have the meanings given to them in the Purchase Agreement.

          1.1. "Agreement" has the meaning set forth in the preamble.

          1.2. "Ancillary Agreement" has the meaning set forth in the Purchase Agreement.

          1.3. "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

          1.4. "Buyer" has the meaning set forth in the preamble.

          1.5. "Buyer Action" has the meaning set forth in Section 5.1.

          1.6. "Buyer Indemnified Party" has the meaning set forth in Section
6.2.

          1.7. "Confidential Information" has the meaning set forth in Section 4.1.

          1.8. "Delsym Product" means the product covered by NDA No. 18658, with all supplements and amendments thereto as of the Effective Date, including all products which are or were sold, discontinued, developed and/or under development by or on behalf of UCB described in NDA No. 18658 on or before the Effective Date, and shall include any new flavors of the Delsym Product developed by the Parties under the Development Agreement, which new flavors shall be evidenced in supplements to NDA No. 18658.

          1.9. "Disclosing Party" has the meaning set forth in Section 4.1.

          1.10. "Effective Date" has the meaning set forth in the preamble.

          1.11. "Field" means Non-Prescription pharmaceuticals products.

          1.12. "Finished Product Supply Agreement" means the Finished Product Supply Agreement of even date herewith by and among the Parties, as such agreement may be amended, supplemented or otherwise modified from time to time.

          1.13. "Indemnified Parties" means (i) with respect to claims arising under Section 6.1, UCB Indemnified Parties, and (ii) with respect to claims arising under Section 6.2, Buyer Indemnified Parties.

          1.14. "Indemnifying Party" means (i) with respect to claims arising under Section 6.1, the Buyer, and (ii) with respect to claims arising under
Section 6.2, UCB.

          1.15. "Losses" has the meaning set forth in Section 6.1.

          1.16. "Net Sales" means, for any period of determination, the aggregate amount invoiced by Buyer (or any affiliate, successor, assignee, sublicensee, delegatee or partner of Buyer) to a third party distributor (who is not a sublicensee), agent, contractor or user for the sale of the Delsym Product during such period less (a) credits, refunds and allowances accrued for spoiled, damaged, outdated and returned products, (b) accrued trade volume and cash discounts and rebates (including coupons and government charge-backs) in amounts customary to the trade, and (c) sales, excise, value added, turnover, use, and other like taxes and customs duties accrued, excluding net income tax. The amounts of any deductions accrued pursuant to clauses (a) - (c) shall be determined from books and records maintained in accordance with GAAP, consistently applied. Net Sales shall not include revenue received by Buyer (or any of its affiliates) from transactions with an affiliate, where the Delsym Product in question will be resold to an independent third party distributor, agent or end user by the affiliate where such revenue received by the affiliate from such resale is included in Net Sales.

          1.17. "Non-Prescription" means, with respect to any pharmaceutical product, that such product has been filed as a non-prescription product with applicable Regulatory Authorities and has received Regulatory Approval to be sold without a physician's prescription, and shall apply to any such product even if the regulatory status of such product subsequently changes so that such product may be sold only with a physician's prescription; provided that such change in regulatory status shall have been required by applicable law and shall not be as a result of a voluntary election.

          1.18. "Obligations" has the meaning set forth in Section 8.15.

          1.19. "Parent" has the meaning set forth in the preamble.

          1.20. "Party" or "Parties" has the meaning set forth in the preamble.

          1.21. "Pennkinetic Technology" means prolonged release pharmaceutical preparations containing ion exchange resin drug complexes, a portion of which have been treated with a solvating agent and provided with a diffusion barrier coating, as such technology exists as of the Effective Date and is described in Delsym NDA No. 18658, including all supplements and amendments thereto as of the Effective Date.

          1.22. "Person" means an individual, a corporation, a general partnership, a limited partnership, a limited liability company, a limited liability partnership, an association, a trust or any other entity or organization, including a governmental authority.

          1.23. "Purchase Agreement" has the meaning set forth in the recitals.

          1.24. "Quarterly Royalty Reports" has the meaning set forth in Section 3.2.

          1.25. "Receiving Party" has the meaning set forth in Section 4.1.

          1.26. "Regulatory Approval" means, with respect to a product, all approvals (including price and reimbursement approvals), licenses, registrations or authorizations based on determinations of quality, safety and efficacy of any Regulatory Authority, necessary for the use, storage, import, transport and sale of such product in the Territory.

          1.27. "Regulatory Authority" means any governmental or regulatory body, court or arbitrator, including the Food and Drug Administration or any successor agency.

          1.28. "Royalty Term" means the period beginning on the Effective Date and ending on the fifth anniversary of the Effective Date.

          1.29. "Territory" means the United States and its territories and possessions, including Puerto Rico.

          1.30. "Third Party Claim" has the meaning set forth in Section 6.3.

          1.31. "Trade Secrets" means information, including technical and nontechnical data, a formula, pattern, compilation, program device, method, technique, process or other information similar to any of the foregoing, that
(i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons who can derive economic value from its disclosure or use and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

          1.32. "UCB" has the meaning set forth in the preamble.

          1.33. "UCB Indemnified Party" has the meaning set forth in Section
6.1.

          1.34. "UCB IP Rights" means the UCB Patent Rights, UCB Know-How and UCB Trademark Rights.

          1.35. "UCB Know-How" means the Pennkinetic Technology (other than UCB Patent Rights) and the manufacturing processes and testing and analytical know-how used by UCB as of the Effective Date to practice the Pennkinetic Technology in connection with making and testing the Delsym Product.

          1.36. "UCB Patent Rights" means claims of United States Patent No. 5,980,882 to the extent that such claims cover the Pennkinetic Technology as of the Effective Date.

          1.37. "UCB Trademark Rights" means the United States trademark listed on Schedule 1.37, to the extent used in the sale of the Delsym Product in the Territory as of the Effective Date.

                               2. LICENSE GRANTS

          2.1. License to Buyer. Subject to the terms and conditions of this Agreement, UCB hereby grants to Buyer an exclusive (even as to UCB), perpetual license under and to the UCB IP Rights in the Field to make, have made, use, sell and offer for sale the Delsym Product in the Territory.

          2.2. Retained Rights of UCB. All rights not expressly granted to Buyer under this Agreement are retained by UCB. In addition to and without limiting the foregoing, notwithstanding the licenses granted to Buyer pursuant to Section
2.1 above, UCB shall retain the right, and nothing in this Agreement shall limit in any way UCB's right:

          (a) to make the Delsym Product for sale to Buyer pursuant to the Finished Product Supply Agreement;

          (b) to sell the Delsym Product to Buyer pursuant to the Finished Product Supply Agreement;

          (c) to make, have made, use, import, export, sell or offer for sale the Delsym Product outside the Territory; and

          (d) to make, have made, use, import, export, sell or offer for sale the Delsym Product in the Territory for delivery and sale to any Person outside the Territory.

          2.3. Sublicense Rights. Subject to the terms and conditions of this Agreement, UCB hereby grants to Buyer the right to sublicense the rights granted in Section 2.1 solely to a contract manufacturer to effectuate the rights granted in Section 2.1 to Buyer, under the following conditions: (i) Buyer may not grant any more than two (2) such sublicenses at any given time; (ii) Buyer must notify UCB in writing of the identification of the sublicensee within ten
(10) Business Days of execution of the sublicense; (iii) the sublicensee must be bound by the terms of this Agreement and shall confirm in writing to and for the benefit of UCB that it will comply with the covenants and agreements of Buyer hereunder; (iv) the sublicensee must limit access to Confidential Information of UCB, including UCB Know-How, to employees with a need to know the information to carry out the terms of the Buyer manufacturing contract and must otherwise comply with the provisions of Section 4 (Confidential Information) as if it were a direct party to this Agreement; (v) the sublicense shall terminate immediately on termination of this Agreement;
(vi) on termination of the sublicense, the sublicensee must immediately return all aspects of UCB IP Rights and UCB Confidential Information to Buyer, including documents, electronic files, information, materials, notes, and resins, and Buyer shall certify to UCB within thirty (30) days of termination of the sublicense that it has possession of all tangible forms of UCB IP Rights and UCB Confidential Information from the sublicensee; and (vii) no such sublicense pursuant to this Section 2.3 shall relieve Buyer of any of its obligations or liabilities under this Agreement.

          2.4. Delivery of UCB Know-How. Upon the reasonable request of Buyer, UCB shall provide to Buyer electronic or paper copies of the UCB Know-How (to the extent such UCB Know-How shall have previously been reduced to writing by
UCB) and allow Buyer reasonable access to UCB employees that possess UCB
Know-How.

                                  3. ROYALTIES

          3.1. Royalties. Within thirty (30) days of the end of each calendar quarter during the Royalty Term, Buyer shall pay to UCB royalties on Net Sales of the Delsym Product at the rate of * percent (*%); provided that Buyer shall have no obligation to pay such royalties hereunder in the event an abbreviated new drug application based upon the Delsym Product shall be approved by the FDA for sale in the Territory with respect to an A/B rated product bioequivalent to the Delsym Product and sales of such product shall represent at least fifty percent (50%) of Buyer's sales of the Delsym Product in the Territory for the prior twelve (12) month period.

          3.2. Royalty Reports and Payments. During the Royalty Term, Buyer shall make quarterly royalty payment reports ("Quarterly Royalty Reports") to UCB on or before the thirtieth (30th) day following the end of the preceding calendar quarter. Each Quarterly Royalty Report shall cover the most recently completed calendar quarter and shall show (a) the Net Sales of the Delsym Product during the most recently completed calendar quarter and (b) the royalties, in U.S. dollars, payable with respect to such Net Sales, and shall be accompanied by sufficient documentation evidencing the computation of such Net Sales. Each Quarterly Royalty Report shall be accompanied by the payment shown as due on such Quarterly Royalty Report.

          3.3. Currency. All amounts payable and calculations hereunder shall be in United States dollars.

          3.4. Taxes and Withholding. All payments under this Agreement will be made without any deduction or withholding for or on account of any Tax, duties, levies, or other charges unless such deduction or withholding is required by applicable laws or regulations to be assessed against UCB. If Buyer is so required to deduct or withhold, Buyer will (i) notify UCB of such requirement in writing, (ii) pay to the relevant authorities the full amount required to be deducted or withheld promptly upon the earlier of determining that such deduction or withholding is required or receiving notice that such amount has been assessed against UCB, and

(iii) forward to UCB an official receipt (or certified copy) or other documentation reasonably acceptable to UCB evidencing such payment to such authorities.

          3.5. Record Keeping; Audits. Buyer and its affiliates and sublicensees shall keep books and accounts of record in connection with Net Sales of the Delsym Product in sufficient detail to permit accurate determination of all figures necessary for verification of royalties to be paid hereunder. Buyer and its affiliates and sublicensees shall maintain such records for a period of at least five (5) years after the end of the calendar quarter in which they were generated; provided, however, that if any records are in dispute and Buyer has received written notice from UCB of the records which are in dispute, Buyer and its affiliates and sublicensees shall keep such records until the later of five
(5) years or until such dispute is resolved. Upon reasonable notice to Buyer, UCB shall have the right to examine Buyer's (or its affiliate's or sublicensee's) records to determine the correctness of the amount of royalties paid to UCB under the terms of this Agreement.

          3.6. Disputes; Underpayments. In the event UCB shall dispute the correctness of Buyer's calculation of Net Sales or the computation of any royalty payable hereunder, UCB shall provide written notice to Buyer of such objection, setting forth in writing and in reasonable detail the reasons therefor. The Parties shall endeavor in good faith to resolve any disputed matters within fifteen (15) days after Buyer's receipt of UCB's notice of objections. If the Parties are unable to resolve the disputed matters within such fifteen (15)-day period, the Parties shall select a nationally known independent accounting firm (which firm shall not be the then regular auditors of either Party) to resolve the matters in dispute, and the determination of such firm in respect of the correctness of each matter remaining in dispute shall be conclusive and binding on the Parties. If it is determined that additional royalties were due to UCB under this Agreement, Buyer shall pay to UCB the additional royalties within fifteen (15) days of such determination, plus interest, which shall be calculated as the average of the prime rate reported by Citibank, N.A., New York City (or its successor), each month during the period from the time any royalty payment was due until paid in full. In connection with the resolution of any dispute under this Section 3.6, each Party shall bear its own costs and expenses and share the costs and expenses of any independent accounting firm selected to resolve such disputes, except that if Buyer is determined to have underreported the amount of royalties for the period subject to such dispute by five percent (5%) or more, then Buyer shall reimburse UCB for any and all reasonable, actual out-of-pocket expenses incurred by UCB in connection with the dispute, including any costs and expenses payable to the independent accounting firm and any other costs and expenses incurred by UCB in connection with such dispute resolution process.

          3.7. Confidentiality. All records, reports and information of Buyer which are subject to review under this Section 3 shall be deemed to be Buyer's Confidential Information subject to the provisions of Section 4 hereof, and UCB shall not disclose any such Confidential Information of Buyer to any third party or use such Confidential Information of Buyer for any purpose other than reviewing progress made or verifying payments to be made by Buyer to UCB hereunder.

                          4. CONFIDENTIAL INFORMATION

          4.1. General. Pursuant to the terms of this Agreement, each of UCB and Buyer (in such capacity, the "Disclosing Party") has disclosed and will be disclosing to the other Party, and to the officers, directors, employees, agents and/or representatives of each (in such capacity, the "Receiving Party") certain secret, confidential or proprietary data, Trade Secrets, know-how, intellectual property and related information, including operating methods and procedures, marketing, manufacturing, distribution and sales methods and systems, sales figures, pricing policies and price lists and other business information ("Confidential Information"). Without limiting the foregoing, it is acknowledged that the UCB Know-How, the Pennkinetic Technology and all other data or information disclosed or licensed to Buyer hereunder or pursuant to the Technology Transfer Agreement, shall constitute the Confidential Information of UCB (subject to Section 4.2) for purposes of this Agreement. The Receiving Party
(i) shall keep and hold as confidential, and shall cause its officers, directors, employees, agents and representatives to keep and hold as confidential, all Confidential Information of the Disclosing Party, and (ii) shall not disclose, and shall cause its officers, directors, employees, agents and representatives not to disclose, any Confidential Information of the Disclosing Party. The Receiving Party may (i) use the Confidential Information of the Disclosing Party only in the exercise of its rights and the performance of its obligations set forth in this Agreement or the Ancillary Agreements and
(ii) disclose the Confidential Information of the Disclosing Party only in the exercise of its rights and the performance of its obligations set forth in this Agreement or the Ancillary Agreements; provided any such disclosure requires the recipient to maintain the confidentiality of the Confidential Information. Confidential Information disclosed by the Disclosing Party shall remain the sole and absolute property of the Disclosing Party, subject to the rights granted in this Agreement or the Ancillary Agreements.

          4.2. Exceptions. Confidential Information shall not include any information which (i) is already known to the Receiving Party at the time of disclosure by the Disclosing Party, as demonstrated by competent proof (other than as a result of prior disclosure under any agreement between or among the Parties with respect to confidentiality), (ii) is or becomes generally available to the public other than through any act or omission of the Receiving Party in breach of this Agreement or the Ancillary Agreements, (iii) is acquired by the Receiving Party from a third party who is not, directly or indirectly, under an obligation of confidentiality to the Disclosing Party with respect to same, or
(iv) is developed independently by the Receiving Party without use, direct or indirect, of information that is required to be held confidential under this Agreement or the Ancillary Agreements. In addition, nothing in this Section 4 shall be interpreted to limit the ability of any Party to disclose its own Confidential Information to any other Person on such terms and subject to such conditions as it deems advisable or appropriate.

          4.3. Permitted Disclosures. It shall not be a breach of Section 4.1 if a Receiving Party discloses Confidential Information of a Disclosing Party (i) pursuant to applicable law to any Regulatory Authority or other governmental authority, or (ii) in a judicial, administrative or arbitration proceeding to enforce such Party's rights under this Agreement. In such event, the Receiving Party shall (A) provide the Disclosing Party with as much advance written notice as possible of the required disclosure, (B) reasonably cooperate with the Disclosing Party in any attempt to prevent or limit the disclosure, and (C) limit disclosure, if any, to the specific purpose at issue.

          4.4. Confidential Terms. Each Party acknowledges and agrees that the terms and conditions of this Agreement shall be considered Confidential Information of each Party and shall be treated accordingly. Notwithstanding the foregoing, each Party acknowledges and agrees that the other may be required to disclose some or all of the information included in this Agreement in order to comply with its obligations under securities laws, and hereby consents to such disclosure to the extent deemed advisable or appropriate by its respective counsel (but only after consulting with the other to the extent practicable).

          4.5. Equitable Remedies. Each Party specifically recognizes that any breach by it of this Section 4 may cause irreparable injury to the other Parties and that actual damages may be difficult to ascertain, and in any event, may be inadequate. Accordingly (and without limiting the availability of legal or equitable, including injunctive, remedies under any other provisions of this Agreement), each Party agrees that in the event of any such breach, notwithstanding the provisions of Section 6.5, the other Parties shall be entitled to seek, by way of private litigation in the first instance, injunctive relief and such other legal and equitable remedies as may be available.

                        5. INFRINGEMENT OF UCB IP RIGHTS

          5.1. Infringement by Third Parties.

          (a) If either Buyer or UCB becomes aware of an infringement of any UCB IP Rights, it shall give prompt written notice thereof to the other Party. UCB shall have the right, but not the obligation, to obtain a discontinuance of such infringement or bring suit against the third party infringer. If Buyer receives a certification of invalidity or non-infringement directed to the UCB Patent Rights in connection with an abbreviated new drug application or a Section 502(b)(2) application, Buyer shall immediately inform UCB of such certification and Buyer may initiate an action to enforce the UCB Patent Rights if UCB fails to initiate such an action within thirty (30) days of receipt of such certification. If UCB fails to take commercially appropriate actions to stop any infringement of any UCB IP Rights within ninety (90) days of written notice of the infringement, Buyer may, but shall not be obligated to, take such necessary actions to stop such infringement (a "Buyer Action"). Each Party will cooperate with the Party initiating an action, join in any suits as may be brought by or as may be brought against the other Party as necessary and be available at the other Party's reasonable request to assist in such proceedings. With respect to any action to enforce UCB IP Rights, no settlement, consent judgment or other voluntary final disposition of the suit or action, including injunctive relief, may be entered into without consent to such injunctive relief by the other Party, which consent shall not be unreasonably withheld or delayed; provided that UCB shall not be required to seek the consent of Buyer with respect to any settlement, consent judgment or other voluntary final disposition of a suit or action if such settlement, consent judgment or disposition is not reasonably related to, or reasonably likely to affect in an adverse manner, the Delsym Product.

          (b) The Party that brings an action under Section 5.1(a) shall bear the expenses of, and reimburse the other Party for any expenses incurred by the other Party in connection with, its cooperation with the Party initiating the action under Section 5.1(a). For clarity, a Party shall have no responsibility to reimburse the other Party for costs, fees or expenses incurred by the other Party related to separately retained representation in such action.

Any recovery or damages derived from a suit or action shall be retained by the Party bringing the suit.

          (c) Neither Party shall make any statements nor take a position that negates the other Party's rights in any UCB IP Right.

          5.2. Infringement Actions against Buyer. In the event that any action, suit or proceeding is brought against, or written notice or threat thereof is provided to, Buyer alleging infringement of any patent or unauthorized use or misappropriation of technology arising out of or in connection with Buyer's practice of UCB IP Rights, Buyer shall notify UCB of such action, suit or proceeding as soon as practicable. UCB shall have the right, but not the obligation, to defend at its own expense such action. If UCB chooses not to defend such action, suit or proceeding, Buyer shall have the right, but not the obligation, to defend such action, suit or proceeding using counsel reasonably acceptable to UCB; provided, however, that no settlement, consent judgment or other voluntary final disposition of the suit or action may be entered into without the consent of UCB, which consent shall not be unreasonably withheld or delayed. Each Party will cooperate with the Party defending such action, suit or proceeding, join in any suits as may be necessary and shall be available at the other Party's reasonable request to assist in such proceedings.

                               6. INDEMNIFICATION

          6.1. Indemnification by Buyer. Buyer will defend, indemnify and hold harmless UCB, and the representatives and affiliates of UCB (each, a "UCB Indemnified Party"), from, against and in respect of any and all actions, liabilities, governmental orders, encumbrances, losses, damages, bonds, dues, assessments, fines, penalties, taxes, fees, costs (including costs of investigation, defense and enforcement of this Agreement), expenses or amounts paid in settlement (in each case, including attorneys' and experts' fees and expenses), whether or not involving a Third Party Claim (collectively, "Losses"), incurred or suffered by the UCB Indemnified Parties or any of them as a result of, arising out of, or directly or indirectly relating to:

          (a) any claim of any nature arising out of the use or sale of the Delsym Product by, on behalf of, or under the authority of, Buyer after the Effective Date that do not fall within the indemnification of Buyer by UCB pursuant to Section 6.4 of the Finished Product Supply Agreement; or

          (b) any breach by Buyer of any of its representations, warranties or covenants set forth herein.

          6.2. Indemnification by UCB. UCB will defend, indemnify and hold harmless Buyer, and the representatives and affiliates of Buyer (each, a "Buyer Indemnified Party") from, against and in respect of any and all Losses incurred or suffered by the Buyer Indemnified Parties or any of them as a result of, arising out of, or directly or indirectly relating to any breach by UCB of any of its representations, warranties or covenants set forth herein.

          6.3. Third Party Claims.

          (a) If any third party notifies an Indemnified Party with respect to any matter (a "Third Party Claim") which may give rise to any claim against the Indemnifying Party under this Section 6, then the Indemnified Party will promptly give written notice to the Indemnifying Party; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation under this Section 6, except to the extent such delay actually prejudices the Indemnifying Party.

          (b) The Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party gives written notice to the Indemnified Party of its assumption of control and defense of the Third Party Claim within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim to the Indemnifying Party, (ii) the Third Party Claim does not relate to or otherwise arise in connection with any criminal or regulatory enforcement action, and (iii) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently. The Indemnified Party may retain separate co-counsel at its own cost and expense and participate in the defense of the Third Party Claim. Otherwise, the Indemnifying Party will be entitled to participate, at its sole expense, in the defense of any Third Party Claim. Notwithstanding anything to the contrary contained herein, assumption of the defense of any Third Party Claim hereunder by the Indemnifying Party shall not constitute a presumption or omission with respect to whether the Losses related to such Third Party Claim are, in fact, subject to indemnification hereunder.

          (c) The Indemnifying Party will not consent to the entry of any judgment or enter into any compromise or settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party unless such judgment, compromise or settlement (i) provides for the payment by the Indemnifying Party of money as sole relief for the claimant, (ii) results in the full and general release of the Indemnified Parties from all liabilities arising or relating to, or in connection with, the Third Party Claim and (iii) involves no finding or admission of any violation of legal requirements or the rights of any Person and no effect on any other claims that may be made against any Indemnified Party.

          (d) The Indemnified Party may not consent to the entry of any judgment or enter into any compromise or settlement with respect to a Third Party Claim with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party. If the Indemnifying Party does not assume the control and defense of a Third Party Claim under Section 6.3(a), the Indemnified Party may defend such Third Party Claim and seek indemnification hereunder from the Indemnifying Party for any Losses associated therewith.

          (e) The Indemnifying Party or the Indemnified Party, as the case may be, shall at all times use reasonable efforts to keep the other reasonably apprised of the status of the defense of any Third Party Claim and to cooperate in good faith with each other with respect to the defense of any such matter.

          (f) Each of UCB and Buyer hereby consents to the non-exclusive jurisdiction of any court in which any Third Party Claim may be brought against any Indemnified Party for purposes of any claim which such Indemnified Party may have against such Party pursuant to this Agreement in connection with such Third Party Claim.

          6.4. Direct Claims. In the event an Indemnified Party claims a right to payment from any Indemnifying Party pursuant to this Agreement, such Indemnified Party will send written notice of such claim to the appropriate Indemnifying Party. Such notice will specify the basis for such claim. As promptly as possible after the Indemnified Party has given such notice, such Indemnified Party and the appropriate Indemnifying Party will establish the merits and amount of such claim (by mutual agreement, litigation, arbitration or otherwise) and, within five Business Days of the final determination of the merits and amount of such claim, the Indemnifying Party will pay to the Indemnified Party immediately available funds in an amount equal to such claim as determined hereunder.

          6.5. Exclusive Remedy. Except as otherwise provided in Section 4.5, the sole and exclusive remedy with respect to any breach of any representation, warranty, covenant or agreement contained herein this Agreement (other than (i) with respect to a breach of the terms of a covenant or agreement, as to which UCB or Buyer, as the case may be, also shall be entitled to seek specific performance or other equitable relief and (ii) with respect to claims for fraud) shall be a claim for Losses (whether by contract, in tort or otherwise, and whether in law, in equity or both) made pursuant to Section 6.1 or 6.2, as the case may be. Notwithstanding any provision herein, no claim for indemnification may be made by Buyer pursuant to Section 6.2 for any Loss for which Buyer has a right of indemnification under Section 9.1 of the Purchase Agreement.

                             7. TERM AND TERMINATION

          7.1. Term. The term of this Agreement shall commence upon the Effective Date and continue until terminated in accordance with the terms hereof.

          7.2. Termination.

          (a) Buyer Termination. This Agreement may be terminated by Buyer, at any time, upon thirty (30) days prior written notice to UCB.

          (b) UCB Termination.

               (i) If at any time during the term of this Agreement, Buyer, directly or indirectly, takes any action or assists or supports any third party in taking any action challenging any of UCB's rights in the UCB IP Rights, including any action in connection with an opposition, reexamination, revocation or invalidation proceeding, or requests a declaration of an interference against or otherwise attacks the validity or enforceability of any UCB IP Right, or contests or disputes UCB's entitlement to or ownership of the UCB IP Rights, UCB shall have the right to terminate this Agreement immediately.

               (ii) UCB shall have the right to terminate this Agreement if Buyer commits any continuing and material breach of any of the provisions of this Agreement and (in the case of a breach that is capable of remedy) fails to remedy the same within sixty (60) days of receipt of written notice of such breach.

          (c) No Waiver. The right of Buyer or UCB to terminate this Agreement, as herein above provided, shall not be affected in any way by Buyer's or UCB's respective waiver or failure to take action with respect to any prior default or breach.

          7.3. Effects of Termination.

          (a) Effect of Termination. On termination of this Agreement for any reason, except as otherwise expressly provided herein, all rights and obligations of each Party hereunder shall cease, including all rights and licenses granted by either Party to the other Party hereunder and all rights and sublicenses granted by Buyer pursuant to Section 2.3.

          (b) Accrued Rights. Termination of this Agreement for any reason shall be without prejudice to any right which shall have accrued to the benefit of either Party prior to such termination, including damages arising from any breach under this Agreement. Termination of this Agreement shall not relieve either Party from any obligation which is expressly indicated to survive such termination.

          (c) Disposition of Inventory. Buyer shall have the right to continue to sell Delsym Product inventory manufactured prior to the effective date of termination of this Agreement for a reasonable time after the effective date of such termination (not to exceed six (6) months).

          (d) Survival. The following sections of this Agreement, as well as any other provisions in this Agreement which specifically state they will survive termination of this Agreement, shall survive termination of this Agreement for any reason: Section 3, Section 4, Section 6, this Section 7.3 and Section 8.

          (e) Return of Confidential Information. Within thirty (30) days of any termination of this Agreement, (i) Buyer shall cease to use and shall deliver to UCB, upon written request, all Confidential Information of UCB, except for any documents or records that Buyer is required to retain by applicable law, and
(ii) UCB shall cease to use and shall deliver to Buyer, upon written request, all Confidential Information of Buyer except for any documents or records that UCB is required to retain by applicable law.

          (f) Rights in Bankruptcy. All licenses granted under this Agreement and all rights to data, regulatory filings and information, are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to "intellectual property" as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that Buyer, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code, subject to the terms of this Agreement. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against UCB under the U.S. Bankruptcy Code, Buyer shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in Buyer's possession, shall be promptly delivered to Buyer's upon Buyer's written request (i) upon any such commencement of a bankruptcy proceeding, unless UCB elects to continue to perform all of its obligations under this Agreement, or
(ii) if not delivered under (i) above, following the rejection of this Agreement by or on behalf of UCB.

                                8. MISCELLANEOUS

          8.1. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when so delivered in person, by reputable overnight courier, by facsimile transmission (with receipt confirmed by automatic transmission report) or two Business Days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

     if to Buyer, to:

                      Adams Respiratory Operations Sub, Inc.
                      4 Mill Ridge Lane
                      Chester, New Jersey 07930
                      Attn: General Counsel
                      Facsimile No.: (908) 879-9784

     with a copy to:

                      Alston & Bird LLP
                      One Atlantic Center
                      1201 West Peachtree Street
                      Atlanta, Georgia 30309
                      Attn: J. Vaughan Curtis
                      Facsimile: (404) 253-8247

     if to UCB, to:

                      UCB, Inc.
                      1950 Lake Park Dr.
                      Smyrna, Georgia 30080
                      Attn: President
                      Facsimile: (770) 970-8344

     and to:

                      UCB, Inc.
                      1950 Lake Park Dr.
                      Smyrna, Georgia 30080
                      Attn: General Counsel
                      Facsimile: (770) 970-8483

Any Party may by notice given in accordance with this Section 8.1 to the other Parties designate another address or person for receipt of notices hereunder.

          8.2. Amendment; Waiver. This Agreement may not be amended except by an instrument signed by each of the Parties hereto. Any Party hereto may (a) extend the time for the performance of any of the obligations or other acts of another Party hereto or (b) waive compliance with any of the agreements of another Party or any conditions to its own obligations, in each case only to the extent such obligations, agreements, or conditions are intended for its benefit; provided, however, that any such extension or waiver shall be binding upon a Party only if such extension or waiver is set forth in a writing executed by such Party.

          8.3. Entire Agreement. This Agreement and the Ancillary Agreements contain the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements, written or oral, among the Parties.

          8.4. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without regarding to its conflict of laws principles.

          8.5. Binding Effect; No Assignment; No Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither UCB nor Buyer may assign any of its rights or delegate and of its liabilities or obligations hereunder without the prior written consent of the other; provided that either Party may assign its rights and obligations under this Agreement without the other Party's prior written consent upon written notice to the other Party in connection with the transfer or sale of all or substantially all of the assets or business of such Party or any of its affiliates or the merger or consolidation with another Person of such Party or any of its affiliates. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than Buyer and UCB and their respective successors and permitted assigns any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except for affiliates or representatives entitled to indemnification pursuant to Section 6.

          8.6. Section Headings; Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms and shall be deemed to be following by the words "without limitation."

          8.7. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument.

          8.8. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. The Parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision.

          8.9. Submission to Jurisdiction; Waiver. In the event any action shall be brought to enforce or interpret the terms of this Agreement, the Parties agree that such action will be brought in the U.S. District Court for the Southern District of New York. Each of UCB and Buyer hereby irrevocably submits with regard to any action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each of UCB and Buyer hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

          8.10. Rule of Construction. The Parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or ruling of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

          8.11. Waiver of Jury Trial. EACH OF BUYER AND UCB HEREBY IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER RELATED DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENT OR ACTION RELATED HERETO OR THERETO.

          8.12. Expenses. Except as expressly set forth herein, each Party hereto shall bear all fees and expenses incurred by such Party in connection with, relating to or arising out of the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including attorneys', accountants' and other professional fees and expenses.

          8.13. Independent Contractor. Neither UCB nor Buyer, together in each case with their respective employees or representatives, are under any circumstances to be considered as employees or agents or representatives of the other by virtue of this Agreement, and neither shall have the authority or power to bind the other or contract in the other's name.

          8.14. No Implied Waivers; Rights Cumulative. No failure on the part of UCB or Buyer to exercise and no delay in exercising any right, power, remedy or privilege under this Agreement, or provided by statute or at law or in equity or otherwise, including the right or power to terminate this Agreement, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence therein, nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.

          8.15. Guaranty. Parent hereby absolutely, unconditionally and irrevocably guarantees, as principal obligor, and not merely as surety, to UCB and its affiliates, successors and permitted assigns, the due and punctual payment and performance in full of all liabilities and obligations of Buyer hereunder, including, without limitation, Buyer's obligation to pay royalties under Section 3 and Buyer's indemnification obligations under Section 6 (collectively, the "Obligations"). The foregoing obligation of Parent constitutes a continuing guaranty of payment, and not of collection, and is and shall be absolute and unconditional under any and all circumstances, including without limitation, circumstances which might otherwise constitute a legal or equitable discharge of a surety or guarantor. Parent waives any right to require that resort for payment first be had by UCB against Buyer. The obligation of Parent hereunder shall not be discharged, impaired or otherwise affected by the failure of UCB to assert any claim or demand against Buyer or to enforce any remedy hereunder. Notwithstanding the foregoing, (i) nothing in this Section
8.15 shall create any liabilities or obligations for Parent to the extent Buyer would not have liability or otherwise be responsible to UCB hereunder and (ii) Parent shall have the right to assert as a defense (including rights of set off and counterclaim) to any of its obligations hereunder any defense that would be available to it had it duly authorized and entered into the Obligations directly.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the Parties hereby have been caused this Agreement to be duly executed as of the date first above written.

                                        ADAMS RESPIRATORY OPERATIONS SUB, INC.


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        ADAMS RESPIRATORY THERAPEUTICS, INC.


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        UCB, INC.


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        UCB MANUFACTURING, INC.


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                      [SIGNATURE PAGE TO LICENSE AGREEMENT]

                                    EXHIBIT B

                    FORM OF FINISHED PRODUCT SUPPLY AGREEMENT

                                   (ATTACHED)

                        FINISHED PRODUCT SUPPLY AGREEMENT

                                      AMONG

                                   UCB, INC.,

                            UCB MANUFACTURING, INC.,

                     ADAMS RESPIRATORY OPERATIONS SUB, INC.

                                       AND

                      ADAMS RESPIRATORY THERAPEUTICS, INC.

                                   ----------

                           Dated as of _________, 2006

                                   ----------

                                TABLE OF CONTENTS

SECTION 1.  DEFINITIONS....................................................    1

SECTION 2.  SUBJECT MATTER.................................................    5

SECTION 3.  MATERIALS......................................................    5
   3.1.   PURCHASE OF MATERIALS............................................    5
   3.2.   INSPECTION, HANDLING AND STORAGE OF MATERIALS....................    5

SECTION 4.  FORECASTS AND ORDERS...........................................    5
   4.1.   ROLLING FORECASTS................................................    5
   4.2.   PURCHASE ORDERS..................................................    5
   4.3.   MONTHS SUBJECT TO PURCHASE ORDERS................................    6
   4.4.   MINIMUM ORDERS...................................................    6
   4.5.   MAXIMUM MONTHLY VOLUME...........................................    7
   4.6.   ACCEPTANCE OF FORECASTS AND PURCHASE ORDERS......................    7
   4.7.   SHELF LIFE.......................................................    7
   4.8.   MATERIAL INVENTORY...............................................    8

SECTION 5.  MANUFACTURING..................................................    8
   5.1.   TESTING PRIOR TO DELIVERY........................................    8
   5.2.   MANUFACTURING FACILITY...........................................    8
   5.3.   ACCEPTANCE AND REJECTION.........................................    8
   5.4.   DELIVERY OF BATCHES..............................................    9

SECTION 6.  WARRANTIES; LIABILITY..........................................    9
   6.1.   UCB WARRANTIES...................................................    9
   6.2.   LIMITATION.......................................................   10
   6.3.   BUYER WARRANTIES.................................................   10
   6.4.   UCB INDEMNIFICATION..............................................   10
   6.5.   BUYER INDEMNIFICATION............................................   10
   6.6.   THIRD PARTY CLAIMS...............................................   10
   6.7.   DIRECT CLAIMS....................................................   12
   6.8.   CONSEQUENTIAL DAMAGES............................................   12
   6.9.   EXCLUSIVE REMEDY.................................................   12
   6.10.  LIMITS ON INDEMNIFICATION........................................   12

SECTION 7.  DELIVERY OF FINISHED PRODUCT...................................   13

SECTION 8.  SUPPLY PRICE...................................................   13
   8.1.   SUPPLY PRICE.....................................................   13
   8.2.   ADJUSTMENT OF SUPPLY PRICE.......................................   13
   8.3.   ADJUSTMENT FOR CHANGES IN SPECIFICATIONS.........................   14
   8.4.   ADJUSTMENT FOR CHANGES IN PACKAGING OR LABELING..................   14
   8.5.   INVOICE AND PAYMENT..............................................   14
   8.6.   TAXES............................................................   14

SECTION 9.  TERM AND TERMINATION...........................................   15
   9.1.   TERM.............................................................   15
   9.2.   TERMINATION......................................................   15
   9.3.   DISTRIBUTION OF INVENTORY UPON TERMINATION.......................   16
   9.4.   RETURN OF CONFIDENTIAL INFORMATION...............................   16

   9.5.   EFFECT OF TERMINATION............................................   16

SECTION 10. CONFIDENTIALITY................................................   16
   10.1.  GENERAL..........................................................   16
   10.2.  EXCEPTIONS.......................................................   17
   10.3.  PERMITTED DISCLOSURES............................................   17
   10.4.  CONFIDENTIAL TERMS...............................................   17
   10.5.  EQUITABLE REMEDIES...............................................   17

SECTION 11. FORCE MAJEURE..................................................   17

SECTION 12. REGULATORY AND QUALITY MATTERS.................................   18
   12.1.  CERTAIN REGULATORY MATTERS.......................................   18
   12.2.  QUALITY AGREEMENT................................................   18
   12.3.  CHANGES TO SPECIFICATIONS........................................   18
   12.4.  MANUFACTURING FACILITY AUDITS....................................   18
   12.5.  INSPECTIONS BY REGULATORY AUTHORITIES............................   19
   12.6.  PRODUCT RECALLS..................................................   19
   12.7.  ADVERSE EVENT REPORTING..........................................   19
   12.8.  PRODUCT RETURNS..................................................   19

SECTION 13. INSURANCE......................................................   20

SECTION 14. MISCELLANEOUS..................................................   20
   14.1.  NOTICES..........................................................   20
   14.2.  AMENDMENT; WAIVER................................................   21
   14.3.  ENTIRE AGREEMENT.................................................   21
   14.4.  GOVERNING LAW....................................................   21
   14.5.  BINDING EFFECT; NO ASSIGNMENT; NO THIRD PARTY BENEFICIARIES......   21
   14.6.  SECTION HEADINGS; CONSTRUCTION...................................   21
   14.7.  COUNTERPARTS.....................................................   21
   14.8.  SEVERABILITY.....................................................   21
   14.9.  SUBMISSION TO JURISDICTION; WAIVER...............................   22
   14.10. RULES OF CONSTRUCTION............................................   22
   14.11. WAIVER OF JURY TRIAL.............................................   22
   14.12. EXPENSES.........................................................   22
   14.13. INDEPENDENT CONTRACTOR...........................................   22
   14.14. NO IMPLIED WAIVERS; RIGHTS CUMULATIVE............................   23
   14.15. GUARANTY.........................................................   23

                                    SCHEDULES

Schedule 1.4    Estimated Batch Size Per SKU
Schedule 1.11   Cost
Schedule 4.1    Initial Forecast
Schedule 4.2    Form of Purchase Order
Schedule 8.1    Initial Supply Price

                        FINISHED PRODUCT SUPPLY AGREEMENT

     This FINISHED PRODUCT SUPPLY AGREEMENT (together with the Exhibits and Schedules hereto, this "Agreement") is entered into as of _________, 2006 by and among UCB, Inc., a Delaware corporation, and UCB Manufacturing, Inc., a Delaware corporation (collectively, "UCB"), Adams Respiratory Operations Sub, Inc., a Delaware corporation ("Buyer") and, for purposes of Section 14.15 (Guaranty), Adams Respiratory Therapeutics, Inc., a Delaware corporation ("Parent"). UCB and Buyer are referred to hereinafter individually as a "Party" and collectively as the "Parties."

                                    RECITALS

     A. The Parties have entered into the Product Purchase Agreement dated as of May 24, 2006 (the "Purchase Agreement") pursuant to which UCB has agreed to sell, assign and transfer to Buyer certain assets primarily related to the formulation, manufacturing, distribution, promotion, marketing, use and sale of the Finished Product in the Territory;

     B. Simultaneously with the execution of this Agreement, the Parties are entering into a License Agreement (the "License Agreement") pursuant to which UCB will grant to Buyer a license in and to certain know-how and other intellectual property related to the Finished Product on the terms and subject to the conditions set forth in the License Agreement;

     C. Buyer wishes UCB to Manufacture and supply to Buyer the Finished Product, and UCB is willing to perform such services on the terms and subject to the conditions set forth in this Agreement and the Quality Agreement;

     In consideration of the mutual representations, warranties and covenants contained herein, the Parties hereto agree as follows.

                             SECTION 1. DEFINITIONS

     1.1. "Affiliate" means, with respect to a Person, (i) any other Person at least fifty percent (50%) of the issued and voting capital of which is owned or controlled, directly or indirectly, by said Person, (ii) any other Person that owns or controls, directly or indirectly, at least fifty percent (50%) of the issued and voting capital of said Person, or (iii) any other Person at least fifty percent (50%) of the issued and voting capital of which is owned or controlled, directly or indirectly, by any Person referenced in clause (i) or
(ii) above.

     1.2. "Ancillary Agreement" has the meaning set forth in the Purchase Agreement.

     1.3. "Batch" means a full run of the Finished Product in accordance with UCB's Manufacturing process, which Batch shall be denominated by SKU.

     1.4. "Batch Size" means the number of units of a SKU of Finished Product expected to be yielded from a full Batch of such SKU. The estimated Batch Size with respect to each SKU of Finished Product as of the date of this Agreement is described on Schedule 1.4 hereto.

     1.5. "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

     1.6. "Closing" has the meaning set forth in the Purchase Agreement.

     1.7. "Closing Date" has the meaning set forth in the Purchase Agreement.

     1.8. "Coated Resin" means coated sodium polystyrene sulfonate resins impregnated with dextromethorphan HCI suitable under NDA No. 18658 for subsequent suspension and formulation of the Finished Product.

     1.9. "Resin Supply Agreement" means the Resin Supply Agreement of even date herewith by and among the Parties, as such agreement may be amended, supplemented or otherwise modified from time to time.

     1.10. "Confidentiality Agreement" means the Confidentiality Agreement by and between Buyer and UCB, Inc. entered into on March 20, 2006.

     1.11. "Contract Year" means, collectively, the initial period beginning on the Closing Date and ending June 30, 2007 and every consecutive twelve
(12)-month period beginning on July 1 thereafter.

     1.12. "Cost" means, with respect to the Finished Product and on a per unit and per SKU basis, UCB's cost of Manufacturing such Finished Product, which shall be limited to the following components: raw materials; packaging materials; labor time; quality assurance time; and overhead. The initial Cost with respect to each SKU of the Finished Product on a per unit basis is set forth on Schedule 1.11.

     1.13. "FDA" means the Food and Drug Administration or any successor agency.

     1.14. "Finished Product" means the dextromethorphan polistirex suspension formulation of the mixture of Coated Resin and Uncoated Resin.

     1.15. "Indemnified Parties" means (i) with respect to claims arising under
Section 6.4 Buyer Indemnified Parties, and (ii) with respect to claims arising under Section 6.5, UCB Indemnified Parties.

     1.16. "Indemnifying Party" means (i) with respect to claims arising under
Section 6.4, UCB, and (ii) with respect to claims arising under Section 6.5, Buyer.

     1.17. "Manufacture" means to process, produce, package, label and test the Finished Product in accordance with the terms of the Specifications.

     1.18. "Materials" means all ingredients and components required to Manufacture the Finished Product, including active ingredients, excipients, packaging components, labels and printed materials.

     1.19. "Material Adverse Change" means, with respect to the Finished Product, a material adverse change to the market for the Finished Product, including, but not limited to (i) the imposition of a requirement by a Regulatory Authority that (A) the purchase of the Finished Product require a physician's prescription, or (B) the Finished Product be displayed behind a pharmacist's counter, or (ii) the approval by the FDA of an abbreviated new drug application based upon the Finished Product for a product bioequivalent to the Finished Product.

     1.20. "NDA" means a New Drug Application, including amendments and supplements thereto, filed by a Person with the FDA to obtain FDA approval of a new drug or therapy, as the context indicates, as defined in 21 C.F.R. Section 314.3.

     1.21. "Person" means an individual, a corporation, a general partnership, a limited partnership, a limited liability company, a limited liability partnership, an association, a trust or any other entity or organization, including a governmental authority.

     1.22. "Quality Agreement" means the Quality Agreement among the Parties of even date herewith setting forth the responsibilities of UCB and Buyer with respect to certain technical and quality activities required in connection with the Manufacture of the Finished Product, as such agreement may be amended, supplemented or otherwise modified from time to time, a form of which is attached hereto as Exhibit A.

     1.23. "Regulatory Approvals" means the technical, medical, and scientific licenses, registrations, authorizations, permits, approvals and franchises of or from any Regulatory Authority used or useful in the formulation, manufacturing, distribution, marketing, promotion, offer for sale, use or sale of the Finished Product in the Territory, including NDA No. 18658 including all supplements and amendments thereto.

     1.24. "Regulatory Authority" means any governmental or regulatory body, court or arbitrator, including the U.S. Environmental Protection Agency and the FDA.

     1.25. "Resin" means, collectively, Coated Resin and Uncoated Resin.

     1.26. "SKU" or "Stock Keeping Unit" means (i) one of the following size units of Finished Product, denominated as "Adult" or "Child": 89mL Adult; 148mL Adult; 89mL Child; 148mL Child; and (ii) such other size units as may be agreed to by the Parties.

     1.27. "Specifications" means, collectively, the specifications for the Finished Product set forth in the Quality Agreement, as such Specifications may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement and the Quality Agreement.

     1.28. "Suspension Transfer" has the meaning set forth in the Technology Transfer Agreement.

     1.29. "Suspension Transfer Date" means the date upon which the Suspension Transfer shall have been completed in accordance with the terms and conditions of the Technology Transfer Agreement.

     1.30. "Technology Transfer Agreement" means the Technology Transfer Agreement of even date herewith by and among the Parties, as such agreement may be amended, supplemented or otherwise modified from time to time.

     1.31. "Territory" means the United States and its territories and possessions, including Puerto Rico.

     1.32. "Trade Secrets" means information, including technical and nontechnical data, a formula, pattern, compilation, program device, method, technique, process or other information similar to any of the foregoing, that
(i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons who can derive economic value from its disclosure or use and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

     1.33. "Uncoated Resin" means uncoated sodium polystyrene sulfonate resins impregnated with dextromethorphan HCI suitable under NDA No. 18658 for subsequent suspension and formulation of the Finished Product.

     1.34. Other Definitions. Each of the following terms is defined in the section of this Agreement referenced opposite such term:

Term                          Section
----                          -------
Agreement..................   Preamble
Average Batch Size.........   4.4
Average Supply Price.......   4.4
Buyer......................   Preamble
Buyer Indemnified Parties..   6.4
Confidential Information...   10.1
Disclosing Party...........   10.1
License Agreement..........   Recitals
Losses.....................   6.4
Maximum Monthly Volume.....   4.5
Minimum Monthly Volume.....   4.4
Obligations................   14.15
Parent.....................   Preamble
Parties....................   Preamble
Party......................   Preamble
Purchase Agreement.........   Recitals
Purchase Order.............   4.2
Receiving Party............   10.1
Supply Price...............   8.1
Shortfall..................   4.4
Third Party Claim..........   6.6
UCB........................   Preamble
UCB Indemnified Parties....   6.5

                            SECTION 2. SUBJECT MATTER

Subject in each case to the terms and conditions set forth in this Agreement, the Purchase Agreement and the License Agreement, (i) Buyer hereby selects UCB to Manufacture and supply to Buyer the Finished Product for sale in the Territory, and (ii) UCB hereby agrees to Manufacture the Finished Product in its plant in Rochester, New York and to supply to Buyer the Finished Product for sale in the Territory in such quantities and at such times as ordered by Buyer in accordance with this Agreement and not to Manufacture Finished Product for, or supply Finished Product to, any other Person for sale in the Territory.

                              SECTION 3. MATERIALS

     3.1. Purchase of Materials. UCB shall exercise reasonable commercial efforts to obtain from third parties at its expense all Materials required to Manufacture the Finished Product. UCB shall purchase such Materials from qualified suppliers in accordance with the Quality Agreement. Such Materials shall meet the Specifications in accordance with the Quality Agreement.

     3.2. Inspection, Handling and Storage of Materials. UCB shall handle and store the Materials in accordance with the Quality Agreement. UCB shall inspect and analyze the Materials in accordance with the Quality Agreement prior to using such Materials in the Manufacture of Finished Product supplied to Buyer hereunder.

                         SECTION 4. FORECASTS AND ORDERS

     4.1. Rolling Forecasts. Attached hereto as Schedule 4.1 is Buyer's good faith non-binding forecast of its requirements of Finished Product that Buyer anticipates ordering for each month within the eighteen (18)-month period following the Closing Date. On the first Business Day of each calendar quarter following the Closing Date, Buyer shall deliver to UCB an updated rolling forecast for the eighteen (18)-month period (or such shorter period that remains in the term of this Agreement) commencing on the first day of such calendar quarter. Each forecast shall be in substantially the form of the initial forecast attached as Schedule 4.1 and shall specify Buyer's anticipated requirements on a monthly basis of Batches of each SKU of the Finished Product. Except as set forth in Section 4.3, such forecasts shall not represent Purchase Orders.

     4.2. Purchase Orders. Buyer shall submit to UCB written standard form purchase orders in the form of Schedule 4.2 hereto (each, a "Purchase Order") for each order placed by Buyer under this Agreement. Each Purchase Order shall indicate a specific delivery date, which date shall be no sooner than ninety
(90) days after UCB's receipt of such Purchase Order from Buyer. Notwithstanding the foregoing, it is acknowledged and agreed that the earliest delivery date that may be designated by Buyer on any Purchase Order shall be [________], 2006. All orders for Finished Product shall be placed in quantities of full Batches. Buyer shall be bound to purchase, and UCB shall be bound to deliver by the applicable delivery date, the Finished Product ordered pursuant to each Purchase Order properly submitted to UCB hereunder. In the event of any conflict between the terms and conditions of any Purchase Order and the terms and conditions of this Agreement, the terms and conditions of this Agreement shall control.

     4.3. Months Subject to Purchase Orders. It is acknowledged and agreed that the first three (3) months of each eighteen (18)-month period included in Buyer's rolling non-binding forecasts delivered in accordance with Section 4.1 shall be subject to previously issued Purchase Orders, and that the quantities of Finished Product subject to Purchase Orders for such initial three (3) month period shall be binding upon Buyer and UCB in accordance with the terms of this Agreement notwithstanding the provisions of Section 4.1.

     4.4. Minimum Orders. Other than due to a circumstance described in Section 11, Buyer shall be required to order for delivery, with respect to each month (beginning [__________], 2006) during the term of this Agreement, at least * of Finished Product per month (as such number of Batches may be adjusted in accordance with this Agreement, the "Minimum Monthly Volume"). The Minimum Monthly Volume to be ordered by Buyer may be satisfied by any combination of Batches of Finished Product SKUs. In the event Buyer shall fail to order the Minimum Monthly Volume with respect to any month during the term of this Agreement, Buyer shall pay to UCB an amount equal to the product of the following with respect to such month: (i) the Shortfall, multiplied by (ii) the Average Batch Size, multiplied by (iii) the Average Supply Price. For purposes of this Section 4.4, the term "Shortfall" means the difference between the Minimum Monthly Volume and the number of complete Batches actually ordered for such month, the term "Average Batch Size" means the average of the estimated Batch Size for each SKU of Finished Product, as such estimates are reflected on
Schedule 1.4 hereto, and the term "Average Supply Price" means the average of the then-effective per unit Supply Price for each SKU of Finished Product. Notwithstanding the foregoing: (a) Buyer shall not be required to make a payment to UCB in accordance with this Section 4.4 with respect to any month in which Buyer shall fail to order the Minimum Monthly Volume in the event Buyer (x) shall order at least * of the Minimum Monthly Volume of Batches (rounded to the nearest whole Batch) for such month and (y) shall have ordered at least one hundred percent (100%) of the Minimum Monthly Volume with respect to * out of the * prior consecutive months; (b) Buyer shall have the right to decrease the Minimum Monthly Volume by * (rounded to the nearest whole Batch) upon one hundred twenty (120) days advance written notice to UCB at any time after the Suspension Transfer Date; and (c) Buyer shall have the right to decrease the Minimum Monthly Volume by * (rounded to the nearest whole Batch) upon one hundred twenty (120) days advance written notice to UCB upon the occurrence of a Material Adverse Change; provided that in the event of any Material Adverse Change, Buyer shall exercise commercially reasonable efforts to avoid or remedy such Material Adverse Change as soon as possible and shall keep UCB reasonably apprised of the status of the continuation of such Material Adverse Change; and provided further that any reduction of the Minimum Monthly Volume in connection with clause (c) shall continue only for such period as the Material Adverse Change giving rise to such reduction shall be in effect. In the event of any reduction in the Minimum Monthly Volume in accordance with clause (b) or (c) of this Section 4.4, the Maximum Monthly Volume shall be correspondingly reduced by
* and *, respectively, (rounded to the nearest whole Batch) automatically with no further action by the Parties. In the event a Material Adverse Change shall continue in effect for more than six (6) consecutive months following the decrease in the Minimum Monthly Volume, the Parties shall negotiate in good faith appropriate amendments to this Agreement.

     4.5. Maximum Monthly Volume.

          4.5.1 Based upon Buyer's representations to UCB with respect to its requirements for Finished Product and Buyer's initial eighteen (18)-month forecast, UCB has reserved, and shall continue to reserve, subject to and in accordance with this Agreement, capacity at its Rochester, New York manufacturing facility sufficient to enable UCB to produce the Minimum Monthly Volume and a maximum volume equal to * of Finished Product per month (as such capacity may be adjusted in accordance with this Agreement, the "Maximum Monthly Volume"). Notwithstanding any forecast or Purchase Order submitted by Buyer hereunder, UCB shall not be obligated to accept any Purchase Order for an amount of Finished Product for any month that exceeds the Maximum Monthly Volume. Buyer may increase the Maximum Monthly Volume from time to time upon written notice to UCB as follows: (i) Buyer may increase the Maximum Monthly Volume up to and including (but not exceeding) * of Finished Product per month upon no less than * months advance written notice to UCB, and (ii) Buyer may increase the Maximum Monthly Volume up to and including (but not exceeding) * of Finished Product per month upon no less than * months advance written notice to UCB; provided that the Maximum Monthly Volume shall not in any event exceed * of Finished Product per month.

          4.5.2 In the event Buyer shall adjust the Maximum Monthly Volume under this Section 4.5, a corresponding increase in the Minimum Monthly Volume shall be made automatically in the amount of * of the increase to the Maximum Monthly Volume. For example, in the event of an increase in the Maximum Monthly Volume from * per month to * per month, the Minimum Monthly Volume shall increase from * per month to * per month.

          4.5.3 In the event Buyer shall increase the Maximum Monthly Volume in accordance with this Section 4.5 and thereafter shall fail to order Batches of Finished Product equal to such Maximum Monthly Volume for a period of six (6) consecutive months, then UCB shall have the right to reduce the Maximum Monthly Volume to the level of such Maximum Monthly Volume prior to the most recent increase by Buyer in accordance with this Section 4.5 upon written notice of such reduction to Buyer. In such event, a corresponding adjustment to the Minimum Monthly Volume shall also be made. Notwithstanding the foregoing or any other provision of this Agreement, it is acknowledged and agreed that the Minimum Monthly Volume may not in any event be reduced below * of Finished Product per month.

     4.6. Acceptance of Forecasts and Purchase Orders. UCB shall be deemed to have accepted the rolling forecasts and Purchase Orders placed by Buyer under this Agreement if UCB has made no written objection to Buyer within seven (7) Business Days after receipt thereof by UCB. Notwithstanding the foregoing, UCB's acceptance of a forecast or Purchase Order in accordance with this Section 4.6 shall not constitute an amendment, modification or waiver by UCB of any of the provisions of this Agreement, including without limitation Sections 4.4 and 4.5.

     4.7. Shelf Life. UCB shall deliver the 89mL (3 oz.) Finished Product with a shelf life with at least thirty-two (32) months (it being understood that the expiration dating for such product is thirty-six (36) months). UCB shall deliver the 148mL (5 oz.) Finished Product with a shelf life with at least twenty (20) months (it being understood that the expiration dating for such product is twenty-four (24) months). Notwithstanding the foregoing, UCB may deliver 89mL (3 oz.) Finished Product and 148mL (5 oz.) Finished Product with a shelf life of less than thirty-two (32) months and twenty (20) months, respectively, to the extent such reduced shelf life is a result of quality control testing, quality assurance investigations or release activities related to the Finished Product.

     4.8. Material Inventory. UCB shall exercise reasonable commercial efforts to maintain appropriate levels of inventory of Materials in order to support Buyer's orders of Finished Product subject to then-issued Purchase Orders.

     4.9. Samples. In the event Buyer shall desire to purchase samples of the Finished Product, Buyer shall notify UCB and the Parties shall discuss the terms and conditions of UCB's manufacture and supply, and Buyer's purchase, of such samples, including without limitation necessary lead time, sample size, batch quantities, specifications and pricing. In the event the Parties shall reach mutual agreement with respect to the provision of samples of the Finished Product hereunder, the Parties shall supplement this Agreement as necessary to include terms and conditions with respect to the manufacture and supply of such samples.

                            SECTION 5. MANUFACTURING

     5.1. Testing Prior to Delivery. UCB shall test the Finished Product according to the methods of analysis set forth in the Quality Agreement prior to delivery of the Finished Product by UCB to Buyer. If the Finished Product is found not to be in compliance with the Specifications, UCB shall at its own expense handle, store, transport, treat and dispose of the Finished Product according to all applicable laws, directives, codes, rules, regulations, ordinances, orders, permits, licenses, consents and other authorizations (including but not limited to the environment and employee health and safety).

     5.2. Manufacturing Facility. Except to the extent otherwise agreed in writing by the Parties, UCB shall Manufacture the Finished Product at its facility located in Rochester, New York.

     5.3. Acceptance and Rejection.

          5.3.1 UCB shall deliver to Buyer, concurrently with the delivery of each shipment, a certificate of analysis and other documents and materials set forth in the Quality Agreement. Within ten (10) days after receipt of any shipment of Finished Product, Buyer shall assess the quantity and visually inspect the quality of the Finished Product. Within thirty (30) days after delivery of Finished Product to Buyer in accordance with Section 7, Buyer shall examine the Finished Product to determine whether the Finished Product conforms to the Specifications. No claim for defective quality or shortage in quantity of any individual shipment of Finished Product shall be valid unless made by written notice given within thirty
     (30) days from the date of delivery, except in the case of latent (or other non-obvious) defects, in which case such claims shall be made in writing within thirty (30) days from the date such defect became discoverable (but in no event later than the date upon which the Finished Product has expired according to its expiry date). Any such notice shall describe in reasonable detail the defect or non-conformity, and shall include samples of the Finished Product being rejected, if appropriate, and copies of written reports relating to tests, studies or investigations performed by or on behalf of Buyer on the Finished Product being rejected. Failure to deliver a notice of non-conformance in the manner contemplated in this Section 5.3.1 shall constitute an acceptance of the applicable Finished Product by Buyer.

          5.3.2 If there is any dispute as to whether any shipment fails, in whole or in part, to meet the Specifications, such dispute shall be resolved by an independent testing organization of recognized repute within the pharmaceutical industry in the Territory appointed by both UCB and Buyer. The expense of hiring such organization shall be borne by the Party against whom the decision is rendered.

          5.3.3 UCB shall make up any shortfall and/or replace any non-conforming Finished Product or rework the rejected Finished Product, if applicable, as promptly as practicable and at no additional cost to Buyer; provided that UCB shall have no liability or obligation to Buyer under this
     Section 5.3 if it is determined that any such defect or non-conformance is attributable to the failure by any Person (including Buyer) to store, transport or care for such Finished Product in a proper manner after such Finished Product left UCB's possession. Upon UCB's instructions, Buyer shall destroy or return, in either case at UCB's cost, the non-conforming Finished Product; provided that if it is determined that any such defect or non-conformance is attributable to the failure by any Person (including Buyer) to store, transport or care for such Finished Product in a proper manner after such Finished Product left UCB's possession, such destruction or return shall be at Buyer's cost. It is acknowledged and agreed that notwithstanding any other provision of this Agreement, Buyer's sole and exclusive remedy in the event of UCB's delivery of defective or non-conforming Finished Product shall be replacement of the rejected Finished Product in accordance with this Section 5.3.3, and that Buyer shall not be entitled to remedies, whether under any other provision of this Agreement (including without limitation Section 6.4) or otherwise.

     5.4. Delivery of Batches. Notwithstanding any provision of this Agreement to the contrary, it is acknowledged and agreed that UCB shall be deemed to have delivered a full and complete Batch of Finished Product ordered by Buyer hereunder upon its delivery to Buyer of not less than ninety-five percent (95%) and not more than one hundred five percent (105%) of the number of units constituting the Batch Size of each such Batch, and that no additional units of Finished Product shall be deemed due with respect to such Batch.

                        SECTION 6. WARRANTIES; LIABILITY

     6.1. UCB Warranties. UCB warrants that (i) at the time of delivery of Finished Product to Buyer, the Finished Product shall comply with the Specifications, and (ii) UCB shall comply with the terms and conditions of the Quality Agreement and all applicable laws and regulations governing the Manufacture of the Finished Product, including compliance with current Good Manufacturing Practices, and perform its other obligations under this Agreement. UCB warrants that, at the time of delivery of Finished Product to Buyer, the Finished Product shall not (a) be misbranded or adulterated, (b) contain any Proposition 65 Listed Chemicals (as defined in the Purchase Agreement) or (c) be subject to any liens, encumbrances, security interests or other encumbrances.

     6.2. LIMITATION. EXCEPT AS SPECIFICALLY SET FORTH IN SECTION 6.1, UCB MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER MATTER RELATING TO THE FINISHED PRODUCT.

     6.3. Buyer Warranties. Buyer shall store, handle, transport, market, promote, sell, distribute, use and otherwise dispose of any Finished Product supplied by UCB, and any Materials used in connection with such Finished Product, including any labeling, packaging and advertising, in accordance with all applicable laws and regulations.

     6.4. UCB Indemnification. UCB will indemnify and hold harmless the Buyer and its Affiliates (each, a Buyer Indemnified Party") from, against and in respect of any and all actions, liabilities, governmental orders, encumbrances, losses, damages, bonds, dues, assessments, fines, penalties, taxes, fees, costs (including costs of investigation, defense and enforcement of this Agreement), expenses or amounts paid in settlement (in each case, including attorneys' and experts' fees and expenses), whether or not involving a Third Party Claim (collectively, "Losses"), incurred or suffered by the Buyer Indemnified Parties or any of them as a result of, arising out of, or directly or indirectly relating to (i) any breach by UCB of any of its representations, warranties, covenants, agreements or obligations under this Agreement, or (ii) the failure of Finished Product delivered by UCB hereunder to meet the warranties set forth in Section 6.1.

     6.5. Buyer Indemnification. Buyer will indemnify and hold harmless UCB and its Affiliates (each, a "UCB Indemnified Party") from, against and in respect of any and all Losses incurred or suffered by the UCB Indemnified Parties or any of them as a result of, arising out of, or directly or indirectly relating to (i) any breach by Buyer of any of its representations, warranties, covenants, agreements or obligations under this Agreement, or (ii) the distribution, formulation, packaging, marketing, promotion, sale, handling, processing, use, shipping or storage of the Finished Product (or other product into which the Finished Product has been transformed), including without limitation (A) liabilities for product liability and returned goods, (B) liabilities in respect of product warranties and (C) liabilities for any design or other defects with respect to the Finished Product; provided that Buyer shall have no obligation to indemnify any UCB Indemnified Parties under this Section 6.5 to the extent UCB is required to indemnify the Buyer Indemnified Parties pursuant to Section 6.4.

     6.6. Third Party Claims.

          6.6.1 If any third party notifies an Indemnified Party with respect to any matter (a "Third Party Claim") which may give rise to a claim against the Indemnifying Party under this Section 6, then the Indemnified Party will promptly give written notice to the Indemnifying Party; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation under this Section 6, except to the extent such delay actually prejudices the Indemnifying Party.

          6.6.2 The Indemnifying Party will be entitled to participate in the defense of any Third Party Claim that is the subject of a notice given by an Indemnified Party pursuant to Section 6.6.1. In addition, the Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party gives written notice to the Indemnified Party of its assumption of control and defense of the Third Party Claim within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim to the Indemnifying Party, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that such Indemnifying Party has and will have adequate financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief against the Indemnified Party, (iv) the Third Party Claim does not relate to or otherwise arise in connection with any criminal or regulatory enforcement action, and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently. The Indemnified Party may retain separate co-counsel at its own cost and expense and participate in the defense of the Third Party Claim. Notwithstanding anything to the contrary contained herein, whether or not an Indemnifying Party assumes the defense of any Third Party Claim hereunder shall not constitute a presumption or omission with respect to whether the Losses related to such Third Party Claim are, in fact, subject to indemnification hereunder.

          6.6.3 The Indemnifying Party will not consent to the entry of any judgment or enter into any compromise or settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party unless such judgment, compromise or settlement (i) provides for the payment by the Indemnifying Party of money as sole relief for the claimant,
     (ii) results in the full and general release of the Indemnified Parties from all liabilities arising or relating to, or in connection with, the Third Party Claim and (iii) involves no finding or admission of any violation of legal requirements or the rights of any person and no effect on any other claims that may be made against any Indemnified Party.

          6.6.4 The Indemnified Party may not consent to the entry of any judgment or enter into any compromise or settlement with respect to a Third Party Claim with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party. If the Indemnifying Party does not assume the control and defense of a Third Party Claim under Section 6.6.2, the Indemnified Party may defend such Third Party Claim and seek indemnification hereunder from the Indemnifying Party for any Losses associated therewith.

          6.6.5 The Indemnifying Party or the Indemnified Party, as the case may be, shall at all times use reasonable efforts to keep the other reasonably apprised of the status of the defense of any Third Party Claim and to cooperate in good faith with each other with respect to the defense of any such matter.

          6.6.6 Each of UCB and the Buyer hereby consents to the non-exclusive jurisdiction of any court in which any Third Party Claim may be brought against any Indemnified Party for purposes of any claim which such Indemnified Party may have against such party pursuant to this Agreement in connection with such Third Party Claim.

     6.7. Direct Claims. In the event an Indemnified Party claims a right to payment from any Indemnifying Party pursuant to this Agreement, such Indemnified Party will send written notice of such claim to the appropriate Indemnifying Party. Such notice will specify the basis for such claim. As promptly as possible after the Indemnified Party has given such notice, such Indemnified Party and the appropriate Indemnifying Party will establish the merits and amount of such claim (by mutual agreement, litigation, arbitration or otherwise) and, within five Business Days of the final determination of the merits and amount of such claim, the Indemnifying Party will pay to the Indemnified Party immediately available funds in an amount equal to such claim as determined hereunder.

     6.8. Consequential Damages. Notwithstanding anything to the contrary contained herein, no Party shall be liable to any other Party for special, consequential, indirect or incidental (including without limitation lost profits), punitive or multiple damages under this Agreement except to the extent such damages shall be payable to a third party.

     6.9. Exclusive Remedy. Except as otherwise provided in Sections 5.3.3 and 10.5, the sole and exclusive remedy with respect to any breach of any representation, warranty, covenant or agreement contained herein (other than (i) with respect to a breach of the terms of a covenant or agreement as to which UCB or Buyer, as the case may be, also shall be entitled to seek specific performance or other equitable relief and (ii) with respect to claims for fraud) shall be a claim for Losses (whether by contract, in tort or otherwise, and whether in law, in equity or both) made pursuant to Section 6.4 or 6.5, as the case may be.

     6.10. Limits on Indemnification.

          6.10.1 In calculating amounts payable to an Indemnified Party, the amount of the Losses (i) shall not be duplicative of any other Loss for which an indemnification claim has been made under this Agreement or any Ancillary Agreement, (ii) shall be computed net of any amounts actually recovered by such Indemnified Party under any insurance policy with respect to such Loss, and (iii) shall be reduced to take account of any net tax benefit realized by such Indemnified Party arising from the incurrence or payment of any indemnity payments hereunder. In computing the amount of any such tax benefit, the Indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit after the incurrence or payment of any indemnified Loss.

          6.10.2 Each Indemnified Party shall be obligated to use its commercially reasonable efforts to mitigate to the fullest extent practicable the amount of any Loss for which it is entitled to seek indemnification hereunder, and, notwithstanding anything to the contrary contained herein, the Indemnifying Party shall not be required to make any payment to an Indemnified Party in respect of such Loss to the extent such Indemnified Party has failed to comply with such obligation to mitigate.

          6.10.3 In any case where an Indemnified Party recovers from third parties any amount in respect of a matter with respect to which an Indemnifying Party has indemnified it pursuant to this Section 6, such Indemnified Party shall promptly pay over to the Indemnifying Party the amount so recovered (after deducting therefrom the full amount of the expenses incurred by it in procuring such recovery), but not in excess of the sum of (i) any amount previously so paid by the Indemnifying Party to or on behalf of the Indemnified Party in respect of such matter and (ii) any amount expended by the Indemnifying Party in pursuing or defending any claim arising out of such matter.

                     SECTION 7. DELIVERY OF FINISHED PRODUCT

UCB shall ship the Finished Product to Buyer's distribution facility located at SPS Transport in Laverne, Tennessee, USA upon release of the Finished Product by UCB in accordance with the Quality Agreement or to such other location in the US designated in writing by Buyer. Delivery shall be made on or prior to the delivery date specified in the Purchase Order. The Finished Product shall be supplied F.O.B. UCB's shipping dock in Rochester, New York. Title to shipments of the Finished Product and risk of loss in respect thereof shall pass to Buyer upon placement of such shipments at the disposal of Buyer's designated carrier at UCB's manufacturing facility. At the request of Buyer and at Buyer's sole expense, UCB shall arrange for shipping and insurance and shall invoice Buyer for such costs and expenses. Each Party shall use its reasonable commercial efforts to ensure timely shipment and receipt of the Finished Product. UCB shall pack and label the Finished Product supplied in accordance with the specifications set forth in the Quality Agreement.

                             SECTION 8. SUPPLY PRICE

     8.1. Supply Price. Subject to adjustment in accordance with this Section 8, in consideration of the Manufacturing and supply of the Finished Product, Buyer shall pay to UCB an amount, denominated on a per unit basis and designated for each SKU of Finished Product actually delivered, equal to (i) the Cost of such unit, plus (ii) * (the "Supply Price"). The initial Supply Price per unit for each SKU of Finished Product shall be as set forth in Schedule 8.1 hereto. The payment of the Supply Price hereunder shall be in addition to and independent of any amounts payable by Buyer to UCB under the Purchase Agreement, the Resin Supply Agreement, any other Ancillary Agreement or any other agreement between or among the Parties. UCB hereby represents and warrants that the initial Cost set forth on Schedule 1.11 accurately reflects, in all material respects, the cost, by component, for each SKU of Finished Product as of the date of this Agreement. UCB does not have any knowledge as of the date of this Agreement of any anticipated material increases to such Cost.

     8.2. Adjustment of Supply Price. UCB may increase the Supply Price from time to time to reflect actual increases in Cost; provided that UCB shall provide Buyer with reasonable documented evidence of such increase in Cost; and provided further that UCB may only make one such adjustment per Contract Year. Notwithstanding the foregoing, no overhead component of Cost shall be increased as long as the Finished Product ordered on an average monthly basis exceeds * of Finished Product per month.

     8.3. Adjustment for Changes in Specifications. Without limiting the provisions of Section 8.2, in the event any change in the Specifications requested by Buyer or mandated by law shall result in actual increased Manufacturing costs to UCB, (i) the Cost shall be increased in an amount equal to the amount of such actual increased costs (to the extent the Cost has not previously been adjusted to reflect such increased costs in accordance with
Section 8.2), and a corresponding increase to the Supply Price shall be made,
(ii) Buyer shall reimburse UCB for the actual costs of implementing any changes, including costs in connection with labeling, packaging and preprinting of package insert and label copy and of discontinuing stock of the same due to such changes, and (iii) Buyer shall reimburse UCB, at UCB's actual cost, for the cost of any inventory of UCB, including work-in-progress and finished goods rendered obsolete or rejected as a result of such change, including any formula, process, artwork, labeling or packaging change, as well as for the cost of destruction of any such inventory. UCB shall be responsible for any increase in Manufacturing costs resulting from a discretionary change in Specifications requested by UCB. It is acknowledged and agreed that changes to the Specifications shall only be made in accordance with the provisions of the Quality Agreement.

     8.4. Adjustment for Changes in Packaging or Labeling. Without limiting the provisions of Section 8.2, it is acknowledged and agreed that the Supply Price for each SKU of the Finished Product as reflected on Schedule 8.1 hereto is based upon the labeling, printing and packaging in effect as of the Closing Date. In the event Buyer shall desire to make any change to the packaging, printing or labeling for any Finished Product, including any changes to the trademark, tradename, logo or other features of the label or packaging (without regard to whether or not any such label change also results in a change to the Specifications), the Cost shall be increased to reflect UCB's increased costs associated with such labeling, printing or packaging changes (to the extent the Cost has not previously been adjusted to reflect such increased costs in accordance with Section 8.2), and a corresponding increase to the Supply Price shall be made. In addition, Buyer shall be responsible for, and shall reimburse UCB for, all costs associated with such changes, including the costs of any inventory of Finished Product or labeling, printing or packaging materials rendered obsolete as a result of such change.

     8.5. Invoice and Payment. UCB shall invoice Buyer for the Supply Price promptly upon delivery of Finished Product. Buyer shall pay the Supply Price within thirty (30) calendar days of receipt of the invoice. All payments to be made hereunder shall be paid in United States dollars and made by a corporate check drawn on a United States bank or by wire transfer to an account designated in writing by UCB. Overdue invoices shall bear interest at a rate of one percent (1.0%) per month until paid.

     8.6. Taxes. In addition to the Supply Price provided for in this Section 8, Buyer shall reimburse UCB for any federal, state or local excise or other tax or assessment that UCB may be required to pay upon the sale, production or transportation of the Finished Product (excluding taxes based on UCB's income or UCB's franchise fees or taxes).

                        SECTION 9. TERM AND TERMINATION

     9.1. Term. Unless otherwise terminated in accordance with Section 9.2, this Agreement shall have an initial term of six (6) years, commencing on the Closing Date, and shall automatically renew thereafter for consecutive one (1)-year periods.

     9.2. Termination. Notwithstanding the provisions of Section 9.1, this Agreement may be terminated as follows.

          9.2.1 Buyer may terminate this Agreement upon forty-eight (48) months prior written notice to UCB delivered on or after the second anniversary of the Closing Date.

          9.2.2 UCB may terminate this Agreement upon forty-eight (48) months prior written notice to Buyer delivered on or after the second anniversary of the Closing Date. In the event UCB shall deliver any such termination notice to Buyer, Buyer shall exercise commercially reasonable efforts to achieve the Suspension Transfer within such forty-eight (48) month notice period. If the Suspension Transfer Date shall not have occurred by the end of such forty-eight (48) month notice period despite Buyer's commercially reasonable efforts, such termination date shall be extended for an additional twelve (12) months.

          9.2.3 Except as otherwise contemplated by Section 11 hereof, either UCB or Buyer shall have the right to terminate this Agreement if the other commits a material breach of any of the provisions of this Agreement and (in the case of a breach that is capable of a remedy) fails to remedy the same within sixty (60) days of receipt of written notice of such breach; provided that neither UCB nor Buyer may terminate this Agreement if the other's breach cannot reasonably be cured within such sixty (60)-day period so long as such breaching Party commences efforts to cure within such sixty
     (60)-day period and thereafter diligently pursues the same through completion; and provided further, however, that a good faith dispute regarding payment shall not be deemed a material breach.

          9.2.4 Either UCB or Buyer shall have the right to terminate this Agreement if (A) the other shall fail to pay its debts or obligations as they become due in the ordinary course, voluntarily seek appointment of a trustee, receiver or similar official of any of its property, make a general assignment for the benefit of creditors, commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to bankruptcy, insolvency or similar laws, or shall consent to any such relief or the appointment or taking by any such official in an involuntary case or other proceeding commenced against it, (B) an involuntary case seeking liquidation, reorganization or other relief with respect to bankruptcy, insolvency or similar laws or the appointment of a trustee, receiver or similar official of any of the other's property shall be commenced and shall remain undismissed and unstayed for a period of ninety (90) days, or (C) an order for relief shall be entered against the other under federal bankruptcy laws.

          9.2.5 Either UCB or Buyer shall have the right to terminate this Agreement upon written notice to the other if an event of force majeure contemplated in Section 11 shall continue with respect to the other for more than twelve (12) months.

     9.3. Distribution of Inventory Upon Termination. Unless otherwise agreed to among the Parties, all stock on hand as of the effective date of the termination or expiration of this Agreement shall be dealt with as soon as practicable as follows:

          9.3.1 Finished Product Manufactured pursuant to Purchase Orders from Buyer shall be delivered by UCB to Buyer, whereupon Buyer shall pay UCB therefor in accordance with the terms hereof;

          9.3.2 work in progress commenced by UCB against Purchase Orders from Buyer shall be completed by UCB and delivered to Buyer, whereupon Buyer shall pay UCB therefor in accordance with the terms hereof; and

          9.3.3 packaging materials acquired by UCB pursuant to Buyer's Purchase Orders shall be invoiced to Buyer at UCB's actual cost and delivered to Buyer.

     9.4. Return of Confidential Information. Within thirty (30) days of any expiration or termination of this Agreement, (i) Buyer shall cease to use and shall deliver to UCB, upon written request, all Confidential Information of UCB, except for any documents or records that Buyer is required to retain by applicable law, and (b) UCB shall cease to use and shall deliver to Buyer, upon written request, all Confidential Information of Buyer except for any documents or records that UCB is required to retain by applicable law.

     9.5. Effect of Termination. Upon termination, this Agreement shall forthwith become void and of no further force or effect, except for the following provisions, which shall remain in full force and effect: (i) Section 6 (Warranties; Liability), (ii) this Section 9, (iii) Section 10 (Confidentiality), (iv) Sections 12.1 and 12.6, and (v) Section 14 (Miscellaneous). Any termination of this Agreement shall not affect any right or claim hereunder that arises prior to such termination, which claims and rights shall survive any such termination. Termination of this Agreement shall not impact the Parties' obligations under the Purchase Agreement, the License Agreement or any of the other Ancillary Agreements.

                          SECTION 10. CONFIDENTIALITY

     10.1. General. Pursuant to the terms of this Agreement, each of UCB and the Buyer (in such capacity, the "Disclosing Party") has disclosed and will be disclosing to the other Party, and to the officers, directors, employees, agents and/or representatives of each (in such capacity, the "Receiving Party") certain secret, confidential or proprietary data, Trade Secrets, know-how, intellectual property and related information, including without limitation operating methods and procedures, marketing, manufacturing, distribution and sales methods and systems, sales figures, pricing policies and price lists and other business information ("Confidential Information"). The Receiving Party shall make no use of any Confidential Information of the Disclosing Party except in the exercise of its rights and the performance of its obligations set forth in this Agreement or the Ancillary Agreements. The Receiving Party (i) shall keep and hold as confidential, and shall cause its officers, directors, employees, agents and representatives to keep and hold as confidential, all Confidential Information of the Disclosing Party, and (ii) shall not disclose, and shall cause its officers, directors, employees, agents and representatives not to disclose, any Confidential

Information of the Disclosing Party. Confidential Information disclosed by the Disclosing Party shall remain the sole and absolute property of the Disclosing Party, subject to the rights granted in this Agreement or the Ancillary Agreements.

     10.2. Exceptions. The above restrictions on the use and disclosure of Confidential Information shall not apply to any information which (i) is already known to the Receiving Party at the time of disclosure by the Disclosing Party, as demonstrated by competent proof (other than as a result of prior disclosure under any agreement between or among the Parties with respect to confidentiality), (ii) is or becomes generally available to the public other than through any act or omission of the Receiving Party in breach of this Agreement or the Ancillary Agreements, (iii) is acquired by the Receiving Party from a third party who is not, directly or indirectly, under an obligation of confidentiality to the Disclosing Party with respect to same, or (iv) is developed independently by the Receiving Party without use, direct or indirect, of information that is required to be held confidential under this Agreement or the Ancillary Agreements. In addition, nothing in this Section 10 shall be interpreted to limit the ability of any Party to disclose its own Confidential Information to any other person on such terms and subject to such conditions as it deems advisable or appropriate.

     10.3. Permitted Disclosures. It shall not be a breach of Section 10.1 if a Receiving Party discloses Confidential Information of a Disclosing Party (i) pursuant to applicable law to any Regulatory Authority or other governmental authority, or (ii) in a judicial, administrative or arbitration proceeding to enforce such Party's rights under this Agreement. In such event, the Receiving Party shall (A) provide the Disclosing Party with as much advance written notice as possible of the required disclosure, (B) reasonably cooperate with the Disclosing Party in any attempt to prevent or limit the disclosure, and (C) limit disclosure, if any, to the specific purpose at issue.

     10.4. Confidential Terms. Each Party acknowledges and agrees that the terms and conditions of this Agreement shall be considered Confidential Information of each Party and shall be treated accordingly. Notwithstanding the foregoing, each Party acknowledges and agrees that the other may be required to disclose some or all of the information included in this Agreement in order to comply with its obligations under securities laws, and hereby consents to such disclosure to the extent deemed advisable or appropriate by its respective counsel (but only after consulting with the other to the extent practicable).

     10.5. Equitable Remedies. Each Party specifically recognizes that any breach by it of this Section 10 may cause irreparable injury to the other Parties and that actual damages may be difficult to ascertain, and in any event, may be inadequate. Accordingly (and without limiting the availability of legal or equitable, including injunctive, remedies under any other provisions of this Agreement), each Party agrees that in the event of any such breach, notwithstanding the provisions of Section 6.10, the other Parties shall be entitled to seek, by way of private litigation in the first instance, injunctive relief and such other legal and equitable remedies as may be available.

                           SECTION 11. FORCE MAJEURE

In the event that any of the Parties hereto becomes prevented from carrying out its obligations hereunder, in whole or in part, by reason of duly evidenced force majeure events not caused by an act or omission of such Party, including but not limited to acts of God, changes in law, riots, wars, strikes, natural disasters, fire, flood, explosions, acts of a public enemy, labor disturbances or the inability of UCB to obtain (through no fault of UCB and provided that UCB has used reasonable commercial efforts to obtain such Materials in accordance with this Agreement) sufficient Materials to perform under this Agreement, the Party so affected by such cause or event, upon giving prompt written notice to the other Parties, shall be excused from such performance and shall not be liable to any other Party for failure of such performance for so long as the such cause or event shall endure and to the extent such cause or event prevents such performance; provided that the Party so affected shall use diligent effort to avoid or remove such cause or causes of non-performance and shall continue to perform under this Agreement with all reasonable dispatch whenever such cause or causes are removed.

                   SECTION 12. REGULATORY AND QUALITY MATTERS

     12.1. Certain Regulatory Matters. After the Closing, Buyer shall be responsible for maintaining the NDA and all Regulatory Approvals, filings and submissions associated with the Finished Product in the Territory. Each Party shall cooperate with the other in making and maintaining all regulatory filings that may be necessary in connection with the performance of this Agreement. Buyer shall have the responsibility for communications with the FDA relating to the Finished Product.

     12.2. Quality Agreement. Simultaneously with the execution of this Agreement, the Parties are entering into the Quality Agreement. Quality and regulatory requirements, including use of qualified Materials suppliers, certification of cGMP compliance by all bulk materials suppliers, manufacturing in full compliance with cGMPs and maintaining cGMP compliant facilities, storing and handling of Materials, temperature and moisture control, prevention of product contamination (including cross-contamination), manufacturing facility audit rights, implementation of required changes to specifications and manufacturing processes, retention of samples, stability testing, failure reporting and other quality related matters shall be governed by, and performed by the Parties in accordance with, the terms and conditions of the Quality Agreement. The Quality Agreement is intended to supplement this Agreement, and is hereby incorporated in this Agreement in its entirety, except that in the event of a conflict between any term, condition or provision of this Agreement and any term, condition or provision of the Quality Agreement, the applicable term, condition or provision of this Agreement shall control unless otherwise agreed in writing by the Parties.

     12.3. Changes to Specifications. The Specifications may only be changed in accordance with the procedures set forth in the Quality Agreement.

     12.4. Manufacturing Facility Audits. UCB shall give access to representatives of Buyer during the term of this Agreement (but no more than once every twelve (12) months) to UCB's manufacturing facility to conduct inspections in accordance with the inspection procedures set forth in the Quality Agreement. When entering UCB's facilities, Buyer and its representatives shall comply with all standard operating procedures and regulations issued by UCB regarding security, safety, health, hazard and fire prevention.

     12.5. Inspections by Regulatory Authorities. UCB shall promptly give Buyer advance notice, to the extent that advance notice is given to UCB, of any site visit to its manufacturing facility by any Regulatory Authority, the purpose of which is to inspect the manufacture, testing, storage, disposal or transportation of the Finished Product, in accordance with the terms and conditions of the Quality Agreement. In any event, UCB shall advise Buyer of the occurrence of any such visit immediately following such visit, and UCB shall furnish to Buyer all material information supplied to, or supplied by, any Regulatory Authority, including the Form 483 observations and responses, to the extent that such information relates to the Finished Product or the ability of UCB to comply with the terms of this Agreement.

     12.6. Product Recalls. In the event (i) any national government authority or other regulatory agency issues a request, directive or order that the Finished Product be recalled, or (ii) a court of competent jurisdiction orders such a recall, or (iii) Buyer reasonably determines after consultation with UCB that the Finished Product should be recalled, each Party, at its own expense, shall cooperate in any investigations surrounding the recall and take appropriate corrective actions. In the event that such recall results from the breach of the terms of this Agreement by UCB, UCB shall be responsible to Buyer for the Supply Price of the Finished Product and shall reimburse Buyer for the amount of any Supply Price paid with respect to any such recalled Finished Product in addition to being responsible for all expenses and costs arising out of the recall and will reimburse Buyer for any and all expenses incurred by Buyer, including but not limited to, costs to return recalled Finished Product and communication with customers regarding recall, incurred as a result of the recall. In the event that such recall results from any reason other than UCB's breach of the terms of this Agreement, Buyer will be responsible for all expenses and costs arising out of the recall and will indemnify UCB for any Losses suffered by UCB arising out of or resulting from such recall. Buyer will be solely responsible for all administrative aspects of any recall.

     12.7. Adverse Event Reporting. The Parties shall be responsible for reporting adverse events and complaints with respect to the Finished Product (including the Materials), and for responding to any such reports and complaints, in accordance with the terms and conditions of the Quality Agreement.

     12.8. Product Returns. Buyer shall have responsibility for all product returns in accordance with the Quality Agreement. Without limiting the foregoing, in the event that UCB (or any of its Affiliates) shall receive any returned goods of Finished Product from a third party, UCB shall notify Buyer of such returned goods and, at Buyer's option, either destroy such returned goods or deliver such return goods to Buyer, in each case at Buyer's expense. Buyer shall not have the right to return any Finished Product received by Buyer as returned goods from third parties to UCB, other than in accordance with Section
5.3. The Parties shall notify each other of, and shall respond to, any customer complaints associated with returned Finished Product in accordance with the terms and conditions of the Quality Agreement. In the event of an adverse event is reported with respect to the Finished Product, UCB shall, at Buyer's expense, perform any and all appropriate testing of corresponding retention samples and provide the results thereto to Buyer as reasonably practicable.

                             SECTION 13. INSURANCE

During the term of this Agreement, each of Buyer and UCB shall, each for its respective liability, secure and maintain a comprehensive general liability insurance policy providing sufficient extensive coverage for personal injury and bodily injury, property damage, or such coverage as is usual and customary in the pharmaceutical industry to procure. Each of Buyer and UCB shall deliver a certificate with regard to said policies to the other upon request.

                           SECTION 14. MISCELLANEOUS

     14.1. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when so delivered in person, by reputable overnight courier, by facsimile transmission (with receipt confirmed by automatic transmission report) or two Business Days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

          if to the Buyer, to:

               Adams Respiratory Operations Sub, Inc.
               4 Mill Ridge Lane
               Chester, New Jersey 07930
               Attn: General Counsel
               Facsimile: (908) 879-1404

               with a copy to:

               Alston & Bird LLP
               One Atlantic Center
               1201 West Peachtree Street
               Atlanta, Georgia 30309
               Attn: J. Vaughan Curtis
               Facsimile: (404) 253-8247

          if to UCB, to:

               UCB, Inc.
               1950 Lake Park Dr.
               Smyrna, Georgia 30080
               Attn: President
               Facsimile: (770) 970-8344

          and to:

               UCB, Inc.
               1950 Lake Park Dr.
               Smyrna, Georgia 30080
               Attn: General Counsel
               Facsimile: (770) 970-8483

     Any Party may by notice given in accordance with this Section 14.1 to the other Parties designate another address or person for receipt of notices hereunder.

     14.2. Amendment; Waiver. This Agreement may not be amended except by an instrument signed by each of the Parties hereto. Any Party hereto may (a) extend the time for the performance of any of the obligations or other acts of another Party hereto or (b) waive compliance with any of the agreements of another Party or any conditions to its own obligations, in each case only to the extent such obligations, agreements, or conditions are intended for its benefit; provided, however, that any such extension or waiver shall be binding upon a Party only if such extension or waiver is set forth in a writing executed by such Party.

     14.3. Entire Agreement. This Agreement and the Ancillary Agreements contain the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements, written or oral, among the Parties thereto.

     14.4. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

     14.5. Binding Effect; No Assignment; No Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither UCB nor Buyer may assign any of its rights or delegate and of its liabilities or obligations hereunder without the prior written consent of the other; provided that either Party may assign its rights and obligations under this Agreement without the other Party's prior written consent upon written notice to the other Party in connection with the transfer or sale of all or substantially all of the assets or business of such Party or any of its affiliates or the merger or consolidation with another Person of such Party or any of its affiliates. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the Buyer and UCB and their respective successors and permitted assigns any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except for affiliates or representatives entitled to indemnification pursuant to Section 6.4 or 6.5.

     14.6. Section Headings; Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

     14.7. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument.

     14.8. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. The Parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision.

     14.9. Submission to Jurisdiction; Waiver. Except as otherwise provided in
Section 6.6.6, in the event any action shall be brought to enforce or interpret the terms of this Agreement, the Parties agree that such action will be brought in the U.S. District Court for the Southern District of New York. Each of UCB and the Buyer hereby irrevocably submits with regard to any action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each of UCB and the Buyer hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

     14.10. Rules of Construction. The Parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or ruling of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

     14.11. Waiver of Jury Trial. EACH OF THE BUYER AND UCB HEREBY IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER RELATED DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENT OR ACTION RELATED HERETO OR THERETO.

     14.12. Expenses. Except as expressly set forth herein, each Party hereto shall bear all fees and expenses incurred by such Party in connection with, relating to or arising out of the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including attorneys', accountants' and other professional fees and expenses.

     14.13. Independent Contractor. Neither UCB nor Buyer, together in each case with their respective employees or representatives, are under any circumstances to be considered as employees or agents or representatives of the other by virtue of this Agreement, and neither shall have the authority or power to bind the other or contract in the other's name.

     14.14. No Implied Waivers; Rights Cumulative. No failure on the part of UCB or Buyer to exercise and no delay in exercising any right, power, remedy or privilege under this Agreement, or provided by statute or at law or in equity or otherwise, including the right or power to terminate this Agreement, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence therein, nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.

     14.15. Guaranty. Parent hereby absolutely, unconditionally and irrevocably guarantees, as principal obligor, and not merely as surety, to UCB and its affiliates, successors and assigns, the due and punctual payment and performance in full of all liabilities and obligations of Buyer hereunder, including, without limitation, Buyer's indemnification obligations under Section 6 (collectively, the "Obligations"). The foregoing obligation of Parent constitutes a continuing guaranty of payment, and not of collection, and is and shall be absolute and unconditional under any and all circumstances, including without limitation, circumstances which might otherwise constitute a legal or equitable discharge of a surety or guarantor. Parent waives any right to require that resort for payment first be had by UCB against Buyer. The obligation of Parent hereunder shall not be discharged, impaired or otherwise affected by the failure of UCB to assert any claim or demand against Buyer or to enforce any remedy hereunder. Notwithstanding the foregoing, (i) nothing in this Section
14.15 shall create any liabilities or obligations for Parent to the extent Buyer would not have liability or otherwise be responsible to UCB hereunder and (ii) Parent shall have the right to assert as a defense (including rights of set off and counterclaim) to any of its obligations hereunder any defense that would be available to it had it duly authorized and entered into the Obligations directly.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first stated above.

                                        ADAMS RESPIRATORY OPERATIONS SUB, INC.


                                        By
                                           -------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        ADAMS RESPIRATORY THERAPEUTICS, INC.


                                        By
                                           -------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        UCB, INC.


                                        By
                                           -------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        By
                                           -------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        UCB MANUFACTURING, INC.


                                        By
                                           -------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        By
                                           -------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

              [SIGNATURE PAGE TO FINISHED PRODUCT SUPPLY AGREEMENT]

                                    EXHIBIT C

                         FORM OF RESIN SUPPLY AGREEMENT

                                   (ATTACHED)

                             RESIN SUPPLY AGREEMENT

                                      AMONG

                                   UCB, INC.,

                            UCB MANUFACTURING, INC.,

                     ADAMS RESPIRATORY OPERATIONS SUB, INC.

                                       AND

                      ADAMS RESPIRATORY THERAPEUTICS, INC.

                                   ----------

                           Dated as of _________, 2006

                                   ----------

                                TABLE OF CONTENTS

SECTION 1.  DEFINITIONS....................................................    1

SECTION 2.  SUBJECT MATTER.................................................    4
   2.1.   MANUFACTURE AND SUPPLY...........................................    4
   2.2.   EFFECTIVE DATE...................................................    4

SECTION 3.  MATERIALS......................................................    5
   3.1.   PURCHASE OF MATERIALS............................................    5
   3.2.   INSPECTION, HANDLING AND STORAGE OF MATERIALS....................    5

SECTION 4.  FORECASTS AND ORDERS...........................................    5
   4.1.   ROLLING FORECASTS................................................    5
   4.2.   PURCHASE ORDERS..................................................    5
   4.3.   MONTHS SUBJECT TO PURCHASE ORDERS................................    5
   4.4.   MINIMUM ORDERS...................................................    5
   4.5.   MAXIMUM MONTHLY VOLUME...........................................    6
   4.6.   ACCEPTANCE OF FORECASTS AND PURCHASE ORDERS......................    6
   4.7.   SHELF LIFE.......................................................    6
   4.8.   MATERIAL INVENTORY...............................................    6

SECTION 5.  MANUFACTURING..................................................    6
   5.1.   TESTING PRIOR TO DELIVERY........................................    6
   5.2.   MANUFACTURING FACILITY...........................................    7
   5.3.   ACCEPTANCE AND REJECTION.........................................    7
   5.4.   DELIVERY OF BATCHES..............................................    8

SECTION 6.  WARRANTIES; LIABILITY..........................................    8
   6.1.   UCB WARRANTIES...................................................    8
   6.2.   LIMITATION.......................................................    8
   6.3.   BUYER WARRANTIES.................................................    8
   6.4.   UCB INDEMNIFICATION..............................................    8
   6.5.   BUYER INDEMNIFICATION............................................    8
   6.6.   THIRD PARTY CLAIMS...............................................    9
   6.7.   DIRECT CLAIMS....................................................   10
   6.8.   CONSEQUENTIAL DAMAGES............................................   10
   6.9.   EXCLUSIVE REMEDY.................................................   10
   6.10.  LIMITS ON INDEMNIFICATION........................................   10

SECTION 7.  DELIVERY OF RESIN..............................................   11

SECTION 8.  SUPPLY PRICE...................................................   11
   8.1.   SUPPLY PRICE.....................................................   11
   8.2.   ADJUSTMENT OF SUPPLY PRICE.......................................   12
   8.3.   ADJUSTMENT FOR CHANGES IN SPECIFICATIONS.........................   12
   8.4.   INVOICE AND PAYMENT..............................................   12
   8.5.   TAXES............................................................   12

SECTION 9.  TERM AND TERMINATION...........................................   12
   9.1.   TERM.............................................................   12
   9.2.   TERMINATION......................................................   12
   9.3.   DISTRIBUTION OF INVENTORY UPON TERMINATION.......................   13

   9.4.   RETURN OF CONFIDENTIAL INFORMATION...............................   14
   9.5.   EFFECT OF TERMINATION............................................   14

SECTION 10. CONFIDENTIALITY................................................   14
   10.1.  GENERAL..........................................................   14
   10.2.  EXCEPTIONS.......................................................   15
   10.3.  PERMITTED DISCLOSURES............................................   15
   10.4.  CONFIDENTIAL TERMS...............................................   15
   10.5.  EQUITABLE REMEDIES...............................................   15

SECTION 11. FORCE MAJEURE..................................................   15

SECTION 12. REGULATORY AND QUALITY MATTERS.................................   16
   12.1.  QUALITY AGREEMENT................................................   16
   12.2.  CHANGES TO SPECIFICATIONS........................................   16
   12.3.  MANUFACTURING FACILITY AUDITS....................................   16
   12.4.  INSPECTIONS BY REGULATORY AUTHORITIES............................   16
   12.5.  PRODUCT RECALLS..................................................   17
   12.6.  ADVERSE EVENT REPORTING..........................................   17
   12.7.  PRODUCT RETURNS..................................................   17

SECTION 13. INSURANCE......................................................   17

SECTION 14. MISCELLANEOUS..................................................   17
   14.1.  NOTICES..........................................................   18
   14.2.  AMENDMENT; WAIVER................................................   18
   14.3.  ENTIRE AGREEMENT.................................................   19
   14.4.  GOVERNING LAW....................................................   19
   14.5.  BINDING EFFECT; NO ASSIGNMENT; NO THIRD PARTY BENEFICIARIES......   19
   14.6.  SECTION HEADINGS; CONSTRUCTION...................................   19
   14.7.  COUNTERPARTS.....................................................   19
   14.8.  SEVERABILITY.....................................................   19
   14.9.  SUBMISSION TO JURISDICTION; WAIVER...............................   19
   14.10. RULES OF CONSTRUCTION............................................   20
   14.11. WAIVER OF JURY TRIAL.............................................   20
   14.12. EXPENSES.........................................................   20
   14.13. INDEPENDENT CONTRACTOR...........................................   20
   14.14. NO IMPLIED WAIVERS; RIGHTS CUMULATIVE............................   20
   14.15. GUARANTY.........................................................   20

                                    SCHEDULES

Schedule 4.2   Form of Purchase Order

                             RESIN SUPPLY AGREEMENT

     This RESIN SUPPLY AGREEMENT (together with the Exhibits and Schedules hereto, this "Agreement") is entered into as of ________, 2006 by and among UCB, Inc., a Delaware corporation, and UCB Manufacturing, Inc., a Delaware corporation (collectively, "UCB"), Adams Respiratory Operations Sub, Inc., a Delaware corporation ("Buyer") and, for purposes of Section 14.15 (Guaranty), Adams Respiratory Therapeutics, Inc., a Delaware corporation ("Parent"). UCB and Buyer are referred to hereinafter individually as a "Party" and collectively as the "Parties."

                                    RECITALS

     A. The Parties have entered into the Product Purchase Agreement dated as of May 24, 2006 (the "Purchase Agreement") pursuant to which UCB has agreed to sell, assign and transfer to Buyer certain assets primarily related to the formulation, manufacturing, distribution, promotion, marketing, use and sale of the Finished Product in the Territory;

     B. Simultaneously with the execution of this Agreement, the Parties are entering into a License Agreement (the "License Agreement") pursuant to which UCB will grant to Buyer a license in and to certain know-how and other intellectual property related to the Finished Product on the terms and subject to the conditions set forth in the License Agreement;

     C. Simultaneously with the execution of this Agreement, the Parties are entering into a Finished Product Supply Agreement (the "Finished Product Supply Agreement") pursuant to which UCB will supply to Buyer the Finished Product incorporating Resin;

     D. Buyer wishes UCB to Manufacture and supply to Buyer Resin for use in the manufacture of Finished Product upon termination of the Finished Product Supply Agreement, and UCB is willing to perform such services on the terms and subject to the conditions set forth in this Agreement and the Quality Agreement;

     In consideration of the mutual representations, warranties and covenants contained herein, the Parties hereto agree as follows.

                             SECTION 1. DEFINITIONS

     1.1. "Affiliate" means, with respect to a Person, (i) any other Person at least fifty percent (50%) of the issued and voting capital of which is owned or controlled, directly or indirectly, by said Person, (ii) any other Person that owns or controls, directly or indirectly, at least fifty percent (50%) of the issued and voting capital of said Person, or (iii) any other Person at least fifty percent (50%) of the issued and voting capital of which is owned or controlled, directly or indirectly, by any Person referenced in clause (i) or
(ii) above.

     1.2. "Ancillary Agreement" has the meaning set forth in the Purchase Agreement.

     1.3. "Batch" means a full run of Coated Resin or Uncoated Resin, as the case may be, in accordance with UCB's Manufacturing process.

     1.4. "Batch Size" means the quantity of Coated Resin or Uncoated Resin expected to be yielded from a full Batch of Coated Resin or Uncoated Resin, as applicable. The estimated Batch Size for Coated Resin as of the date of this Agreement is * of Coated Resin per Batch. The estimated Batch Size for Uncoated Resin as of the date of this Agreement is * of Uncoated Resin per Batch.

     1.5. "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

     1.6. "Coated Resin" means coated sodium polystyrene sulfonate resins impregnated with dextromethorphan HCI suitable under NDA No. 18658 for subsequent suspension and formulation of the Finished Product.

     1.7. "Confidentiality Agreement" means the Confidentiality Agreement by and between Buyer and UCB, Inc. entered into on March 20, 2006.

     1.8. "Contract Year" means, collectively, the initial period beginning on the Effective Date and ending on the first June 30 to occur after the Effective Date, and every consecutive twelve (12)-month period beginning on July 1 thereafter.

     1.9. "Cost" means, with respect to each of the Coated Resin and Uncoated Resin, UCB's cost of Manufacturing Coated Resin and Uncoated Resin, respectively, which shall be limited to the following components: raw materials; packaging materials; labor time; quality assurance time; and overhead. UCB shall deliver to Buyer a schedule of the initial Cost with respect to the Coated Resin and Uncoated Resin within fifteen (15) days of the Effective Date.

     1.10. "FDA" means the Food and Drug Administration or any successor agency.

     1.11. "Finished Product" means the dextromethorphan polistirex suspension formulation of the mixture of Coated Resin and Uncoated Resin.

     1.12. "Indemnified Parties" means (i) with respect to claims arising under
Section 6.4 Buyer Indemnified Parties, and (ii) with respect to claims arising under Section 6.5, UCB Indemnified Parties.

     1.13. "Indemnifying Party" means (i) with respect to claims arising under
Section 6.4, UCB, and (ii) with respect to claims arising under Section 6.5, Buyer.

     1.14. "Manufacture" means to process, produce and test the Resin in accordance with the terms of the Specifications.

     1.15. "Materials" means all ingredients and components required to Manufacture the Resin, including active ingredients and excipients.

     1.16. "Material Adverse Change" means, with respect to the Finished Product, a material adverse change to the market for the Finished Product, including, but not limited to, (i) the imposition of a requirement by a Regulatory Authority that (A) the purchase of the Finished

Product require a physician's prescription, or (B) the Finished Product be displayed behind a pharmacist's counter, or (ii) the approval by the FDA of an abbreviated new drug application based upon the Finished Product for a product bioequivalent to the Finished Product.

     1.17. "Person" means an individual, a corporation, a general partnership, a limited partnership, a limited liability company, a limited liability partnership, an association, a trust or any other entity or organization, including a governmental authority.

     1.18. "Quality Agreement" means the Quality Agreement among the Parties of even date herewith setting forth the responsibilities of UCB and Buyer with respect to certain technical and quality activities required in connection with the Manufacture of the Resin, as such agreement may be amended, supplemented or otherwise modified from time to time, a form of which is attached hereto as Exhibit A.

     1.19. "Regulatory Authority" means any governmental or regulatory body, court or arbitrator, including the U.S. Environmental Protection Agency and the FDA.

     1.20. "Resin" means, collectively, Coated Resin and Uncoated Resin.

     1.21. "Resin Transfer" has the meaning set forth in the Technology Transfer Agreement.

     1.22. "Resin Transfer Date" means the date upon which the Resin Transfer shall have been completed in accordance with the terms and conditions of the Technology Transfer Agreement.

     1.23. "Specifications" means, collectively, the specifications for the Coated Resin and Uncoated Resin set forth in the Quality Agreement, as such Specifications may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement and the Quality Agreement.

     1.24. "Technology Transfer Agreement" means the Technology Transfer Agreement of even date herewith by and among the Parties, as such agreement may be amended, supplemented or otherwise modified from time to time.

     1.25. "Territory" means the United States and its territories and possessions, including Puerto Rico.

     1.26. "Trade Secrets" means information, including technical and nontechnical data, a formula, pattern, compilation, program device, method, technique, process or other information similar to any of the foregoing, that
(i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons who can derive economic value from its disclosure or use and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

     1.27. "Uncoated Resin" means uncoated sodium polystyrene sulfonate resins impregnated with dextromethorphan HCI suitable under NDA No. 18658 for subsequent suspension and formulation of the Finished Product.

     1.28. Other Definitions. Each of the following terms is defined in the section of this Agreement referenced opposite such term:

Term                                                                     Section
----                                                                    --------
Agreement............................................................   Preamble
Buyer................................................................   Preamble
Buyer Indemnified Parties............................................   6.4
Confidential Information.............................................   10.1
Disclosing Party.....................................................   10.1
Effective Date.......................................................   2.2
Finished Product Supply Agreement....................................   Recitals
License Agreement....................................................   Recitals
Losses...............................................................   6.4
Maximum Monthly Volume...............................................   4.5
Minimum Monthly Volume...............................................   4.4
Obligations..........................................................   14.15
Parent...............................................................   Preamble
Parties..............................................................   Preamble
Party................................................................   Preamble
Purchase Agreement...................................................   Recitals
Purchase Order.......................................................   4.2
Receiving Party......................................................   10.1
Supply Price.........................................................   8.1
Third Party Claim....................................................   6.6
UCB..................................................................   Preamble
UCB Indemnified Parties..............................................   6.5

                           SECTION 2. SUBJECT MATTER

     2.1. Manufacture and Supply. Subject in each case to the terms and conditions set forth in this Agreement, the Purchase Agreement and the License Agreement, (i) Buyer hereby selects UCB to Manufacture and supply to Buyer Resin for use in the manufacture of Finished Product for sale in the Territory, and
(ii) UCB hereby agrees to Manufacture Resin in its plant in Rochester, New York and to supply to Buyer Resin for use in the manufacture of Finished Product for sale in the Territory in such quantities and at such times as ordered by Buyer in accordance with this Agreement.

     2.2. Effective Date. It is acknowledged and agreed that notwithstanding the fact that this Agreement shall become effective and binding upon the Parties as of the date first above written, UCB shall have no obligation to Manufacture or supply any Resin hereunder until the termination of the Finished Product Supply Agreement (the effective date of such termination, the "Effective Date").

                              SECTION 3. MATERIALS

     3.1. Purchase of Materials. UCB shall exercise reasonable commercial efforts to obtain from third parties at its expense all Materials required to Manufacture the Resin. UCB shall purchase such Materials from qualified suppliers in accordance with the Quality Agreement. Such Materials shall meet the Specifications in accordance with the Quality Agreement.

     3.2. Inspection, Handling and Storage of Materials. UCB shall handle and store the Materials in accordance with the Quality Agreement. UCB shall inspect and analyze the Materials in accordance with the Quality Agreement prior to using such Materials in the Manufacture of Resin supplied to Buyer hereunder.

                        SECTION 4. FORECASTS AND ORDERS

     4.1. Rolling Forecasts. No later than sixty (60) days prior to the Effective Date, Buyer shall provide to UCB a good faith non-binding forecast of its requirements of Coated Resin and Uncoated Resin that Buyer anticipates ordering for each month within the eighteen (18)-month period following the Effective Date. On the first Business Day of each calendar quarter following the Effective Date, Buyer shall deliver to UCB an updated rolling forecast for the eighteen (18)-month period (or such shorter period that remains in the term of this Agreement) commencing on the first day of such calendar quarter. Each forecast shall specify Buyer's anticipated requirements on a monthly basis of Batches of Coated Resin and Uncoated Resin. Except as set forth in Section 4.3, such forecasts shall not represent Purchase Orders.

     4.2. Purchase Orders. Buyer shall submit to UCB written standard form purchase orders in the form of Schedule 4.2 hereto (each, a "Purchase Order") for each order placed by Buyer under this Agreement. Each Purchase Order shall indicate a specific delivery date, which date shall be no sooner than ninety
(90) days after UCB's receipt of such Purchase Order from Buyer. All orders for Coated Resin and Uncoated Resin shall be placed in quantities of full Batches. Buyer shall be bound to purchase, and UCB shall be bound to deliver by the applicable delivery date, Coated Resin and Uncoated Resin ordered pursuant to each Purchase Order properly submitted to UCB hereunder. In the event of any conflict between the terms and conditions of any Purchase Order and the terms and conditions of this Agreement, the terms and conditions of this Agreement shall control.

     4.3. Months Subject to Purchase Orders. It is acknowledged and agreed that the first three (3) months of each eighteen (18)-month period included in Buyer's rolling non-binding forecasts delivered in accordance with Section 4.1 shall be subject to previously issued Purchase Orders, and that the quantities of Resin subject to Purchase Orders for such initial three (3) month period shall be binding upon Buyer and UCB in accordance with the terms of this Agreement notwithstanding the provisions of Section 4.1.

     4.4. Minimum Orders. Other than due to a circumstance described in Section 11, Buyer shall be required to order for delivery, with respect to each month beginning ninety (90) days after the Effective Date and thereafter during the term of this Agreement, at least * of Coated Resin and * of Uncoated Resin per month (as to each of Coated Resin and Uncoated Resin, the "Minimum

Monthly Volume"). In the event Buyer shall fail to order the Minimum Monthly Volume of Coated Resin and/or Uncoated Resin with respect to any month during the term of this Agreement, Buyer shall pay to UCB an amount equal to the product of the following with respect to such month: (i) the difference between the applicable Minimum Monthly Volume and the number of complete Batches actually ordered for such month, multiplied by (ii) the then effective Supply Price of Coated Resin and/or Uncoated Resin, as the case may be. Notwithstanding the foregoing, in the event of the occurrence of a Material Adverse Change with respect to the Finished Product, the Parties shall negotiate in good faith appropriate amendments to this Agreement.

     4.5. Maximum Monthly Volume. From and after the Effective Date, UCB shall reserve, subject to and in accordance with this Agreement, capacity at its Rochester, New York manufacturing facility sufficient to enable UCB to produce the Minimum Monthly Volume and a maximum volume equal to * of Coated Resin and * of Uncoated Resin per month (the "Maximum Monthly Volume"); provided that if, as of the Effective Date, Buyer shall have been purchasing an amount of Finished Product under the Finished Product Supply Agreement that corresponds to a maximum monthly volume of Resin greater than * of Coated Resin and * of Uncoated Resin per month, the Maximum Monthly Volume shall be increased as necessary in order to continue a consistent level of supply of Finished Product to Buyer. In such case, the Parties shall discuss in good faith an appropriate Maximum Monthly Volume. Notwithstanding any forecast or Purchase Order submitted by Buyer hereunder, UCB shall not be obligated to accept any Purchase Order for an amount of Coated Resin or Uncoated Resin for any month that exceeds the Maximum Monthly Volume.

     4.6. Acceptance of Forecasts and Purchase Orders. UCB shall be deemed to have accepted the rolling forecasts and Purchase Orders placed by Buyer under this Agreement if UCB has made no written objection to Buyer within seven (7) Business Days after receipt thereof by UCB. Notwithstanding the foregoing, UCB's acceptance of a forecast or Purchase Order in accordance with this Section 4.6 shall not constitute an amendment, modification or waiver by UCB of any of the provisions of this Agreement, including without limitation Sections 4.4 and 4.5.

     4.7. Shelf Life. UCB shall deliver the Resin with a shelf life with at least four (4) months (it being understood that the expiration dating for such product is six (6) months). Notwithstanding the foregoing, UCB may deliver Resin with a shelf life of less than four (4) months to the extent such reduced shelf life is a result of quality control testing, quality assurance investigations or release activities related to the Resin.

     4.8. Material Inventory. UCB shall exercise reasonable commercial efforts to maintain appropriate levels of inventory of Materials in order to support Buyer's orders of Resin subject to then-issued Purchase Orders.

                            SECTION 5. MANUFACTURING

     5.1. Testing Prior to Delivery. UCB shall test the Resin according to the methods of analysis set forth in the Quality Agreement prior to delivery of the Resin by UCB to Buyer. If the Resin is found not to be in compliance with the Specifications, UCB shall at its own expense handle, store, transport, treat and dispose of the Resin according to all applicable laws, directives, codes, rules, regulations, ordinances, orders, permits, licenses, consents and other authorizations (including but not limited to the environment and employee health and safety).

     5.2. Manufacturing Facility. Except to the extent otherwise agreed in writing by the Parties, UCB shall Manufacture the Resin at its facility located in Rochester, New York.

     5.3. Acceptance and Rejection.

          5.3.1 UCB shall deliver to Buyer, concurrently with the delivery of each shipment, a certificate of analysis and other documents and materials set forth in the Quality Agreement. Within ten (10) days after receipt of any shipment of Resin, Buyer shall assess the quantity and visually inspect the quality of the Resin. Within thirty (30) days after delivery of Resin to Buyer in accordance with Section 7, Buyer shall examine the Resin to determine whether the Resin conforms to the Specifications. No claim for defective quality or shortage in quantity of any individual shipment of Resin shall be valid unless made by written notice given within thirty (30) days from the date of delivery, except in the case of latent (or other non-obvious) defects, in which case such claims shall be made in writing within thirty (30) days from the date such defect became discoverable (but in no event later than the date upon which the Resin has expired according to its expiry date). Any such notice shall describe in reasonable detail the defect or non-conformity, and shall include samples of the Resin being rejected, if appropriate, and copies of written reports relating to tests, studies or investigations performed by or on behalf of Buyer on the Resin being rejected. Failure to deliver a notice of non-conformance in the manner contemplated in this Section 5.3.1 shall constitute an acceptance of the applicable Resin by Buyer.

          5.3.2 If there is any dispute as to whether any shipment fails, in whole or in part, to meet the Specifications, such dispute shall be resolved by an independent testing organization of recognized repute within the pharmaceutical industry in the Territory appointed by both UCB and Buyer. The expense of hiring such organization shall be borne by the Party against whom the decision is rendered.

          5.3.3 UCB shall make up any shortfall and/or replace any non-conforming Resin or rework the rejected Resin, if applicable, as promptly as practicable and at no additional cost to Buyer; provided that UCB shall have no liability or obligation to Buyer under this Section 5.3 if it is determined that any such defect or non-conformance is attributable to the failure by any Person (including Buyer) to store, transport or care for such Resin in a proper manner after such Resin left UCB's possession. Upon UCB's instructions, Buyer shall destroy or return, in either case at UCB's cost, the non-conforming Resin; provided that if it is determined that any such defect or non-conformance is attributable to the failure by any Person (including Buyer) to store, transport or care for such Resin in a proper manner after such Resin left UCB's possession, such destruction or return shall be at Buyer's cost. It is acknowledged and agreed that notwithstanding any other provision of this Agreement, Buyer's sole and exclusive remedy in the event of UCB's delivery of defective or non-conforming Resin shall be replacement of the rejected Resin in accordance with this Section 5.3.3, and that Buyer shall not be entitled to remedies, whether under any other provision of this Agreement (including without limitation Section 6.4) or otherwise.

     5.4. Delivery of Batches. Notwithstanding any provision of this Agreement to the contrary, it is acknowledged and agreed that UCB shall be deemed to have delivered a full and complete Batch of Resin ordered by Buyer hereunder upon its delivery to Buyer of not less than ninety-five percent (95%) and not more than one hundred five percent (105%) of the number of units constituting the Batch Size of each such Batch, and that no additional units of Resin shall be deemed due with respect to such Batch.

                        SECTION 6. WARRANTIES; LIABILITY

     6.1. UCB Warranties. UCB warrants that (i) at the time of delivery of Resin to Buyer, the Resin shall comply with the Specifications, and (ii) UCB shall comply with the terms and conditions of the Quality Agreement and all applicable laws and regulations governing the Manufacture of the Resin, including compliance with current Good Manufacturing Practices, and perform its other obligations under this Agreement. UCB warrants that, at the time of delivery of Resin to Buyer, the Resin shall not (a) be misbranded or adulterated, (b) contain any Proposition 65 Listed Chemicals (as defined in the Purchase Agreement) or (c) be subject to any liens, encumbrances, security interests or other encumbrances.

     6.2. LIMITATION. EXCEPT AS SPECIFICALLY SET FORTH IN SECTION 6.1, UCB MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER MATTER RELATING TO THE RESIN.

     6.3. Buyer Warranties. Buyer shall store, handle, transport, use and otherwise dispose of any Resin supplied by UCB, and any Materials used in connection with such Resin in accordance with all applicable laws and regulations.

     6.4. UCB Indemnification. UCB will indemnify and hold harmless the Buyer and its Affiliates (each, a "Buyer Indemnified Party") from, against and in respect of any and all actions, liabilities, governmental orders, encumbrances, losses, damages, bonds, dues, assessments, fines, penalties, taxes, fees, costs (including costs of investigation, defense and enforcement of this Agreement), expenses or amounts paid in settlement (in each case, including attorneys' and experts' fees and expenses), whether or not involving a Third Party Claim (collectively, "Losses"), incurred or suffered by the Buyer Indemnified Parties or any of them as a result of, arising out of, or directly or indirectly relating to (i) any breach by UCB of any of its representations, warranties, covenants, agreements or obligations under this Agreement, or (ii) the failure of Resin delivered by UCB hereunder to meet the warranties set forth in Section 6.1.

     6.5. Buyer Indemnification. Buyer will indemnify and hold harmless UCB and its Affiliates (each, a "UCB Indemnified Party") from, against and in respect of any and all Losses incurred or suffered by the UCB Indemnified Parties or any of them as a result of, arising out of, or directly or indirectly relating to (i) any breach by Buyer of any of its representations, warranties, covenants, agreements or obligations under this Agreement, or (ii) the distribution, formulation, packaging, marketing, promotion, sale, handling, processing, use, shipping or storage of the Resin or any product into which the Resin has been incorporated (including without limitation the Finished Product), including without limitation (A) liabilities for product liability and returned goods, (B) liabilities in respect of product warranties and (C) liabilities for any design or other defects with respect to the Resin or any product into which the Resin has been incorporated; provided that Buyer shall have no obligation to indemnify any UCB Indemnified Parties under this Section 6.5 to the extent UCB is required to indemnify the Buyer Indemnified Parties pursuant to Section 6.4.

     6.6. Third Party Claims.

          6.6.1 If any third party notifies an Indemnified Party with respect to any matter (a "Third Party Claim") which may give rise to a claim against the Indemnifying Party under this Section 6, then the Indemnified Party will promptly give written notice to the Indemnifying Party; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation under this Section 6, except to the extent such delay actually prejudices the Indemnifying Party.

          6.6.2 The Indemnifying Party will be entitled to participate in the defense of any Third Party Claim that is the subject of a notice given by an Indemnified Party pursuant to Section 6.6.1. In addition, the Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party gives written notice to the Indemnified Party of its assumption of control and defense of the Third Party Claim within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim to the Indemnifying Party, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that such Indemnifying Party has and will have adequate financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief against the Indemnified Party, (iv) the Third Party Claim does not relate to or otherwise arise in connection with any criminal or regulatory enforcement action, and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently. The Indemnified Party may retain separate co-counsel at its own cost and expense and participate in the defense of the Third Party Claim. Notwithstanding anything to the contrary contained herein, whether or not an Indemnifying Party assumes the defense of any Third Party Claim hereunder shall not constitute a presumption or omission with respect to whether the Losses related to such Third Party Claim are, in fact, subject to indemnification hereunder.

          6.6.3 The Indemnifying Party will not consent to the entry of any judgment or enter into any compromise or settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party unless such judgment, compromise or settlement (i) provides for the payment by the Indemnifying Party of money as sole relief for the claimant,
     (ii) results in the full and general release of the Indemnified Parties from all liabilities arising or relating to, or in connection with, the Third Party Claim and (iii) involves no finding or admission of any violation of legal requirements or the rights of any person and no effect on any other claims that may be made against any Indemnified Party.

          6.6.4 The Indemnified Party may not consent to the entry of any judgment or enter into any compromise or settlement with respect to a Third Party Claim with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party. If the Indemnifying Party does not assume the control and defense of a Third Party Claim under Section 6.6.2, the Indemnified Party may defend such Third Party Claim and seek indemnification hereunder from the Indemnifying Party for any Losses associated therewith.

          6.6.5 The Indemnifying Party or the Indemnified Party, as the case may be, shall at all times use reasonable efforts to keep the other reasonably apprised of the status of the defense of any Third Party Claim and to cooperate in good faith with each other with respect to the defense of any such matter.

          6.6.6 Each of UCB and the Buyer hereby consents to the non-exclusive jurisdiction of any court in which any Third Party Claim may be brought against any Indemnified Party for purposes of any claim which such Indemnified Party may have against such party pursuant to this Agreement in connection with such Third Party Claim.

     6.7. Direct Claims. In the event an Indemnified Party claims a right to payment from any Indemnifying Party pursuant to this Agreement, such Indemnified Party will send written notice of such claim to the appropriate Indemnifying Party. Such notice will specify the basis for such claim. As promptly as possible after the Indemnified Party has given such notice, such Indemnified Party and the appropriate Indemnifying Party will establish the merits and amount of such claim (by mutual agreement, litigation, arbitration or otherwise) and, within five Business Days of the final determination of the merits and amount of such claim, the Indemnifying Party will pay to the Indemnified Party immediately available funds in an amount equal to such claim as determined hereunder.

     6.8. Consequential Damages. Notwithstanding anything to the contrary contained herein, no Party shall be liable to any other Party for special, consequential, indirect or incidental (including without limitation lost profits), punitive or multiple damages under this Agreement except to the extent such damages shall be payable to a third party.

     6.9. Exclusive Remedy. Except as otherwise provided in Sections 5.3.3 and 10.5, the sole and exclusive remedy with respect to any breach of any representation, warranty, covenant or agreement contained herein (other than (i) with respect to a breach of the terms of a covenant or agreement as to which UCB or Buyer, as the case may be, also shall be entitled to seek specific performance or other equitable relief and (ii) with respect to claims for fraud) shall be a claim for Losses (whether by contract, in tort or otherwise, and whether in law, in equity or both) made pursuant to Section 6.4 or 6.5, as the case may be.

     6.10. Limits on Indemnification.

          6.10.1 In calculating amounts payable to an Indemnified Party, the amount of the Losses (i) shall not be duplicative of any other Loss for which an indemnification claim has been made under this Agreement or any Ancillary Agreement, (ii) shall be computed net of any amounts actually recovered by such Indemnified Party under any insurance policy with respect to such Loss, and (iii) shall be reduced to take account of any net tax benefit realized by such Indemnified Party arising from the incurrence or payment of any indemnity payments hereunder. In computing the amount of any such tax benefit, the Indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit after the incurrence or payment of any indemnified Loss.

          6.10.2 Each Indemnified Party shall be obligated to use its commercially reasonable efforts to mitigate to the fullest extent practicable the amount of any Loss for which it is entitled to seek indemnification hereunder, and, notwithstanding anything to the contrary contained herein, the Indemnifying Party shall not be required to make any payment to an Indemnified Party in respect of such Loss to the extent such Indemnified Party has failed to comply with such obligation to mitigate.

          6.10.3 In any case where an Indemnified Party recovers from third parties any amount in respect of a matter with respect to which an Indemnifying Party has indemnified it pursuant to this Section 6, such Indemnified Party shall promptly pay over to the Indemnifying Party the amount so recovered (after deducting therefrom the full amount of the expenses incurred by it in procuring such recovery), but not in excess of the sum of (i) any amount previously so paid by the Indemnifying Party to or on behalf of the Indemnified Party in respect of such matter and (ii) any amount expended by the Indemnifying Party in pursuing or defending any claim arising out of such matter.

                          SECTION 7. DELIVERY OF RESIN

UCB shall ship the Resin to Buyer's contract manufacturer located at [____________], USA upon release of the Resin by UCB in accordance with the Quality Agreement or to such other location in the US designated in writing by Buyer. Delivery shall be made on or prior to the delivery date specified in the Purchase Order. The Resin shall be supplied F.O.B. UCB's shipping dock in Rochester, New York. Title to shipments of the Resin and risk of loss in respect thereof shall pass to Buyer upon placement of such shipments at the disposal of Buyer's designated carrier at UCB's manufacturing facility. At the request of Buyer and at Buyer's sole expense, UCB shall arrange for shipping and insurance and shall invoice Buyer for such costs and expenses. Each Party shall use its reasonable commercial efforts to ensure timely shipment and receipt of the Resin. UCB shall pack and label the Resin supplied in accordance with the specifications set forth in the Quality Agreement.

                             SECTION 8. SUPPLY PRICE

     8.1. Supply Price. Subject to adjustment in accordance with this Section 8, in consideration of the Manufacturing and supply of the Resin, Buyer shall pay to UCB an amount, denominated on a per unit basis and designated for each Batch of Resin actually delivered, equal to (i) the Cost of such unit, plus (ii) * (the "Supply Price"). UCB shall deliver to Buyer a schedule of the initial Supply Price with respect to Coated Resin and Uncoated Resin within fifteen (15) days of the Effective Date. The payment of the Supply Price hereunder shall be in addition to and independent of any amounts payable by Buyer to UCB under the Purchase Agreement, the Finished

Product Supply Agreement, any other Ancillary Agreement or any other agreement between or among the Parties. UCB hereby represents and warrants that the initial Cost will accurately reflect, in all material respects, the cost, by component, for Coated Resin and Uncoated Resin as of the Effective Date.

     8.2. Adjustment of Supply Price. UCB may increase the Supply Price from time to time to reflect actual increases in Cost; provided that UCB shall provide Buyer with reasonable documented evidence of such increase in Cost; and provided further that UCB may only make one such adjustment per Contract Year. Notwithstanding the foregoing, no overhead component of Cost shall be increased as long as the Batches of Resin ordered on an average monthly basis exceeds * of Coated Resin and * of Uncoated Resin per month.

     8.3. Adjustment for Changes in Specifications. Without limiting the provisions of Section 8.2, in the event any change in the Specifications requested by Buyer or mandated by law shall result in actual increased Manufacturing costs to UCB, (i) the Cost shall be increased in an amount equal to the amount of such actual increased costs (to the extent the Cost has not previously been adjusted to reflect such increased costs in accordance with
Section 8.2), and a corresponding increase to the Supply Price shall be made,
(ii) Buyer shall reimburse UCB for the actual costs of implementing any changes, and (iii) Buyer shall reimburse UCB, at UCB's actual cost, for the cost of any inventory of UCB, including work-in-progress and finished goods rendered obsolete or rejected as a result of such change, including any formula or process change, as well as for the cost of destruction of any such inventory. UCB shall be responsible for any increase in Manufacturing costs resulting from a discretionary change in Specifications requested by UCB. It is acknowledged and agreed that changes to the Specifications shall only be made in accordance with the provisions of the Quality Agreement.

     8.4. Invoice and Payment. UCB shall invoice Buyer for the Supply Price promptly upon delivery of the Resin. Buyer shall pay the Supply Price within thirty (30) calendar days of receipt of the invoice. All payments to be made hereunder shall be paid in United States dollars and made by a corporate check drawn on a United States bank or by wire transfer to an account designated in writing by UCB. Overdue invoices shall bear interest at a rate of one percent (1.0%) per month until paid.

     8.5. Taxes. In addition to the Supply Price provided for in this Section 8, Buyer shall reimburse UCB for any federal, state or local excise or other tax or assessment that UCB may be required to pay upon the sale, production or transportation of the Resin (excluding taxes based on UCB's income or UCB's franchise fees or taxes).

                        SECTION 9. TERM AND TERMINATION

     9.1. Term. Unless otherwise terminated in accordance with Section 9.2, the initial term of this Agreement shall expire on the ninth (9th) anniversary of the Effective Date, and shall automatically renew thereafter for consecutive one
(1)-year periods.

     9.2. Termination. Notwithstanding the provisions of Section 9.1, this Agreement may be terminated as follows.

          9.2.1 Buyer may terminate this Agreement upon eighty-four (84) months prior written notice to UCB delivered on or after the second anniversary of the Effective Date.

          9.2.2 UCB may terminate this Agreement upon eighty-four (84) months prior written notice to Buyer delivered on or after the second anniversary of the Effective Date. In the event UCB shall deliver any such termination notice to Buyer, Buyer shall exercise commercially reasonable efforts to achieve the Resin Transfer within such eighty-four (84) month notice period. If the Resin Transfer Date shall not have occurred by the end of such eighty-four (84) month notice period despite Buyer's commercially reasonable efforts, such termination date shall be extended for an additional twelve (12) months.

          9.2.3 Each of UCB and Buyer may terminate this Agreement upon twelve
     (12) months notice to the other on or after the Resin Transfer Date.

          9.2.4 Except as otherwise contemplated by Section 11 hereof, either UCB or Buyer shall have the right to terminate this Agreement if the other commits a material breach of any of the provisions of this Agreement and (in the case of a breach that is capable of a remedy) fails to remedy the same within sixty (60) days of receipt of written notice of such breach; provided that neither UCB nor Buyer may terminate this Agreement if the other's breach cannot reasonably be cured within such sixty (60)-day period so long as such breaching Party commences efforts to cure within such sixty
     (60)-day period and thereafter diligently pursues the same through completion; and provided further, however, that a good faith dispute regarding payment shall not be deemed a material breach.

          9.2.5 Either UCB or Buyer shall have the right to terminate this Agreement if (A) the other shall fail to pay its debts or obligations as they become due in the ordinary course, voluntarily seek appointment of a trustee, receiver or similar official of any of its property, make a general assignment for the benefit of creditors, commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to bankruptcy, insolvency or similar laws, or shall consent to any such relief or the appointment or taking by any such official in an involuntary case or other proceeding commenced against it, (B) an involuntary case seeking liquidation, reorganization or other relief with respect to bankruptcy, insolvency or similar laws or the appointment of a trustee, receiver or similar official of any of the other's property shall be commenced and shall remain undismissed and unstayed for a period of ninety (90) days, or (C) an order for relief shall be entered against the other under federal bankruptcy laws.

          9.2.6 Either UCB or Buyer shall have the right to terminate this Agreement upon written notice to the other if an event of force majeure contemplated in Section 11 shall continue with respect to the other for more than twelve (12) months.

     9.3. Distribution of Inventory Upon Termination. Unless otherwise agreed to among the Parties, all stock on hand as of the effective date of the termination or expiration of this Agreement shall be dealt with as soon as practicable as follows:

          9.3.1 Resin Manufactured pursuant to Purchase Orders from Buyer shall be delivered by UCB to Buyer, whereupon Buyer shall pay UCB therefor in accordance with the terms hereof;

          9.3.2 work in progress commenced by UCB against Purchase Orders from Buyer shall be completed by UCB and delivered to Buyer, whereupon Buyer shall pay UCB therefor in accordance with the terms hereof; and

          9.3.3 packaging materials acquired by UCB pursuant to Buyer's Purchase Orders shall be invoiced to Buyer at UCB's actual cost and delivered to Buyer.

     9.4. Return of Confidential Information. Within thirty (30) days of any expiration or termination of this Agreement, (i) Buyer shall cease to use and shall deliver to UCB, upon written request, all Confidential Information of UCB, except for any documents or records that Buyer is required to retain by applicable law, and (b) UCB shall cease to use and shall deliver to Buyer, upon written request, all Confidential Information of Buyer except for any documents or records that UCB is required to retain by applicable law.

     9.5. Effect of Termination. Upon termination, this Agreement shall forthwith become void and of no further force or effect, except for the following provisions, which shall remain in full force and effect: (i) Section 6 (Warranties; Liability), (ii) this Section 9, (iii) Section 10 (Confidentiality), (iv) Section 12.5, and (v) Section 14 (Miscellaneous). Any termination of this Agreement shall not affect any right or claim hereunder that arises prior to such termination, which claims and rights shall survive any such termination. Termination of this Agreement shall not impact the Parties' obligations under the Purchase Agreement, the License Agreement or any of the other Ancillary Agreements.

                          SECTION 10. CONFIDENTIALITY

     10.1. General. Pursuant to the terms of this Agreement, each of UCB and the Buyer (in such capacity, the "Disclosing Party") has disclosed and will be disclosing to the other Party, and to the officers, directors, employees, agents and/or representatives of each (in such capacity, the "Receiving Party") certain secret, confidential or proprietary data, Trade Secrets, know-how, intellectual property and related information, including without limitation operating methods and procedures, marketing, manufacturing, distribution and sales methods and systems, sales figures, pricing policies and price lists and other business information ("Confidential Information"). The Receiving Party shall make no use of any Confidential Information of the Disclosing Party except in the exercise of its rights and the performance of its obligations set forth in this Agreement or the Ancillary Agreements. The Receiving Party (i) shall keep and hold as confidential, and shall cause its officers, directors, employees, agents and representatives to keep and hold as confidential, all Confidential Information of the Disclosing Party, and (ii) shall not disclose, and shall cause its officers, directors, employees, agents and representatives not to disclose, any Confidential Information of the Disclosing Party. Confidential Information disclosed by the Disclosing Party shall remain the sole and absolute property of the Disclosing Party, subject to the rights granted in this Agreement or the Ancillary Agreements.

     10.2. Exceptions. The above restrictions on the use and disclosure of Confidential Information shall not apply to any information which (i) is already known to the Receiving Party at the time of disclosure by the Disclosing Party, as demonstrated by competent proof (other than as a result of prior disclosure under any agreement between or among the Parties with respect to confidentiality), (ii) is or becomes generally available to the public other than through any act or omission of the Receiving Party in breach of this Agreement or the Ancillary Agreements, (iii) is acquired by the Receiving Party from a third party who is not, directly or indirectly, under an obligation of confidentiality to the Disclosing Party with respect to same, or (iv) is developed independently by the Receiving Party without use, direct or indirect, of information that is required to be held confidential under this Agreement or the Ancillary Agreements. In addition, nothing in this Section 10 shall be interpreted to limit the ability of any Party to disclose its own Confidential Information to any other person on such terms and subject to such conditions as it deems advisable or appropriate.

     10.3. Permitted Disclosures. It shall not be a breach of Section 10.1 if a Receiving Party discloses Confidential Information of a Disclosing Party (i) pursuant to applicable law to any Regulatory Authority or other governmental authority, or (ii) in a judicial, administrative or arbitration proceeding to enforce such Party's rights under this Agreement. In such event, the Receiving Party shall (A) provide the Disclosing Party with as much advance written notice as possible of the required disclosure, (B) reasonably cooperate with the Disclosing Party in any attempt to prevent or limit the disclosure, and (C) limit disclosure, if any, to the specific purpose at issue.

     10.4. Confidential Terms. Each Party acknowledges and agrees that the terms and conditions of this Agreement shall be considered Confidential Information of each Party and shall be treated accordingly. Notwithstanding the foregoing, each Party acknowledges and agrees that the other may be required to disclose some or all of the information included in this Agreement in order to comply with its obligations under securities laws, and hereby consents to such disclosure to the extent deemed advisable or appropriate by its respective counsel (but only after consulting with the other to the extent practicable).

     10.5. Equitable Remedies. Each Party specifically recognizes that any breach by it of this Section 10 may cause irreparable injury to the other Parties and that actual damages may be difficult to ascertain, and in any event, may be inadequate. Accordingly (and without limiting the availability of legal or equitable, including injunctive, remedies under any other provisions of this Agreement), each Party agrees that in the event of any such breach, notwithstanding the provisions of Section 6.10, the other Parties shall be entitled to seek, by way of private litigation in the first instance, injunctive relief and such other legal and equitable remedies as may be available.

                           SECTION 11. FORCE MAJEURE

In the event that any of the Parties hereto becomes prevented from carrying out its obligations hereunder, in whole or in part, by reason of duly evidenced force majeure events not caused by an act or omission of such Party, including but not limited to acts of God, changes in law, riots, wars, strikes, natural disasters, fire, flood, explosions, acts of a public enemy, labor disturbances or the inability of UCB to obtain (through no fault of UCB and provided that UCB has used reasonable commercial efforts to obtain such Materials in accordance with this Agreement) sufficient Materials to perform under this Agreement, the Party so affected by such cause or event, upon giving prompt written notice to the other Parties, shall be excused from such performance and shall not be liable to any other Party for failure of such performance for so long as the such cause or event shall endure and to the extent such cause or event prevents such performance; provided that the Party so affected shall use diligent effort to avoid or remove such cause or causes of non-performance and shall continue to perform under this Agreement with all reasonable dispatch whenever such cause or causes are removed.

                   SECTION 12. REGULATORY AND QUALITY MATTERS

     12.1. Quality Agreement. Simultaneously with the execution of this Agreement, the Parties are entering into the Quality Agreement. Quality and regulatory requirements, including use of qualified Materials suppliers, certification of cGMP compliance by all bulk materials suppliers, manufacturing in full compliance with cGMPs and maintaining cGMP compliant facilities, storing and handling of Materials, temperature and moisture control, prevention of product contamination (including cross-contamination), manufacturing facility audit rights, implementation of required changes to specifications and manufacturing processes, retention of samples, stability testing, failure reporting and other quality related matters shall be governed by, and performed by the Parties in accordance with, the terms and conditions of the Quality Agreement. The Quality Agreement is intended to supplement this Agreement, and is hereby incorporated in this Agreement in its entirety, except that in the event of a conflict between any term, condition or provision of this Agreement and any term, condition or provision of the Quality Agreement, the applicable term, condition or provision of this Agreement shall control unless otherwise agreed in writing by the Parties.

     12.2. Changes to Specifications. The Specifications may only be changed in accordance with the procedures set forth in the Quality Agreement.

     12.3. Manufacturing Facility Audits. UCB shall give access to representatives of Buyer during the term of this Agreement (but no more than once every twelve (12) months) to UCB's manufacturing facility to conduct inspections in accordance with the inspection procedures set forth in the Quality Agreement. When entering UCB's facilities, Buyer and its representatives shall comply with all standard operating procedures and regulations issued by UCB regarding security, safety, health, hazard and fire prevention.

     12.4. Inspections by Regulatory Authorities. UCB shall promptly give Buyer advance notice, to the extent that advance notice is given to UCB, of any site visit to its manufacturing facility by any Regulatory Authority, the purpose of which is to inspect the manufacture, testing, storage, disposal or transportation of the Resin, in accordance with the terms and conditions of the Quality Agreement. In any event, UCB shall advise Buyer of the occurrence of any such visit immediately following such visit, and UCB shall furnish to Buyer all material information supplied to, or supplied by, any Regulatory Authority, including the Form 483 observations and responses, to the extent that such information relates to the Resin or the ability of UCB to comply with the terms of this Agreement.

     12.5. Product Recalls. In the event (i) any national government authority or other regulatory agency issues a request, directive or order that the Finished Product incorporating the Resin be recalled, or (ii) a court of competent jurisdiction orders such a recall, or (iii) Buyer reasonably determines after consultation with UCB that the Finished Product incorporating the Resin should be recalled, each Party, at its own expense, shall cooperate in any investigations surrounding the recall and take appropriate corrective actions. In the event that such recall results from the breach of the terms of this Agreement by UCB, UCB shall be responsible to Buyer for the Supply Price of the Resin and shall reimburse Buyer for the amount of any Supply Price paid with respect to any such recalled Finished Product incorporating the Resin in addition to being responsible for all expenses and costs arising out of the recall and will reimburse Buyer for any and all expenses incurred by Buyer, including but not limited to, costs to return recalled Finished Product incorporating the Resin and communication with customers regarding recall, incurred as a result of the recall. In the event that such recall results from any reason other than UCB's breach of the terms of this Agreement, Buyer will be responsible for all expenses and costs arising out of the recall and will indemnify UCB for any Losses suffered by UCB arising out of or resulting from such recall. Buyer will be solely responsible for all administrative aspects of any recall.

     12.6. Adverse Event Reporting. The Parties shall be responsible for reporting adverse events and complaints with respect to the Finished Product incorporating the Resin (including the Materials), and for responding to any such reports and complaints, in accordance with the terms and conditions of the Quality Agreement.

     12.7. Product Returns. Buyer shall have responsibility for all product returns in accordance with the Quality Agreement. Without limiting the foregoing, in the event that UCB (or any of its Affiliates) shall receive any returned goods of Finished Product incorporating the Resin from a third party, UCB shall notify Buyer of such returned goods and, at Buyer's option, either destroy such returned goods or deliver such return goods to Buyer, in each case at Buyer's expense. Buyer shall not have the right to return any Finished Product incorporating the Resin received by Buyer as returned goods from third parties to UCB, other than in accordance with Section 5.3. The Parties shall notify each other of, and shall respond to, any customer complaints associated with returned Finished Product incorporating the Resin in accordance with the terms and conditions of the Quality Agreement. In the event of an adverse event is reported with respect to the Finished Product incorporating the Resin, UCB shall, at Buyer's expense, perform any and all appropriate testing of corresponding retention samples and provide the results thereto to Buyer as reasonably practicable.

                             SECTION 13. INSURANCE

During the term of this Agreement, each of Buyer and UCB shall, each for its respective liability, secure and maintain a comprehensive general liability insurance policy providing sufficient extensive coverage for personal injury and bodily injury, property damage, or such coverage as is usual and customary in the pharmaceutical industry to procure. Each of Buyer and UCB shall deliver a certificate with regard to said policies to the other upon request.

                           SECTION 14. MISCELLANEOUS

     14.1. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when so delivered in person, by reputable overnight courier, by facsimile transmission (with receipt confirmed by automatic transmission report) or two Business Days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

          if to the Buyer, to:

               Adams Respiratory Operations Sub, Inc.
               4 Mill Ridge Lane
               Chester, New Jersey 07930
               Attn: General Counsel
               Facsimile: (908) 879-1404

               with a copy to:

               Alston & Bird LLP
               One Atlantic Center
               1201 West Peachtree Street
               Atlanta, Georgia 30309
               Attn: J. Vaughan Curtis
               Facsimile: 404-253-8247

          if to UCB, to:

               UCB, Inc.
               1950 Lake Park Dr.
               Smyrna, Georgia 30080
               Attn: President
               Facsimile: (770) 970-8344

          and to:

               UCB, Inc.
               1950 Lake Park Dr.
               Smyrna, Georgia 30080
               Attn: General Counsel
               Facsimile: (770) 970-8483

     Any Party may by notice given in accordance with this Section 14.1 to the other Parties designate another address or person for receipt of notices hereunder.

     14.2. Amendment; Waiver. This Agreement may not be amended except by an instrument signed by each of the Parties hereto. Any Party hereto may (a) extend the time for the performance of any of the obligations or other acts of another Party hereto or (b) waive compliance with any of the agreements of another Party or any conditions to its own obligations, in each case only to the extent such obligations, agreements, or conditions are intended for its benefit; provided, however, that any such extension or waiver shall be binding upon a Party only if such extension or waiver is set forth in a writing executed by such Party.

     14.3. Entire Agreement. This Agreement and the Ancillary Agreements contain the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements, written or oral, among the Parties thereto.

     14.4. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

     14.5. Binding Effect; No Assignment; No Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither UCB nor Buyer may assign any of its rights or delegate and of its liabilities or obligations hereunder without the prior written consent of the other; provided that either Party may assign its rights and obligations under this Agreement without the other Party's prior written consent upon written notice to the other Party in connection with the transfer or sale of all or substantially all of the assets or business of such Party or any of its affiliates or the merger or consolidation with another Person of such Party or any of its affiliates. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the Buyer and UCB and their respective successors and permitted assigns any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except for affiliates or representatives entitled to indemnification pursuant to Section 6.4 or 6.5.

     14.6. Section Headings; Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

     14.7. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument.

     14.8. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. The Parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision.

     14.9. Submission to Jurisdiction; Waiver. Except as otherwise provided in
Section 6.6.6, in the event any action shall be brought to enforce or interpret the terms of this Agreement, the Parties agree that such action will be brought in the U.S. District Court for the Southern District of New York. Each of UCB and the Buyer hereby irrevocably submits with regard to any action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each of UCB and the Buyer hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

     14.10. Rules of Construction. The Parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or ruling of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

     14.11. Waiver of Jury Trial. EACH OF THE BUYER AND UCB HEREBY IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER RELATED DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENT OR ACTION RELATED HERETO OR THERETO.

     14.12. Expenses. Except as expressly set forth herein, each Party hereto shall bear all fees and expenses incurred by such Party in connection with, relating to or arising out of the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including attorneys', accountants' and other professional fees and expenses.

     14.13. Independent Contractor. Neither UCB nor Buyer, together in each case with their respective employees or representatives, are under any circumstances to be considered as employees or agents or representatives of the other by virtue of this Agreement, and neither shall have the authority or power to bind the other or contract in the other's name.

     14.14. No Implied Waivers; Rights Cumulative. No failure on the part of UCB or Buyer to exercise and no delay in exercising any right, power, remedy or privilege under this Agreement, or provided by statute or at law or in equity or otherwise, including the right or power to terminate this Agreement, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence therein, nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.

     14.15. Guaranty. Parent hereby absolutely, unconditionally and irrevocably guarantees, as principal obligor, and not merely as surety, to UCB and its affiliates, successors and assigns, the due and punctual payment and performance in full of all liabilities and obligations of Buyer hereunder, including, without limitation, Buyer's indemnification obligations under Section 6 (collectively, the "Obligations"). The foregoing obligation of Parent constitutes a continuing guaranty of payment, and not of collection, and is and shall be absolute and unconditional under any and all circumstances, including without limitation, circumstances which might otherwise constitute a legal or equitable discharge of a surety or guarantor. Parent waives any right to require that resort for payment first be had by UCB against Buyer. The obligation of Parent hereunder shall not be discharged, impaired or otherwise affected by the failure of UCB to assert any claim or demand against Buyer or to enforce any remedy hereunder. Notwithstanding the foregoing, (i) nothing in this Section 14.15 shall create any liabilities or obligations for Parent to the extent Buyer would not have liability or otherwise be responsible to UCB hereunder and (ii) Parent shall have the right to assert as a defense (including rights of set off and counterclaim) to any of its obligations hereunder any defense that would be available to it had it duly authorized and entered into the Obligations directly.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first stated above.

                                        ADAMS RESPIRATORY OPERATIONS SUB, INC.


                                        By
                                           -------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        ADAMS RESPIRATORY THERAPEUTICS, INC.


                                        By
                                           -------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        UCB, INC.


                                        By
                                           -------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        By
                                           -------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        UCB MANUFACTURING, INC.


                                        By
                                           -------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        By
                                           -------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                   [SIGNATURE PAGE TO RESIN SUPPLY AGREEMENT]

                                    EXHIBIT D

                      FORM OF TECHNOLOGY TRANSFER AGREEMENT

                                   (ATTACHED)

                          TECHNOLOGY TRANSFER AGREEMENT

                                      AMONG

                                   UCB, INC.,

                            UCB MANUFACTURING, INC.,

                     ADAMS RESPIRATORY OPERATIONS SUB, INC.

                                       AND

                      ADAMS RESPIRATORY THERAPEUTICS, INC.

                                   ----------

                          Dated as of __________, 2006

                                   ----------

                                TABLE OF CONTENTS

SECTION 1. DEFINITIONS......................................................   1

SECTION 2. PERFORMANCE OF SERVICES..........................................   2
   2.1  SERVICES............................................................   2
   2.2  PERFORMANCE STANDARD................................................   2
   2.3  COOPERATION.........................................................   2

SECTION 3. INDEMNIFICATION; LIMITATION OF LIABILITY.........................   2
   3.1  LIMITED LIABILITY...................................................   2
   3.2  INDEMNIFICATION.....................................................   3
   3.3  DISCLAIMER..........................................................   3

SECTION 4. FEES AND EXPENSES................................................   3
   4.1  FEES AND EXPENSES...................................................   3
   4.2  INVOICE AND PAYMENT.................................................   3

SECTION 5. CONFIDENTIALITY..................................................   4
   5.1  GENERAL.............................................................   4
   5.2  EXCEPTIONS..........................................................   4
   5.3  PERMITTED DISCLOSURES...............................................   4
   5.4  CONFIDENTIAL TERMS..................................................   4
   5.5  EQUITABLE REMEDIES..................................................   5

SECTION 6. TERM AND TERMINATION.............................................   5
   6.1  TERM................................................................   5
   6.2  ACHIEVEMENT OF SUSPENSION TRANSFER..................................   5
   6.3  ACHIEVEMENT OF RESIN TRANSFER.......................................   5
   6.4  BUYER TERMINATION...................................................   5
   6.5  UCB TERMINATION.....................................................   5
   6.6  SURVIVAL............................................................   6
   6.7  RETURN OF CONFIDENTIAL INFORMATION..................................   6

SECTION 7. MISCELLANEOUS....................................................   6
   7.1  NOTICES.............................................................   6
   7.2  AMENDMENT; WAIVER...................................................   7
   7.3  ENTIRE AGREEMENT....................................................   7
   7.4  GOVERNING LAW.......................................................   7
   7.5  BINDING EFFECT; NO ASSIGNMENT; NO THIRD-PARTY BENEFICIARIES.........   7
   7.6  SECTION HEADINGS, CONSTRUCTION......................................   8
   7.7  COUNTERPARTS........................................................   8
   7.8  SEVERABILITY........................................................   8
   7.9  SUBMISSION TO JURISDICTION; WAIVER..................................   8
   7.10 RULES OF CONSTRUCTION...............................................   8
   7.11 WAIVER OF JURY TRIAL................................................   8
   7.12 EXPENSES............................................................   9
   7.13 INDEPENDENT CONTRACTOR..............................................   9
   7.14 NO IMPLIED WAIVERS; RIGHTS CUMULATIVE...............................   9
   7.15 GUARANTY............................................................   9

                          TECHNOLOGY TRANSFER AGREEMENT

     This TECHNOLOGY TRANSFER AGREEMENT (this "Agreement") is entered into as of ____________, 2006 (the "Effective Date") by and among UCB, Inc., a Delaware corporation, and UCB Manufacturing, Inc., a Delaware corporation (collectively, "UCB"), Adams Respiratory Operations Sub, Inc., a Delaware corporation ("Buyer") and, for purposes of Section 7.15 (Guaranty), Adams Respiratory Therapeutics, Inc., a Delaware corporation ("Parent"). UCB and Buyer are referred to hereinafter individually as a "Party" and collectively as the "Parties."

                                 RECITALS

     A. The Parties have entered into a Product Purchase Agreement dated as of May 24, 2006 (the "Purchase Agreement") pursuant to which Buyer has agreed to purchase from UCB certain assets relating to the Delsym Product.

     B. The Purchase Agreement contemplates that the License Agreement will be executed and delivered by the Parties pursuant to which Buyer obtains from UCB limited rights in, among other things, certain information related to the manufacturing processes for the Delsym Product.

     C. The Purchase Agreement contemplates that this Agreement be executed and delivered by the Parties.

     D. UCB is willing to provide certain services with respect to the Suspension Transfer and Resin Transfer to Buyer on the terms set forth herein.

     In consideration of the mutual representations, warranties and covenants contained herein, the Parties agree as follows:

                             SECTION 1. DEFINITIONS

     1.1 General. Capitalized terms used in this Agreement, but not otherwise defined herein, shall have the meanings given to them in the Purchase Agreement.

     1.2 Contract Manufacturer. The term "Contract Manufacturer" means a Person Buyer designates to manufacture the Delsym Product on its behalf pursuant to
Section 2.3 of the License Agreement.

     1.3 Resin Transfer. The term "Resin Transfer" means the ability of Buyer to manufacture Resin for use in the manufacture of Delsym Product (including any new flavors of the Delsym Product developed by the Parties under the Development Agreement).

     1.4 Suspension Transfer. The term "Suspension Transfer" means the ability of Buyer to manufacture Delsym Product (including any new flavors of the Delsym Product developed by the Parties under the Development Agreement) using Resin supplied by UCB under the Resin Supply Agreement.

                       SECTION 2. PERFORMANCE OF SERVICES

     2.1 Services. Subject to, and in accordance with, the terms and conditions of this Agreement, UCB agrees to use commercially reasonable efforts (i) to provide Buyer or a Buyer designated Contract Manufacturer reasonable services, information and instruction (the "Suspension Transfer Services") regarding technology, processes and techniques necessary to enable Buyer to achieve the Suspension Transfer, including performing the services described in Exhibit A, and (ii) to provide Buyer reasonable services, information and instruction (the "Resin Transfer Services" and, collectively with the Suspension Transfer Services, the "Services") regarding technology, processes and techniques necessary to enable Buyer to achieve the Resin Transfer, including performing the services described in Exhibit B. It is acknowledged and agreed that any provision of Services to a Contract Manufacturer shall constitute a sublicense of UCB Know-How (as defined in the License Agreement) and shall be governed by, and subject to the terms and conditions of, Section 2.3 of the License Agreement. UCB may, at its discretion, cause its subsidiaries or affiliates, or any other Person upon the written approval of Buyer, such approval not to be unreasonably withheld or delayed, to provide any or all of the Services to Buyer hereunder. If the Contract Manufacturer designated by Buyer is unable to achieve the Suspension Transfer and/or the Resin Transfer, as the case may be, or otherwise becomes unacceptable to Buyer in Buyer's reasonable discretion (for reasons other than based solely upon supply price), then UCB shall provide Services hereunder to a replacement Contract Manufacturer designated by Buyer.

     2.2 Performance Standard. UCB shall exercise reasonable commercial efforts to perform the Suspension Transfer and the Resin Transfer. Notwithstanding the foregoing or any provision of this Agreement or the Ancillary Agreements, UCB does not represent, warrant, covenant or guarantee that the Suspension Transfer or the Resin Transfer will be accomplished pursuant to this Agreement. UCB will not be liable for any failure to accomplish successfully the Suspension Transfer or the Resin Transfer for any reason.

     2.3 Cooperation. UCB's obligation to perform the Services hereunder shall be conditioned upon Buyer using commercially reasonable efforts to perform the services to be provided by Buyer as described on Exhibit A and Exhibit B and otherwise complying with its obligations under this Agreement. Upon request by UCB, Buyer shall reasonably provide UCB any information, assistance or access necessary or helpful to perform the Services. Buyer shall cooperate in good faith with UCB to achieve the Suspension Transfer and the Resin Transfer as promptly as practicable.

              SECTION 3. INDEMNIFICATION; LIMITATION OF LIABILITY

     3.1 Limited Liability. Neither UCB nor any other Persons providing Services hereunder shall be liable, whether in negligence, breach of contract or otherwise, for any damages or expenses suffered or incurred by Buyer or any other Person arising out of or in connection with the rendering of a Service or any failure to perform any Service, other than property damage or personal injury to third parties arising from UCB's negligence or willful misconduct. In no event shall Buyer, UCB or any other Persons providing Services hereunder be liable for punitive, special, incidental or consequential losses, damages or expenses, including, without limitation, loss of profits.

     3.2 Indemnification. Without limiting the rights of UCB under the Purchase Agreement or any of the Ancillary Agreements, Buyer hereby indemnifies, and agrees to defend and hold harmless, UCB and any other Persons providing Services hereunder, together in each case with their respective officers, directors, employees, representatives and affiliates (and each of their respective successors and assigns), from and against any Losses suffered or incurred in connection with the performance of a Service or any failure to provide a Service, except to the extent that such Losses are caused by UCB's negligence or willful misconduct or the gross negligence or willful misconduct of any other Person providing Services hereunder on UCB's behalf.

     3.3 DISCLAIMER. UCB HEREBY DISCLAIMS, AND BUYER HEREBY WAIVES, RELEASES AND RENOUNCES, ALL WARRANTIES, EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE, WITH RESPECT TO ANY DEFECT IN ANY OF THE SERVICES PROVIDED HEREUNDER OR THE FAILURE TO ACHIEVE THE SUSPENSION TRANSFER OR THE RESIN TRANSFER, INCLUDING BUT NOT LIMITED TO (I) ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS, OR (II) ANY IMPLIED WARRANTY ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE.

                          SECTION 4. FEES AND EXPENSES

     4.1 Fees and Expenses. In consideration for the Services provided hereunder as described on Exhibit A and Exhibit B, Buyer shall pay UCB an amount equal to UCB's costs incurred in connection with performance of the Services, including without limitation reasonable man hour fees. In addition, Buyer shall promptly pay and reimburse all reasonable out-of-pocket costs and expenses incurred by UCB or other Persons in connection with the performance of the Services; provided that UCB shall seek Buyer's written approval prior to incurring any single cost or expense in excess of $10,000.

     4.2 Invoice and Payment. UCB shall invoice Buyer for the Services provided hereunder on a monthly basis and Buyer shall pay the amount of such invoice in immediately available funds within thirty (30) days of the date thereof. In the event Buyer does not pay UCB in accordance with the preceding sentence within thirty (30) days of the date of receipt of any invoices for Services hereunder,
(i) all amounts so payable and past due shall accrue interest at a rate of one percent (1.0%) per month until paid, and (ii) Buyer shall pay, as additional fees, all reasonable costs and expenses incurred by UCB in attempting to collect and collecting past due amounts under this Section 4.2, including but not limited to all reasonable attorneys fees and expenses.

                           SECTION 5. CONFIDENTIALITY

     5.1 General. Pursuant to the terms of this Agreement, each of UCB and the Buyer (in such capacity, the "Disclosing Party") has disclosed and will be disclosing to the other Party, and to the officers, directors, employees, agents and/or representatives of each (in such capacity, the "Receiving Party") certain secret, confidential or proprietary data, Trade Secrets, know-how, intellectual property and related information, including without limitation operating methods and procedures, marketing, manufacturing, distribution and sales methods and systems, sales figures, pricing policies and price lists and other business information ("Confidential Information"). The Receiving Party shall make no use of any Confidential Information of the Disclosing Party except in the exercise of its rights and the performance of its obligations set forth in this Agreement. The Receiving Party (i) shall keep and hold as confidential, and shall cause its officers, directors, employees, agents and representatives to keep and hold as confidential, all Confidential Information of the Disclosing Party, and (ii) shall not disclose, and shall cause its officers, directors, employees, agents and representatives not to disclose, any Confidential Information of the Disclosing Party. Confidential Information disclosed by the Disclosing Party shall remain the sole and absolute property of the Disclosing Party, subject to the rights granted in this Agreement or the Ancillary Agreements.

     5.2 Exceptions. The above restrictions on the use and disclosure of Confidential Information shall not apply to any information which (i) is already known to the Receiving Party at the time of disclosure by the Disclosing Party, as demonstrated by competent proof (other than as a result of prior disclosure under any agreement between the Parties with respect to confidentiality), (ii) is or becomes generally available to the public other than through any act or omission of the Receiving Party in breach of this Agreement or the Ancillary Agreements, (iii) is acquired by the Receiving Party from a third party who is not, directly or indirectly, under an obligation of confidentiality to the Disclosing Party with respect to same, or (iv) is developed independently by the Receiving Party without use, direct or indirect, of information that is required to be held confidential under this Agreement or the Ancillary Agreements. In addition, nothing in this Section 5 shall be interpreted to limit the ability of either Party to disclose its own Confidential Information to or any other Person on such terms and subject to such conditions as it deems advisable or appropriate.

     5.3 Permitted Disclosures. It shall not be a breach of Section 5.1 if a Receiving Party discloses Confidential Information of a Disclosing Party (i) pursuant to applicable law to any Regulatory Authority or other governmental authority, or (ii) in a judicial, administrative or arbitration proceeding to enforce such Party's rights under this Agreement. In such event, the Receiving Party shall (A) provide the Disclosing Party with as much advance written notice as possible of the required disclosure, (B) reasonably cooperate with the Disclosing Party in any attempt to prevent or limit the disclosure, and (C) limit disclosure, if any, to the specific purpose at issue.

     5.4 Confidential Terms. Each Party acknowledges and agrees that the terms and conditions of this Agreement shall be considered Confidential Information of each Party and shall be treated accordingly. Notwithstanding the foregoing, each Party acknowledges and agrees that the other may be required to disclose some or all of the information included in this Agreement in order to comply with its obligations under securities laws, and hereby consents to such disclosure to the extent deemed advisable or appropriate by its respective counsel (but only after consulting with the other to the extent practicable).

     5.5 Equitable Remedies. Each Party specifically recognizes that any breach by it of this Section 5 may cause irreparable injury to the other Parties and that actual damages may be difficult to ascertain, and in any event, may be inadequate. Accordingly (and without limiting the availability of legal or equitable, including injunctive, remedies under any other provisions of this Agreement), each Party agrees that in the event of any such breach, the other Parties shall be entitled to seek, by way of private litigation in the first instance, injunctive relief and such other legal and equitable remedies as may be available.

                        SECTION 6. TERM AND TERMINATION

     6.1 Term. The term of this Agreement shall commence upon the Effective Date and continue until terminated in accordance with the terms hereof.

     6.2 Achievement of Suspension Transfer. This Agreement shall terminate with respect to the Suspension Transfer Services upon completion of the Suspension Transfer (the "Suspension Transfer Date").

     6.3 Achievement of Resin Transfer. This Agreement shall terminate with respect to the Resin Transfer Services as of the completion of the Resin Transfer (the "Resin Transfer Date").

     6.4 Buyer Termination. This Agreement, or any Services hereunder, may be terminated by Buyer at any time upon thirty (30) days prior written notice to UCB.

     6.5 UCB Termination.

          (a) UCB shall have the right to terminate this Agreement if (i) Buyer commits any material breach of any of the provisions of this Agreement, the Purchase Agreement (including without limitation its non-solicitation and no-hire obligations thereunder), the License Agreement or any other Ancillary Agreement and, in the case of a breach that is capable of remedy, fails to remedy the same within sixty (60) days of receipt of written notice of such breach or (ii) the License Agreement is terminated pursuant to its terms.

          (b) UCB may terminate this Agreement upon forty-eight (48) months prior written notice to Buyer delivered on or after the second anniversary of the Closing Date. In the event UCB shall deliver any such termination notice to Buyer, Buyer shall exercise commercially reasonable efforts to achieve the Suspension Transfer within such forty-eight (48) month notice period. If the Suspension Transfer Date shall not have occurred by the end of such forty-eight
(48) month notice period despite Buyer's commercially reasonable efforts, such termination date shall be extended for an additional twelve (12) months.

          (c) UCB may terminate this Agreement upon eighty-four (84) months prior written notice to Buyer delivered on or after the second anniversary of the Effective Date (as defined in the Resin Supply Agreement). In the event UCB shall deliver any such termination notice to Buyer, Buyer shall exercise commercially reasonable efforts to achieve the Resin

Transfer within such eighty-four (84) month notice period. If the Resin Transfer Date shall not have occurred by the end of such eighty-four (84) month notice period despite Buyer's commercially reasonable efforts, such termination date shall be extended for an additional twelve (12) months.

     6.6 Survival. Upon termination, this Agreement shall forthwith become void and of no further force or effect, except for Sections 1, 3, 4, 5, 6.6, 6.7 and 7, which shall remain in full force and effect. The rights and remedies provided in this Section 6 shall be cumulative and not exclusive of any rights or remedies provided by applicable law. No termination of this Agreement shall affect any right or claim hereunder that arises prior to such termination, which claims and rights shall survive any such termination. Termination of this Agreement shall not impact the Parties' obligations under the Purchase Agreement, the License Agreement or any of the other Ancillary Agreements.

     6.7 Return of Confidential Information. Within thirty (30) days of any expiration or termination of this Agreement, (i) Buyer shall cease to use and shall deliver to UCB, upon written request, all Confidential Information of UCB, except for any documents or records that Buyer is required to retain by applicable law, and (ii) UCB shall cease to use and shall deliver to Buyer, upon written request, all Confidential Information of Buyer except for any documents or records that UCB is required to retain by applicable law.

                            SECTION 7. MISCELLANEOUS

     7.1 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when so delivered in person, by reputable overnight courier, by facsimile transmission (with receipt confirmed by automatic transmission report) or two (2) Business Days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

          if to Buyer, to:

               Adams Respiratory Operations Sub, Inc.
               4 Mill Ridge Lane
               Chester, New Jersey 07930
               Attention: General Counsel
               Facsimile No.: (908) 879-9784

          with a copy to:

               Alston & Bird LLP
               One Atlantic Center
               1201 West Peachtree Street
               Atlanta, Georgia 30309
               Attn: J. Vaughan Curtis
               Facsimile: (404) 253-8247
          if to UCB, to:

               UCB, Inc.
               1950 Lake Park Dr.
               Smyrna, Georgia 30080
               Attn: President
               Facsimile: (770) 970-8344

               UCB, Inc.
               1950 Lake Park Dr.
               Smyrna, Georgia 30080
               Attn: General Counsel
               Facsimile: (770) 970-8483

Either Party may by notice given in accordance with this Section 7.1 to the other Parties designate another address or Person for receipt of notices hereunder.

     7.2 Amendment; Waiver. This Agreement may not be amended except by an instrument signed by each of the Parties hereto. Any Party hereto may (a) extend the time for the performance of any of the obligations or other acts of another Party hereto or (b) waive compliance with any of the agreements of another Party or any conditions to its own obligations, in each case only to the extent such obligations, agreements, or conditions are intended for its benefit; provided, however, that any such extension or waiver shall be binding upon a Party only if such extension or waiver is set forth in a writing executed by such Party.

     7.3 Entire Agreement. This Agreement and Purchase Agreement contain the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements, written or oral, between the Parties with respect thereto.

     7.4 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

     7.5 Binding Effect; No Assignment; No Third-Party Beneficiaries.

          (a) This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither UCB nor Buyer may assign any of its rights or delegate and of its liabilities or obligations hereunder without the prior written consent of the other; provided that either Party may assign its rights and obligations under this Agreement without the other Party's prior written consent upon written notice to the other Party in connection with the transfer or sale of all or substantially all of the assets or business of such Party or any of its affiliates or the merger or consolidation with another Person of such Party or any of its affiliates.

          (b) Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than Buyer and UCB and their respective successors and permitted assigns any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     7.6 Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

     7.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument.

     7.8 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. The Parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision.

     7.9 Submission to Jurisdiction; Waiver. In the event any action shall be brought to enforce or interpret the terms of this Agreement, the Parties agree that such action will be brought in the U.S. District Court for the Southern District of New York. Each of UCB and Buyer hereby irrevocably submits with regard to any action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each of UCB and Buyer hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

     7.10 Rules of Construction. The Parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or ruling of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

     7.11 Waiver of Jury Trial. EACH OF BUYER AND UCB HEREBY IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER RELATED DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT OR ACTION RELATED HERETO OR THERETO.

     7.12 Expenses. Except as expressly set forth herein, each Party hereto shall bear all fees and expenses incurred by such Party in connection with, relating to or arising out of the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including attorneys', accountants' and other professional fees and expenses.

     7.13 Independent Contractor. Neither UCB nor Buyer, together in each case with their respective employees or representatives, are under any circumstances to be considered as employees or agents or representatives of the other by virtue of this Agreement, and neither shall have the authority or power to bind the other or contract in the other's name.

     7.14 No Implied Waivers; Rights Cumulative. No failure on the part of UCB or Buyer to exercise and no delay in exercising any right, power, remedy or privilege under this Agreement, or provided by statute or at law or in equity or otherwise, including the right or power to terminate this Agreement, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence therein, nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.

     7.15 Guaranty. Parent hereby absolutely, unconditionally and irrevocably guarantees, as principal obligor, and not merely as surety, to UCB and its affiliates, successors and assigns, the due and punctual payment and performance in full of all liabilities and obligations of Buyer hereunder, including, without limitation, Buyer's indemnification obligations under Section 3 (collectively, the "Obligations"). The foregoing obligation of Parent constitutes a continuing guaranty of payment, and not of collection, and is and shall be absolute and unconditional under any and all circumstances, including without limitation, circumstances which might otherwise constitute a legal or equitable discharge of a surety or guarantor. Parent waives any right to require that resort for payment first be had by UCB against Buyer. The obligation of Parent hereunder shall not be discharged, impaired or otherwise affected by the failure of UCB to assert any claim or demand against Buyer or to enforce any remedy hereunder. Notwithstanding the foregoing, (i) nothing in this Section
7.15 shall create any liabilities or obligations for Parent to the extent Buyer would not have liability or otherwise be responsible to UCB hereunder and (ii) Parent shall have the right to assert as a defense (including rights of set off and counterclaim) to any of its obligations hereunder any defense that would be available to it had it duly authorized and entered into the Obligations directly.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first stated above.

                                        ADAMS RESPIRATORY OPERATIONS SUB, INC.


                                        By
                                           -------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        ADAMS RESPIRATORY THERAPEUTICS, INC.


                                        By
                                           -------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        UCB, INC.


                                        By
                                           -------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        By
                                           -------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        UCB MANUFACTURING, INC.


                                        By
                                           -------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        By
                                           -------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                [SIGNATURE PAGE TO TECHNOLOGY TRANSFER AGREEMENT]

                                    EXHIBIT E

                          FORM OF DEVELOPMENT AGREEMENT

                                   (ATTACHED)

                              DEVELOPMENT AGREEMENT

                                      AMONG

                                   UCB, INC.,

                            UCB MANUFACTURING, INC.,

                     ADAMS RESPIRATORY OPERATIONS SUB, INC.

                                       AND

                      ADAMS RESPIRATORY THERAPEUTICS, INC.

                                   ----------
                        Dated as of ______________, 2006

                                   ----------

                                TABLE OF CONTENTS

SECTION 1. DEFINITIONS.....................................................    1

SECTION 2. DEVELOPMENT RIGHTS..............................................    3
   2.1     PROJECTS........................................................    3
   2.2     PROJECT PLANS...................................................    3
   2.3     COMMUNICATION...................................................    3

SECTION 3. DEVELOPMENT COSTS...............................................    3

SECTION 4. INTELLECTUAL PROPERTY...........................................    4
   4.1     FLAVOR PROJECT..................................................    4
   4.2     FUTURE PROJECTS.................................................    4
   4.3     DATA AND RECORDS................................................    4
   4.4     PATENT APPLICATIONS.............................................    4
   4.5     CONSIDERATION...................................................    4
   4.6     LICENSE.........................................................    5

SECTION 5. CONFIDENTIALITY.................................................    5
   5.1     GENERAL.........................................................    5
   5.2     EXCEPTIONS......................................................    5
   5.3     PERMITTED DISCLOSURES...........................................    5
   5.4     CONFIDENTIAL TERMS..............................................    6
   5.5     EQUITABLE REMEDIES..............................................    6

SECTION 6. REPRESENTATIONS AND WARRANTIES AND COVENANTS....................    6
   6.1     COVENANTS.......................................................    6
   6.2     UCB REPRESENTATIONS AND WARRANTIES..............................    6
   6.3     ADAMS REPRESENTATIONS AND WARRANTIES............................    6

SECTION 7. INDEMNIFICATION; LIMITATION OF LIABILITY........................    7
   7.1     INDEMNIFICATION BY ADAMS........................................    7
   7.2     INDEMNIFICATION BY UCB..........................................    7
   7.3     THIRD PARTY CLAIMS..............................................    7
   7.4     DIRECT CLAIMS...................................................    8
   7.5     EXCLUSIVE REMEDY................................................    8
   7.6     LIMITED LIABILITY...............................................    8
   7.7     DISCLAIMER......................................................    9

SECTION 8. TERM AND TERMINATION............................................    9
   8.1     TERM............................................................    9
   8.2     TERMINATION.....................................................    9
   8.3     RIGHTS UPON TERMINATION.........................................    9
   8.4     SURVIVAL........................................................   10
   8.5     RETURN OF CONFIDENTIAL INFORMATION..............................   10

SECTION 9. MISCELLANEOUS...................................................   10
   9.1     INDEPENDENT CONTRACTOR..........................................   10
   9.2     NOTICES.........................................................   10
   9.3     BINDING EFFECT; NO ASSIGNMENT; NO THIRD PARTY BENEFICIARIES.....   11
   9.4     NO IMPLIED WAIVERS; RIGHTS CUMULATIVE...........................   11
   9.5     SEVERABILITY....................................................   12

   9.6     FORCE MAJEURE...................................................   12
   9.7     GOVERNING LAW...................................................   12
   9.8     SECTION HEADINGS; CONSTRUCTION..................................   12
   9.9     ENTIRE AGREEMENT................................................   12
   9.10    AMENDMENT; WAIVER...............................................   12
   9.11    COUNTERPARTS....................................................   13
   9.12    SUBMISSION TO JURISDICTION; WAIVER..............................   13
   9.13    RULES OF CONSTRUCTION...........................................   13
   9.14    WAIVER OF JURY TRIAL............................................   13
   9.15    GUARANTY........................................................   13
   9.16    DEBARMENT CERTIFICATION.........................................   14

Exhibits

Exhibit A   Project Plan for Flavor Project

                              DEVELOPMENT AGREEMENT

     This DEVELOPMENT AGREEMENT (together with the Exhibits hereto, this "Agreement"), dated as of ___________, 2006 (the "Effective Date"), is made by and among UCB, Inc., a Delaware corporation, UCB Manufacturing, Inc., a Delaware corporation (collectively, "UCB"), Adams Respiratory Operations Sub, Inc., a Delaware corporation ("Adams") and, for purposes of Section 9.15 (Guaranty), Adams Respiratory Therapeutics, Inc., a Delaware corporation ("Parent"). UCB and Adams are referred to hereinafter individually as a "Party" and collectively as the "Parties."

                                    RECITALS

     A. The Parties have entered into a Product Purchase Agreement dated as of May 24, 2006 (the "Purchase Agreement") pursuant to which UCB has agreed to sell, assign and transfer to Adams certain assets primarily related to the formulation, manufacturing, distribution, promotion, marketing, use and sale of the Delsym Product in the Territory;

     B. The Parties have also entered into a License Agreement (the "License Agreement") pursuant to which UCB will grant to Adams a license in and to certain know-how and other intellectual property related to the Delsym Product on the terms and subject to the conditions set forth in the License Agreement;

     C. UCB has expertise in developing and manufacturing over-the-counter pharmaceutical products;

     D. Adams desires that UCB carry out certain product development projects to modify and/or extend the line of the existing Delsym Product on behalf of Adams as described herein.

     In consideration of the mutual representations, warranties and covenants contained herein, the Parties agree as follows:

                             SECTION 1. DEFINITIONS

     Capitalized terms used in this Agreement, but not otherwise defined herein, shall have the meanings given to them in the Purchase Agreement.

     1.1 "Affiliate" means, with respect to a Person, (i) any other Person at least fifty percent (50%) of the issued and voting capital of which is owned or controlled, directly or indirectly, by said Person, (ii) any other Person that owns or controls, directly or indirectly, at least fifty percent (50%) of the issued and voting capital of said Person, or (iii) any other Person at least fifty percent (50%) of the issued and voting capital of which is owned or controlled, directly or indirectly, by any Person referenced in clause (i) or
(ii) above.

     1.2 "FDA" means the Food and Drug Administration or any successor agency.

     1.3 "Indemnified Parties" means (i) with respect to claims arising under
Section 7.1, UCB Indemnified Parties, and (ii) with respect to claims arising under Section 7.2, Adams Indemnified Parties.

     1.4 "Indemnifying Party" means (i) with respect to claims arising under
Section 7.1, Adams, and (ii) with respect to claims arising under Section 7.2, UCB.

     1.5 "Person" means an individual, a corporation, a general partnership, a limited partnership, a limited liability company, a limited liability partnership, an association, a trust or any other entity or organization, including a governmental authority.

     1.6 "Project" means, collectively, the Flavor Project and any Future Projects.

     1.7 "Regulatory Authority" means any governmental or regulatory body, court or arbitrator, including the U.S. Environmental Protection Agency and the FDA.

     1.8 "Territory" means the United States and its territories and possessions, including Puerto Rico.

     1.9 "Trade Secrets" means information, including technical and nontechnical data, a formula, pattern, compilation, program device, method, technique, process or other information similar to any of the foregoing, that (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons who can derive economic value from its disclosure or use and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

     1.10 Other Definitions. Each of the following terms is defined in the section of this Agreement referenced opposite such term:

Term                         Section
----                         -------
Adams.....................   Preamble
Adams Indemnified Party...   7.2
Agreement.................   Preamble
Confidential Information..   5.1
Developments..............   4.1
Disclosing Party..........   5.1
Effective Date............   Preamble
Flavor Project............   2.1
Future Project............   2.1
License Agreement.........   Recitals
Losses....................   7.1
Obligations...............   9.15
Parent....................   Preamble
Parties...................   Preamble
Party.....................   Preamble
Product...................   2.2

Project Plan..............   2.2
Purchase Agreement........   Recitals
Receiving Party...........   5.1
Specifications............   2.2
Third Party Claim.........   7.3
UCB.......................   Preamble
UCB Indemnified Party.....   7.1

                          SECTION 2. DEVELOPMENT RIGHTS

     2.1 Projects. UCB and Adams intend to (a) initiate a project to develop one or more new flavors of the Delsym Product (the "Flavor Project") on the terms and subject to the conditions of the Project Plan attached hereto as Exhibit A, and (b) enter into discussions from time to time with respect to future projects to develop other modifications or extensions of the Delsym Product line (each, a "Future Project"). Notwithstanding the foregoing, it is acknowledged and agreed that UCB shall have no obligation to engage in any Future Projects under this Agreement unless and until UCB and Adams shall reach mutual agreement with respect to the scope of such Future Project and the terms and conditions of the Project Plan related thereto.

     2.2 Project Plans. With respect to each Project agreed by UCB and Adams, the Parties shall agree to the terms and conditions of a project plan (each, a "Project Plan") and each of UCB and Adams shall carry out the work on such Project, and perform their respective responsibilities with respect to such Project, according to the Project Plan for such Project. Each Project Plan shall set forth the agreed upon terms and conditions of the Project, including without limitation the specifications mutually agreed by UCB and Adams (the "Specifications") for any product intended to be developed under such Project (each, a "Product"), as well as the development work to be carried out by UCB in connection with such Project. The Parties acknowledge and agree that each Project Plan so agreed by the Parties shall be incorporated and made part of this Agreement.

     2.3 Communication. UCB shall advise Adams, by written or oral communication, upon reasonable request, of the progress and status of each Project hereunder. UCB shall also advise Adams promptly, by written or oral communication, of all significant developments regarding the Projects.

                          SECTION 3. DEVELOPMENT COSTS

In consideration for the development work UCB shall carry out on each Project conducted under the terms of this Agreement, unless otherwise provided in the fee schedule set forth in the applicable Project Plan, Adams shall pay UCB an amount equal to UCB's actual development costs plus twenty-five percent (25%). In addition, Adams shall reimburse all reasonable expenses of UCB, including fees payable to a third party, incurred in connection with the performance of each Project hereunder. In the event UCB shall sell any new flavors of the

Delsym Product developed hereunder outside of the Territory, UCB shall reimburse to Adams fifty percent (50%) of the aggregate fees paid by Adams to UCB in connection with the development of such new flavor.

                        SECTION 4. INTELLECTUAL PROPERTY

     4.1 Flavor Project. Upon development of any new flavor of the Delsym Product as a result of the Flavor Project, UCB shall grant a license to Adams under the UCB IP Rights (as such term is defined in the License Agreement) in the Field (as such term is defined in the License Agreement) to make, have made, use, sell and offer for sale such new flavor of the Delsym Product in the Territory, on the terms and subject to the conditions of the License Agreement. UCB shall retain all rights associated with any new flavor of the Delsym Product not expressly granted to Adams, including without limitation rights to such new flavor (i) outside the Field, (ii) outside of the Territory, and (iii) in connection with any product other than the Delsym Product, as well as the right to make such new flavor of the Delsym Product for, and to sell such new flavor of the Delsym Product to, Adams in accordance with the Finished Product Supply Agreement. Any Intellectual Property Rights that UCB conceives, develops or reduces to practice ("Developments") in the course of performing the Flavor Project shall be owned solely by UCB.

     4.2 Future Projects. With respect to any Future Projects, the Parties shall discuss intellectual property matters related to such Future Projects and, if applicable, shall include in the Project Plan for such Future Project any agreed upon terms and conditions with respect to (i) any license to be granted by UCB to Adams under the UCB IP Rights with respect to any Products developed under such Future Project, and (ii) the ownership of any Developments that UCB conceives, develops or reduces to practice in the course of performing such Future Project.

     4.3 Data and Records. UCB agrees to and shall use reasonable care in inventorying, handling and safeguarding all property of Adams entrusted to its care. UCB shall not discard or destroy any raw data, laboratory work sheets, other original records or documentation created in connection with the performance of a Project hereunder, without prior written permission from Adams, except in the ordinary course of business consistent with UCB's policies and past practice.

     4.4 Patent Applications. Each Party shall, at the reasonable request of the other, cooperate in the making of applications for letters patent or for copyright registration on any Developments owned by such requesting Party under the terms of this Agreement and the applicable Project Plan.

     4.5 Consideration. Unless otherwise provided in the applicable Project Plan, UCB acknowledges that the fees to be paid to it under Section 3 of this Agreement constitute full and complete consideration for assignment of all its rights in the Developments to be owned by Adams under any Project Plan.

     4.6 License. Subject to the terms and conditions of this Agreement and the applicable Project Plan, Adams hereby grants to UCB, with respect to any Developments owned by Adams, (i) an exclusive, perpetual, irrevocable, fully paid-up license (with a right to sublicense) under such Developments outside of the Territory to make, have made, use, sell and offer for sale the Products to which such Developments relate, and (ii) a non-exclusive, perpetual, irrevocable, fully paid-up license (with a right to sublicense) under such Developments within the Territory to perform its obligations under the Ancillary Agreements.

                           SECTION 5. CONFIDENTIALITY

     5.1 General. Pursuant to the terms of this Agreement, each of UCB and Adams (in such capacity, the "Disclosing Party") has disclosed and will be disclosing to the other Party, and to the officers, directors, employees, agents and/or representatives of each (in such capacity, the "Receiving Party") certain secret, confidential or proprietary data, Trade Secrets, know-how, intellectual property and related information, including without limitation operating methods and procedures, marketing, manufacturing, distribution and sales methods and systems, sales figures, pricing policies and price lists and other business information ("Confidential Information"). For clarity and notwithstanding
Section 5.2, Developments shall be the Confidential Information of the Party that owns such Developments under the terms and conditions of this Agreement and the applicable Project Plan. The Receiving Party shall make no use of any Confidential Information of the Disclosing Party except in the exercise of its rights and the performance of its obligations set forth in this Agreement or the Ancillary Agreements. The Receiving Party (i) shall keep and hold as confidential, and shall cause its officers, directors, employees, agents and representatives to keep and hold as confidential, all Confidential Information of the Disclosing Party, and (ii) shall not disclose, and shall cause its officers, directors, employees, agents and representatives not to disclose, any Confidential Information of the Disclosing Party. Confidential Information disclosed by the Disclosing Party shall remain the sole and absolute property of the Disclosing Party, subject to the rights granted in this Agreement or the Ancillary Agreements.

     5.2 Exceptions. Confidential Information shall not include any information which (i) is already known to the Receiving Party at the time of disclosure by the Disclosing Party, as demonstrated by competent proof (other than as a result of prior disclosure under any agreement between the Parties with respect to confidentiality), (ii) is or becomes generally available to the public other than through any act or omission of the Receiving Party in breach of this Agreement or the Ancillary Agreements, (iii) is acquired by the Receiving Party from a third party who is not, directly or indirectly, under an obligation of confidentiality to the Disclosing Party with respect to same, or (iv) is developed independently by the Receiving Party without use, direct or indirect, of information that is required to be held confidential under this Agreement or the Ancillary Agreements. In addition, nothing in this Section 5 shall be interpreted to limit the ability of either Party to disclose its own Confidential Information to or any other Person on such terms and subject to such conditions as it deems advisable or appropriate.

     5.3 Permitted Disclosures. It shall not be a breach of Section 5.1 if a Receiving Party discloses Confidential Information of a Disclosing Party (i) pursuant to applicable law to any Regulatory Authority or other governmental authority, or (ii) in a judicial, administrative or arbitration proceeding to enforce such Party's rights under this Agreement; provided, however, the Receiving Party may only make such disclosure if (A) it provides the Disclosing Party with as much advance written notice as possible of the required disclosure, (B) reasonably cooperates with the Disclosing Party in any attempt to prevent or limit the disclosure, and (C) limits the disclosure, if any, to the specific purpose at issue.

     5.4 Confidential Terms. Each Party acknowledges and agrees that the terms and conditions of this Agreement shall be considered Confidential Information of each Party and shall be treated accordingly. Notwithstanding the foregoing, each Party acknowledges and agrees that the other may be required to disclose some or all of the information included in this Agreement in order to comply with its obligations under securities laws, and hereby consents to such disclosure to the extent deemed advisable or appropriate by its respective counsel (but only after consulting with the other to the extent practicable).

     5.5 Equitable Remedies. Each Party specifically recognizes that any breach by it of this Section 5 may cause irreparable injury to the other Parties and that actual damages may be difficult to ascertain, and in any event, may be inadequate. Accordingly (and without limiting the availability of legal or equitable, including injunctive, remedies under any other provisions of this Agreement), each Party agrees that in the event of any such breach, the other Parties shall be entitled to seek, by way of private litigation in the first instance, injunctive relief and such other legal and equitable remedies as may be available.

             SECTION 6. REPRESENTATIONS AND WARRANTIES AND COVENANTS

     6.1 Covenants. Each of UCB and Adams hereby covenants to the other that:

          (a) it shall use its reasonable commercial efforts to perform the services required to be performed by it hereunder in a professional and competent manner and in accordance with the terms and conditions of the Project Plans; and

          (b) all services and goods rendered shall be provided in material compliance with current Good Laboratory Practices and current Good Manufacturing Practices of the FDA and in material compliance with any other applicable federal, state or local laws, regulations, guidelines and procedures.

     6.2 UCB Representations and Warranties. UCB hereby represents and warrants that it is free to enter into this Agreement and it has and will continue to have the legal power, authority and right to perform its obligations hereunder.

     6.3 Adams Representations and Warranties. Adams hereby represents and warrants that it is free to enter into this Agreement and it has and will continue to have the legal power, authority and right to perform its obligations hereunder.

               SECTION 7. INDEMNIFICATION; LIMITATION OF LIABILITY

     7.1 Indemnification by Adams. Adams will defend, indemnify and hold harmless UCB, and the representatives and affiliates of UCB (each, a "UCB Indemnified Party"), from, against and in respect of any and all actions, liabilities, governmental orders, encumbrances, losses, damages, bonds, dues, assessments, fines, penalties, taxes, fees, costs (including costs of investigation, defense and enforcement of this Agreement), expenses or amounts paid in settlement (in each case, including attorneys' and experts' fees and expenses), whether or not involving a Third Party Claim (collectively, "Losses"), incurred or suffered by the UCB Indemnified Parties or any of them as a result of, arising out of, or directly or indirectly relating to any breach by Adams of any of its representations, warranties or covenants set forth herein.

     7.2 Indemnification by UCB. UCB will defend, indemnify and hold harmless Adams, and the representatives and affiliates of Adams (each, an "Adams Indemnified Party") from, against and in respect of any and all Losses incurred or suffered by the Adams Indemnified Parties or any of them as a result of, arising out of, or directly or indirectly relating to any breach by UCB of any of its representations, warranties or covenants set forth herein.

     7.3 Third Party Claims.

          (a) If any third party notifies an Indemnified Party with respect to any matter (a "Third Party Claim") which may give rise to any claim against the Indemnifying Party under this Section 7, then the Indemnified Party will promptly give written notice to the Indemnifying Party; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation under this Section 7, except to the extent such delay actually prejudices the Indemnifying Party.

          (b) The Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party gives written notice to the Indemnified Party of its assumption of control and defense of the Third Party Claim within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim to the Indemnifying Party, (ii) the Third Party Claim does not relate to or otherwise arise in connection with any criminal or regulatory enforcement action, and (iii) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently. The Indemnified Party may retain separate co-counsel at its own cost and expense and participate in the defense of the Third Party Claim. Otherwise, the Indemnifying Party will be entitled to participate, at its sole expense, in the defense of any Third Party Claim. Notwithstanding anything to the contrary contained herein, assumption of the defense of any Third Party Claim hereunder by the Indemnifying Party shall not constitute a presumption or omission with respect to whether the Losses related to such Third Party Claim are, in fact, subject to indemnification hereunder.

          (c) The Indemnifying Party will not consent to the entry of any judgment or enter into any compromise or settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party unless such judgment, compromise or settlement (i) provides for the payment by the Indemnifying Party of money as sole relief for the claimant,

(ii) results in the full and general release of the Indemnified Parties from all liabilities arising or relating to, or in connection with, the Third Party Claim and (iii) involves no finding or admission of any violation of legal requirements or the rights of any Person and no effect on any other claims that may be made against any Indemnified Party.

          (d) The Indemnified Party may not consent to the entry of any judgment or enter into any compromise or settlement with respect to a Third Party Claim with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party. If the Indemnifying Party does not assume the control and defense of a Third Party Claim under Section 7.3(a), the Indemnified Party may defend such Third Party Claim and seek indemnification hereunder from the Indemnifying Party for any Losses associated therewith.

          (e) The Indemnifying Party or the Indemnified Party, as the case may be, shall at all times use reasonable efforts to keep the other reasonably apprised of the status of the defense of any Third Party Claim and to cooperate in good faith with each other with respect to the defense of any such matter.

          (f) Each of UCB and Adams hereby consents to the non-exclusive jurisdiction of any court in which any Third Party Claim may be brought against any Indemnified Party for purposes of any claim which such Indemnified Party may have against such Party pursuant to this Agreement in connection with such Third Party Claim.

     7.4 Direct Claims. In the event an Indemnified Party claims a right to payment from any Indemnifying Party pursuant to this Agreement, such Indemnified Party will send written notice of such claim to the appropriate Indemnifying Party. Such notice will specify the basis for such claim. As promptly as possible after the Indemnified Party has given such notice, such Indemnified Party and the appropriate Indemnifying Party will establish the merits and amount of such claim (by mutual agreement, litigation, arbitration or otherwise) and, within five Business Days of the final determination of the merits and amount of such claim, the Indemnifying Party will pay to the Indemnified Party immediately available funds in an amount equal to such claim as determined hereunder.

     7.5 Exclusive Remedy. Except as otherwise provided in Section 5.5, the sole and exclusive remedy with respect to any breach of any representation, warranty, covenant or agreement contained herein this Agreement (other than (i) with respect to a breach of the terms of a covenant or agreement, as to which UCB or Adams, as the case may be, also shall be entitled to seek specific performance or other equitable relief and (ii) with respect to claims for fraud) shall be a claim for Losses (whether by contract, in tort or otherwise, and whether in law, in equity or both) made pursuant to Section 7.1 or 7.2, as the case may be. Notwithstanding any provision herein, no claim for indemnification may be made by Adams pursuant to Section 7.2 for any Loss for which Adams has a right of indemnification under Section 9.1 of the Purchase Agreement.

     7.6 Limited Liability. Notwithstanding any provision of this Agreement, neither UCB nor any other Persons performing services on behalf of UCB hereunder shall be liable, whether in negligence, breach of contract or otherwise, for any damages or expenses suffered or incurred by

Adams or any other Person arising out of or in connection with the success or lack of success of any Project, including without limitation the failure to develop successfully any Product or the failure of any Product to obtain approval of any Regulatory Authority. In no event shall Adams, UCB or any other Persons performing services hereunder be liable for punitive, special, incidental or consequential losses, damages or expenses, including, without limitation, loss of profits.

     7.7 DISCLAIMER. UCB HEREBY DISCLAIMS, AND ADAMS HEREBY WAIVES, RELEASES AND RENOUNCES, ALL WARRANTIES, EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE, WITH RESPECT TO ANY DEFECT IN ANY OF THE SERVICES PROVIDED HEREUNDER OR THE FAILURE TO ACHIEVE THE OBJECTIVES OF ANY PROJECT, INCLUDING BUT NOT LIMITED TO (I) ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS, OR (II) ANY IMPLIED WARRANTY ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE.

                         SECTION 8. TERM AND TERMINATION

     8.1 Term. The initial term of this Agreement shall begin as of the Effective Date and shall remain in effect for a period of five (5) years. The Parties may, but shall have no obligation to, renew this Agreement for successive periods upon mutual written agreement.

     8.2 Termination.

          (a) Adams shall at its sole discretion have the right to terminate this Agreement: (i) if a Product developed by UCB under a Project Plan hereunder fails to meet the Specifications applicable to such Project Plan, (ii) if UCB fails to meet Project milestones, subject to applicable grace periods (as set forth in the applicable Project Plan), as a result of UCB's breach of its obligations under such Project Plan, or (iii) if UCB has failed to achieve acceptable stability for the Product(s) as set forth in the applicable Project Plan as a result of UCB's breach of its obligations under such Project Plan.

          (b) If, at any time during the term of this Agreement, Adams, directly or indirectly, takes any action or assists or supports any third party in taking any action challenging any of UCB's Intellectual Property Rights, including any action in connection with an opposition, reexamination, revocation or invalidation proceeding, or requests a declaration of an interference against or otherwise attacks the validity or enforceability of any of UCB's Intellectual Property Rights, or contests or disputes UCB's entitlement to or ownership of the of UCB's Intellectual Property Rights, UCB shall have the right to terminate this Agreement immediately.

          (c) UCB shall at its sole discretion have the right to terminate this Agreement if Adams commits any continuing or material breach of any of the provisions of this Agreement and (in the case of a breach that is capable of remedy) fails to remedy the same within thirty (30) days of receipt of written notice of such breach.

     8.3 Rights Upon Termination.

          (a) In the event of termination of this Agreement by Adams pursuant to
Section 8.2(a), UCB shall disclose in writing and deliver to Adams such data and results from the conduct of the applicable Project Plans and any Developments to be owned by Adams with respect thereto conceived or developed prior to the effective date of termination and shall deliver to Adams a copy of the complete records (including, without limitation, laboratory records) regarding such Project Plans; provided that UCB shall not have any obligation to deliver to Adams any UCB Confidential Information or any Developments to be owned by UCB under this Agreement or any Project Plan.

          (b) In the event of termination of this Agreement by UCB pursuant to
Section 8.2(b) or 8.2(c), UCB shall retain any data and results from the conduct of any ongoing Project Plans and any Developments with respect thereto conceived or developed prior to the effective date of termination and Adams shall have no rights or interest with respect thereto.

     8.4 Survival.

          (a) Any claim that arises prior to the effective date of termination of this Agreement shall survive such termination. Without limiting the foregoing, in the event of any termination of this Agreement, Adams shall compensate UCB for any work performed by UCB hereunder prior to the date of such termination in accordance with Section 3 and the terms and conditions of the applicable Project Plan.

          (b) Sections 3, 4, 5, 7, 8.4 and 9 shall survive termination of this Agreement for any reason.

     8.5 Return of Confidential Information. Within thirty (30) days of any termination of this Agreement, (i) Adams shall cease to use and shall deliver to UCB, upon written request, all Confidential Information of UCB, except for any documents or records that Adams is required to retain by applicable law, and
(ii) UCB shall cease to use and shall deliver to Adams, upon written request, all Confidential Information of Adams except for any documents or records that UCB is required to retain by applicable law.

                            SECTION 9. MISCELLANEOUS

     9.1 Independent Contractor. Neither UCB nor Adams, together in each case with their respective employees or representatives, are under any circumstances to be considered as employees or agents or representatives of the other by virtue of this Agreement, and neither shall have the authority or power to bind the other or contract in the other's name.

     9.2 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when so delivered in person, by reputable overnight courier, by facsimile transmission (with receipt confirmed by automatic transmission report) or two Business Days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

     If to Adams:    Adams Respiratory Products, Inc.
                     4 Mill Ridge Lane
                     Chester, New Jersey 07930
                     Attn: General Counsel
                     Facsimile No.: (908) 879-9784

     with a copy to: Alston & Bird LLP
                     One Atlantic Center
                     1201 West Peachtree Street
                     Atlanta, Georgia 30309
                     Attn: J. Vaughan Curtis
                     Facsimile No.: (404) 253-8247

     If to UCB:      UCB, Inc.
                     1950 Lake Park Dr.
                     Smyrna, Georgia 30080
                     Attn: President
                     Facsimile No.: (770) 970-8344

                     and to:

                     UCB, Inc.
                     1950 Lake Park Dr.
                     Smyrna, Georgia 30080
                     Attn: General Counsel
                     Facsimile No.: (770) 970-8483

Any Party may by notice given in accordance with this Section 9.2 to the other Parties designate another address or person for receipt of notices hereunder.

     9.3 Binding Effect; No Assignment; No Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither UCB nor Adams may assign any of its rights or delegate any of its liabilities or obligations hereunder without the prior written consent of the other; provided that either Party may assign its rights under this Agreement without the other Party's prior written consent upon written notice to the other Party in connection with the transfer or sale of all or substantially all of the assets or business of such Party or any of its Affiliates or the merger or consolidation with another Person of such Party or any of its Affiliates. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than Adams and UCB and their respective successors and permitted assigns any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except for affiliates or representatives entitled to indemnification pursuant to
Section 7.

     9.4 No Implied Waivers; Rights Cumulative. No failure on the part of UCB or Adams to exercise and no delay in exercising any right, power, remedy or privilege under this

Agreement, or provided by statute or at law or in equity or otherwise, including the right or power to terminate this Agreement, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence therein, nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.

     9.5 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. The Parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision.

     9.6 Force Majeure. Neither Party shall be held in breach of this Agreement for failure to perform any of its obligations hereunder (except the payment of money) and the time required for performance shall be extended for a period equal to the period of such delay, provided that such delay has been caused by or is the result of circumstances beyond the reasonable control of the Party so affected, including without limitation any acts of God; acts of the public enemy; civil strife; wars declared or undeclared; embargoes; labor disputes, including strikes, lockouts, job actions or boycotts; fires; explosion; and floods. A governmental or regulatory inspection or order directed at either Party shall not be considered to be a force majeure event for the purpose of this Agreement. The Party so affected shall: (a) give prompt written notice to the other Party of the nature and date of commencement of the force majeure event and its expected duration; and (b) use commercially reasonable efforts to relieve the effect of such cause as rapidly as possible.

     9.7 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

     9.8 Section Headings; Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

     9.9 Entire Agreement. This Agreement and the Ancillary Agreements contain the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements, written or oral, among the Parties thereto.

     9.10 Amendment; Waiver. This Agreement may not be amended except by an instrument signed by each of the Parties hereto. Any Party hereto may (a) extend the time for the performance of any of the obligations or other acts of another Party hereto or (b) waive compliance with any of the agreements of another Party or any conditions to its own obligations, in each case only to the extent such obligations, agreements, or conditions are intended for its benefit; provided, however, that any such extension or waiver shall be binding upon a Party only if such extension or waiver is set forth in a writing executed by such Party.

     9.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument.

     9.12 Submission to Jurisdiction; Waiver. In the event any action shall be brought to enforce or interpret the terms of this Agreement, the Parties agree that such action will be brought in the U.S. District Court for the Southern District of New York. Each of UCB and Adams hereby irrevocably submits with regard to any action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each of UCB and Adams hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

     9.13 Rules of Construction. The Parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or ruling of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

     9.14 Waiver of Jury Trial. EACH OF ADAMS AND UCB HEREBY IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER RELATED DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENT OR ACTION RELATED HERETO OR THERETO.

     9.15 Guaranty. Parent hereby absolutely, unconditionally and irrevocably guarantees, as principal obligor, and not merely as surety, to UCB and its affiliates, successors and permitted assigns, the due and punctual payment and performance in full of all liabilities and obligations of Adams hereunder, including, without limitation, Adams's indemnification obligations under Section 7 (collectively, the "Obligations"). The foregoing obligation of Parent constitutes a continuing guaranty of payment, and not of collection, and is and shall be absolute and unconditional under any and all circumstances, including without limitation, circumstances which might otherwise constitute a legal or equitable discharge of a surety or guarantor. Parent waives any right to require that resort for payment first be had by UCB against Adams. The obligation of Parent hereunder shall not be discharged, impaired or otherwise affected by the failure of UCB to assert any claim or demand against Adams or to enforce any remedy hereunder. Notwithstanding the foregoing, (i) nothing in this Section 9.15 shall create any liabilities or obligations for Parent to the extent Adams would not have liability or otherwise be responsible to UCB hereunder and (ii) Parent shall have the right to assert as a defense (including rights of set off and counterclaim) to any of its obligations hereunder any defense that would be available to it had it duly authorized and entered into the Obligations directly.

     9.16 Debarment Certification. Neither UCB nor any Person employed thereby directly in the performance of the Projects has been debarred under section 306(a) or (b) of the Federal Food, Drug and Cosmetic Act and no debarred Person shall in the future be employed by UCB in connection with any work to be performed for or on behalf of Adams which may later become part of any application for approval of a drug by the FDA. If at any time after execution of this contract, UCB becomes aware that UCB or any Person employed thereby directly in the performance of the Projects is, or is in the process of being, debarred, UCB hereby certifies that it shall so notify Adams at once.

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                                      -14-

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives, effective as of the date first above written.

UCB, INC.                               ADAMS RESPIRATORY OPERATIONS, INC.


By:                                     By:
    ---------------------------------       ------------------------------------
Name:                                   Name:
      -------------------------------         ----------------------------------
Title:                                  Title:
       ------------------------------          ---------------------------------


By:
    ---------------------------------
Name:
      -------------------------------
Title:
       ------------------------------


UCB MANUFACTURING, INC.                 ADAMS RESPIRATORY THERAPEUTICS, INC.


By:                                     By:
    ---------------------------------       ------------------------------------
Name:                                   Name:
      -------------------------------         ----------------------------------
Title:                                  Title:
       ------------------------------          ---------------------------------


By:
    ---------------------------------
Name:
      -------------------------------
Title:
       ------------------------------

                    [SIGNATURE PAGE TO DEVELOPMENT AGREEMENT]